Exhibit 10.1

CREDIT AGREEMENT

Dated as of January 29, 2016,

among

BARGAIN PARENT, INC.,

as Parent,

OLLIE’S HOLDINGS, INC., OLLIE’S BARGAIN OUTLET, INC. and

any Subsidiary Loan Party that becomes a Borrower pursuant to the terms of this Agreement,

as Borrowers,

THE LENDERS PARTY HERETO,

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Administrative Agent,

CITIZENS BANK OF PENNSYLVANIA,

as Documentation Agent,

KEYBANK NATIONAL ASSOCIATION,

as Syndication Agent,

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as sole Lead Arranger and Bookrunner

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G	[RESERVED]
Exhibit H	[RESERVED]
Exhibit I	Form of Compliance Certificate
Exhibit J	[RESERVED]
Exhibit K	Form of New Lender Supplement
Exhibit L-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit M	Form of Note
Exhibit N	[RESERVED]
Exhibit O	Form of Borrowing Base Certificate

Schedule 1.01(a)	Bank Product Debt
Schedule 2.01	Commitments
Schedule 2.05(a)	Existing Letters of Credit
Schedule 3.08(a)	Subsidiaries
Schedule 3.17	Financing Statements and Other Filings
Schedule 5.09	Mortgaged Properties; Specified Properties
Schedule 5.12	Deposit Accounts
Schedule 5.16	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

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CREDIT AGREEMENT dated as of January 29, 2016 (this “Agreement”), among OLLIE’S HOLDINGS, INC., a Delaware corporation (“Ollie’s Holdings”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”) and each of the other Borrowers (as hereinafter defined), BARGAIN PARENT, INC., a Delaware corporation (“Parent”), the LENDERS party hereto from time to time and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, the “Administrative Agent”), CITIZENS BANK OF PENNSYLVANIA, as Documentation Agent, KEYBANK NATIONAL ASSOCIATION, as Syndication Agent, and MANUFACTURERS AND TRADERS TRUST COMPANY, as sole Lead Arranger and Bookrunner (in such capacity, the “Lead Arranger”).

WHEREAS, the Borrowers have requested that the Term Lenders make Term Loans on the Closing Date in an aggregate principal amount of $200 million, the proceeds of which shall be used to finance a portion of the Refinancing (as hereinafter defined) and the payment of Transaction Costs (as hereinafter defined);

WHEREAS, (a) the Borrowers have requested that the Revolver Lenders extend credit in the form of Revolver Loans in an aggregate principal amount at any time outstanding not to exceed $100 million, (b) the Borrowers have requested that the Issuing Bank issue Letters of Credit in an aggregate stated amount at any time outstanding not to exceed $25 million and (c) the Borrowers have requested the Swingline Lender to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $25 million;

NOW THEREFORE, the Term Lenders are willing to make such Term Loans to the Borrowers, the Revolver Lenders are willing to extend such credit to the Borrowers, the Swingline Lender is willing to make Swingline Loans to the Borrowers and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5%, and (c) the Eurodollar Rate (to the extent ascertainable) that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a one-month Interest Period plus 1.00%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum designated from time to time by M&T as its prime rate and notified to the Lead Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by M&T in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Account” shall have the meaning as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” shall mean a person who is obligated under an Account, Chattel Paper (as defined in the UCC) or General Intangible (as defined in the UCC).

“Additional Agreement” shall have the meaning assigned to such term in Section 8.16.

“Adjustment Date” shall mean the date of delivery of financial statements required to be delivered pursuant to Sections 5.04(a) or (b), as applicable, together with the related Compliance Certificate pursuant to Section 5.04(c).

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or as otherwise supplied from time to time by the Administrative Agent.

“Affected Lender” shall have the meaning assigned to such term in Section 2.21.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, none of the Administrative Agent nor any Lender shall be deemed to be an Affiliate of any Borrower or its Subsidiaries with respect to transactions evidenced by any Loan Document.

“Affiliated Lender” shall mean the Sponsor, any Non-Debt Fund Affiliate, any Subsidiary of Parent and their respective Affiliates but excluding any Debt Fund Affiliate.

“Agent Indemnitees” shall mean each Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Professionals” shall mean attorneys, accountants, appraisers, auditors, environmental engineers or consultants, and other professionals and experts retained by the Administrative Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Law” shall mean all applicable laws, rules, regulations and binding governmental requirements having the force and effect of law applicable to the person in question or any of its property or assets, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” shall mean with respect to any Type of Loan, the per annum margin set forth below, as determined by the Total Leverage Ratio, as of the most recent Adjustment Date:

Level	Total Leverage Ratio	ABR Loans	Eurodollar Loans
I	≥ 3.25	1.25%	2.25%
II	≥ 2.25 but < 3.25	1.00%	2.00%
III	< 2.25	0.75%	1.75%

Until the first Adjustment Date following delivery of the first Compliance Certificate required pursuant to Section 5.04(c) with respect to the fiscal quarter ending April 30, 2016, the Applicable Margin shall be determined as if Level I were applicable. Thereafter, the Applicable Margin shall be subject to increase or decrease which shall be effective on a prospective basis on each Adjustment Date based on the Total Leverage Ratio in accordance with the table above. If the Lead Borrower fails to deliver any financial statements required to be delivered pursuant to Section 5.04(a) or Section 5.04(b) or any Compliance Certificate required to be delivered pursuant to Section 5.04(c) with respect thereto on or before the date required for delivery thereof, then, at the option of the Required Lenders, the Applicable Margin shall be determined as if Level I were applicable, from the day after the date such Compliance Certificate was required to be delivered until the date of delivery of such Compliance Certificate.

“Applicable Percentage” shall mean, with respect to any Lender for any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Loans of such Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Loans under the applicable Class of all Lenders under such Class.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Lead Borrower (if the Lead Borrower’s consent is required by this Agreement), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability” shall mean, as of any applicable date, the amount by which the Line Cap at such time exceeds the aggregate amount of the Revolving Exposures on such date.

“Availability Reserve” shall mean the sum (without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria (including collection rates or collection percentages)) of (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; provided that reserves of the type described in this clause (b) shall be instituted only after consultation with the Lead Borrower; (c) customs duties, and other costs to release Inventory which is being imported into the United States; (d) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which have priority over the interests of the Administrative Agent in the Current Asset Collateral; (e) salaries, wages and benefits due to employees of the Borrowers which have priority over the interests of the Administrative Agent in the Current Asset Collateral; (f) Customer Credit Liabilities, (g) the Inventory Reserve, and (h) such additional reserves not otherwise addressed in clauses (a) through (g) above, in such amounts and with respect to such matters, as the Administrative Agent in its Credit Judgment may elect to establish or modify from time to time.

Notwithstanding anything to the contrary in this Agreement, (i) such Availability Reserves shall not be established or changed except upon not less than three (3) Business Days’ prior written notice to the Lead Borrower, which notice shall include a reasonably detailed description of such Availability Reserve being established (during which period (a) the Administrative Agent shall, if requested, discuss any such Availability Reserve or change with the Lead Borrower and (b) the Lead Borrower shall have the opportunity to take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent), (ii) the amount of any Availability Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Availability Reserve or such change and (iii) no event, condition or matter existing or arising prior to or on the Closing Date shall be the basis for any reserve unless such event, condition or matter shall have changed since such time in a manner that is materially adverse to the Lenders. Notwithstanding clause (i) of the preceding sentence, changes to the Availability Reserves solely for purposes of correcting mathematical or clerical errors shall not be subject to such notice period, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of three (3) Business Days.

“Available Basket Amount” at any date of determination, a cumulative amount equal to (without duplication):

(a) the sum of

(i) $35.0 million,

(ii) an amount, not less than zero, determined on a cumulative basis equal to (A) 50% of Excess Cash Flow for each Excess Cash Flow Period of the Lead Borrower ending on or after the last day of the 2015 fiscal year that is not required to be applied as a mandatory prepayment to Indebtedness minus (B) the aggregate principal amount of any Voluntary Prepayments made during any Excess Cash Flow Period referenced above minus (C) the amount of cash proceeds (other than from long-term Indebtedness including revolving Indebtedness) used by the Parent, the Borrowers or any Restricted Subsidiary to prepay, purchase or acquire principal of Loans pursuant to Section 9.04(g)(y) during any Excess Cash Flow Period referenced above,

(iii) to the extent not included in clause (ii) above, the fair market value (as reasonably determined in good faith by the Lead Borrower) of property or assets contributed to the Parent from contributions to its equity capital, and immediately contributed by the Parent to the Lead Borrower during the period from and including the Business Day immediately following the Closing Date through and including the date of determination (other than any amounts constituting a Cure Action, an Excluded Contribution or an EBITDA Addback Contribution or proceeds or issuances of Disqualified Capital Stock), provided that the fair market value of such property or assets other than cash or cash equivalents shall have been determined pursuant to a resolution duly adopted by the Board of Directors of Parent or any Parent Entity (or, to the extent that the fair market value of the property or assets is greater than $10.0 million, such fair market value is supported by a valuation of a nationally recognized independent appraiser (or other appraiser reasonably acceptable to the Administrative Agent) within three (3) months of such contribution),

(iv) to the extent not included in clause (ii) above, the net cash proceeds received by the Parent from the sale (other than to the Lead Borrower or a Restricted Subsidiary) or issuance of any Equity Interests of, or contributions to, the Parent and immediately contributed by the Parent to the Lead Borrower (other than any amounts constituting a Cure Action, an Excluded Contribution or an EBITDA Addback Contribution or proceeds or issuances of Disqualified Capital Stock), during the period from and including the Business Day immediately following the Closing Date through and including the date of determination,

(v) to the extent not included in clause (ii) above, the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Lead Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Lead Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Qualified Capital Stock of any Parent Entity, together with the fair market value of any cash and cash equivalents and the fair market value (as reasonably determined in good faith by the Lead Borrower) of any property or assets received by the Lead Borrower or any Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the Business Day immediately following the Closing Date through and including the date of determination,

(vi) to the extent not included in clause (ii) above, the Net Proceeds received by the Lead Borrower or any Restricted Subsidiary after the Closing Date and through and including such time in connection with the Disposition to a person (other than the Lead Borrower or any Restricted Subsidiary) of any Investment made after the Closing Date and through and including the date of determination pursuant to Section 6.04(r)(i) (in an amount not to exceed the original amount of such Investment),

(vii) to the extent not (A) included in clause (ii) above or (B) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Lead Borrower or any Restricted Subsidiary after the Closing Date and through and including the date of determination in connection with cash returns, cash profits, cash distributions and similar cash amounts and repayments of loans in cash, in each case received on any Investment made after the Closing Date pursuant to Section 6.04(r)(i) (in an amount not to exceed the original amount of such Investment),

(viii) to the extent not included in clause (ii) above, an amount equal to the sum of (A) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Lead Borrower or any Restricted Subsidiary, the amount of the Investments of the Lead Borrower or any Restricted Subsidiary in such Subsidiary made after the Closing Date pursuant to Section 6.04(r)(i) (in an amount not to exceed the original amount of such Investment) and (B) the fair market value (as reasonably determined in good faith by the Lead Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Lead Borrower or any Restricted Subsidiary after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary), in each case, during the period from and including the Business Day immediately following the Closing Date through and including the date of determination, provided that the fair market value of such property or assets shall have been determined pursuant to a resolution duly adopted by the Board of Directors of Parent or the Lead Borrower (or, to the extent that the fair market value of the property or assets is greater than $10 million, such fair market value is supported by a valuation of a nationally recognized independent appraiser (or other appraiser reasonably acceptable to the Administrative Agent) within three (3) months of such contribution),

(ix) to the extent not included in clause (ii) above, the aggregate Declined Prepayment Amount, minus

(b) the sum at the date of determination of:

(i) any amounts from the result of the calculation under clause (a) above that have previously been used to make (A) Investments pursuant to Section 6.04(r)(i) and (B) Restricted Debt Payments pursuant to clause (x) of the proviso to Section 6.09(b), in each case made after the Closing Date and prior to the date of determination, and

(ii) the cumulative amount of Restricted Payments made pursuant to Section 6.06(e)(i) (without duplication of amounts paid by the Borrowers to Parent which are then further distributed by Parent under such Section) after the Closing Date and on or prior to the date of determination.

“Bank Product” shall mean any of the following products, services or facilities extended to any Loan Party by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Swap Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services as may be requested by any Loan Party, other than loans or letters of credit.

“Bank Product Debt” shall mean Indebtedness and other obligations (including Cash Management Obligations) of a Loan Party relating to Bank Products.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its discretion in respect of Secured Bank Product Obligations, which shall in any event include the maximum amount of all Noticed Hedges.

“Bankruptcy Code” shall mean Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrowers” shall mean (i) the Lead Borrower, (ii) Ollie’s and (iii) any Subsidiary Loan Party that owns any assets included in the Borrowing Base and that executes a counterpart hereto and to any other applicable Loan Document as a Borrower.

“Borrowing” shall mean a group of Loans of a single Class and Type and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect; provided that ABR Loans incurred pursuant to Section 2.20 shall be considered part of the related Eurodollar Borrowing.

“Borrowing Base” shall mean, at any time of calculation, the sum of the following as set forth in the most recently delivered Borrowing Base Certificate:

(a) 90% of Eligible Accounts; plus

(b) 90% of the NOLV Percentage of Eligible Inventory; plus

(c) 90% of Eligible Credit Card Receivables; plus

(d) the lesser of (x) 85% of the cost of Eligible Letter of Credit Inventory and (y) $25 million; plus

(e) the lesser of (x) 85% of the cost of Eligible In-Transit Inventory and (y) $10 million; plus

(f) 100% of Qualified Cash; minus

(g) the Availability Reserve.

“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit O, by which the Lead Borrower certifies calculation of the Borrowing Base in accordance with Section 5.12.

“Borrowing Base Parties” shall mean the Borrowers and the Subsidiary Loan Parties.

“Borrowing Request” shall mean a request by the Lead Borrower in accordance with the terms of Section 2.03 and, if written, substantially in the form of Exhibit C.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other governmental action to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures” shall mean, in respect of any period, the aggregate of all expenditures incurred by the Lead Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are required to be classified as capital expenditures, including, without duplication, the amount of all Capital Lease Obligations incurred by the Lead Borrower and the Restricted Subsidiaries, provided, however, that Capital Expenditures for the Lead Borrower and the Restricted Subsidiaries shall not include (without duplication):

(a) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Lead Borrower and the Restricted Subsidiaries within twelve (12) months of receipt of such proceeds,

(b) expenditures that are accounted for as capital expenditures of the Lead Borrower or any Restricted Subsidiary to the extent such expenditures have actually been paid for by a third party (other than the Lead Borrower or any Restricted Subsidiary thereof) and for which neither the Lead Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(c) the purchase price of equipment or property purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment or property traded in at the time of such purchase and (y) the proceeds of a reasonably concurrent sale of used or surplus equipment or property not required to prepay the Loans pursuant to Section 2.12(b), in each case, in the ordinary course of business,

(d) expenditures that are accounted for as capital expenditures in connection with transactions constituting Permitted Business Acquisitions,

(e) the purchase of plant, property or equipment or software to the extent financed with the net cash proceeds of Dispositions that are not required to be applied to prepay the Loans pursuant to Section 2.12(b),

(f) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Lead Borrower or a Restricted Subsidiary during the same fiscal year in which such expenditures were made pursuant to a Sale and Lease-Back Transaction permitted pursuant to Section 6.03 to the extent of the cash proceeds received by the Lead Borrower or such Restricted Subsidiary pursuant to such Sale and Lease-Back Transaction, or

(g) expenditures financed with the proceeds of an issuance of Equity Interests of the Lead Borrower or a capital contribution to the Lead Borrower which proceeds are not included in the Available Basket Amount, the Excluded Contribution, Cure Action or an EBITDA Addback Contribution.

“Capital Lease Obligations” shall mean the obligations of any person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Captive Insurance Subsidiary” shall mean any Restricted Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” shall mean cash (including any interest or other income earned thereon), deposit account balances and any other credit support reasonably satisfactory to the applicable Issuing Bank, that are delivered to the Administrative Agent to Cash Collateralize any Obligation.

“Cash Collateralize” shall mean the pledge and deposit with or the delivery of Cash Collateral to the Administrative Agent, as security for the payment of any Obligation, in an amount equal to 102.5% of such outstanding Obligations. “Cash Collateralization” has a correlative meaning.

“Cash Management Obligations” shall mean obligations owed by any Loan Party in respect of any overdraft and related liabilities arising from treasury and treasury management services, Cash Management Services, credit cards or any automated clearing house transfer of funds.

“Cash Management Services” any services provided from time to time by any Lender or any of its Affiliates to any Loan Party in connection with operating, collections, payroll, trust, or other depository or disbursement accounts or similar cash management arrangements, including automated clearinghouse, e-Payables, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“CCMP” shall mean CCMP Capital Advisors, LLC.

“Change in Control” shall mean:

(a) (i) the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any person which is the subject of clause (b) below) by any person other than Parent (or another Parent Entity that has become a Loan Party) of any Equity Interests in the Lead Borrower, such that after giving effect thereto Parent (or another Parent Entity that has become a Loan Party) shall cease to beneficially own and control 100% of the Equity Interests of the Lead Borrower or (ii) the acquisition of record ownership or direct beneficial ownership by any person other than the Lead Borrower of any Equity Interests in Ollie’s, such that after giving effect thereto Lead Borrower shall cease to beneficially own and control 100% of the Equity Interests of Ollie’s, or

(b) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Investors and any employee benefit plan and/or person acting as a trustee, agent or other fiduciary or administrator in respect thereof, of Equity Interests in Parent representing more than the greater of (x) 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent and (y) the percentage of the aggregate ordinary voting power of all of the outstanding Equity Interests of Parent held directly or indirectly by the Permitted Investors, or

(c) the occurrence of any “change of control” (or any comparable term) as defined in any document pertaining to any Incremental Equivalent Debt, Permitted Debt Securities, Junior Lien Indebtedness, unsecured Indebtedness or Subordinated Indebtedness (or any Permitted Refinancing Indebtedness in respect of any of the foregoing) with an aggregate outstanding principal amount in excess of the Threshold Amount.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Change in Working Capital” shall mean, with respect to the Lead Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, the amount of Changes in Current Assets and Liabilities; provided that, Changes in Working Capital shall be calculated without regard to any Changes in Current Assets and Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of (i) any Disposition and acquisition, in each case, of any person, or line of business, consummated during such period and (ii) the application of purchase accounting.

“Changes in Current Assets and Liabilities” shall mean the sum of those amounts that comprise the changes in the current assets (excluding cash and cash equivalents (including Permitted Investments) and deferred tax accounts) and current liabilities section of the Lead Borrower’s statement of cash flows as prepared on a consolidated basis excluding tax accruals and deferred taxes.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Claims” shall mean all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interests, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees) at any time (including after Full Payment of the Obligations, resignation or replacement of the Administrative Agent or replacement of any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by an Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Class” (a) when used with respect to Commitments, refers to whether such Commitments are Term Commitments or Revolver Commitments, (b) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Extended Term Loans, Incremental Term Loans or Replacement Term Loans or Revolver Loans, Extended Revolver Loans, or Revolver Loans under any Replacement Revolver Facility, it being understood that any class of Incremental Loans may be added to (and form a part of) any then outstanding class of Loans, including any Extended Loans, Replacement Loans or Incremental Loans as specified in the applicable Incremental Facility Agreement and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” shall mean January 29, 2016.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties, if any.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement in the form of Exhibit E, among Parent, the Lead Borrower, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Administrative Agent shall have received (I) from Parent, the Borrowers and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (II) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is not a Loan Party,

(b) on the Closing Date, except as otherwise provided in the Collateral Agreement, the Administrative Agent for the benefit of the Secured Parties shall have received (I) a pledge of all the issued and outstanding Equity Interests of (A) the Lead Borrower and (B) each Domestic Subsidiary (other than an Excluded Subsidiary), in the case of any such Domestic Subsidiary, which is a Restricted Subsidiary owned on the Closing Date directly by or on behalf of Parent, the Lead Borrower or any Subsidiary Loan Party; (II) a pledge of 65% of the outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (A) each “first tier” Foreign Subsidiary and (B) each Disregarded Domestic Subsidiary, in each case which is a Restricted Subsidiary directly owned by Parent, the Lead Borrower or a Subsidiary Loan Party; and (III) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(c) on the Closing Date, except as otherwise provided in the Collateral Agreement, all Indebtedness having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $1.0 million (or $5.0 million in the aggregate) (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Parent and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate Applicable Law) that is owing to any Loan Party and evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent for the benefit of the Secured Parties shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank,

(d) [reserved],

(e) on the Closing Date, except as otherwise provided in the Collateral Agreement, the Administrative Agent for the benefit of the Secured Parties, shall have been granted security interests in personal property of Parent, the Lead Borrower or any such Subsidiary Loan Parties in accordance with the Collateral Agreement,

(f) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party,

(g) after the Closing Date, (A) all the outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date, (B) all the Equity Interests of the Lead Borrower issued after the Closing Date and (C) subject to Section 5.09(g) and Section 6.02(w), all other Equity Interests of any other Subsidiary that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (i) any “first tier” Foreign Subsidiary directly owned by such Loan Party or (ii) any Disregarded Domestic Subsidiary directly owned by such Loan Party be pledged to secure Secured Obligations of any Loan Party, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary or a Domestic Subsidiary held by a Foreign Subsidiary be pledged to secure Secured Obligations of any Loan Party), and the Administrative Agent for the benefit of the Secured Parties shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(h) on the Closing Date, except as otherwise provided in any Security Document or otherwise agreed by the Administrative Agent, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document; provided that clause (k) below shall govern any obligation to obtain Lien Waivers,

(i) on the Closing Date, the Administrative Agent shall have received insurance certificates from the Lead Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.02 is in full force and effect and such certificates shall (i) name the Administrative Agent, as collateral agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a customary lender loss payable clause or endorsement reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the lender loss payee thereunder and, to the extent available, provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy,

(j) within ninety (90) days (or such later date as Administrative Agent may agree in its reasonable discretion) after the Closing Date (or, in the case of clause (i) below with respect to any Deposit Account, other than Excluded Deposit Accounts, opened following the Closing Date, the date such Loan Party notifies the Administrative Agent of the opening of such Deposit Account or within 30 days after the date any person becomes a Loan Party hereunder), (i) each Loan Party shall cause each bank or other depository institution at which any Deposit Account, other than any Excluded Deposit Account, is maintained, to enter into a Deposit Account Control Agreement that provides for such bank or other depository institution to transfer to a Dominion Account, on a daily basis, all balances in each such Deposit Account for application to the Obligations then outstanding following the receipt by such bank or other depository institution of a Liquidity Notice (it being understood that the Administrative Agent shall reasonably promptly deliver a copy of such Liquidity Notice to the Lead Borrower), (ii) the Borrowers shall establish the Dominion Account and obtain an agreement (in form satisfactory to the Administrative Agent) from the Dominion Account bank, establishing the Administrative Agent’s control over and Lien in the Dominion Account, which may be exercised by the Administrative Agent during any Liquidity Period, requiring immediate deposit of all remittances received to a Dominion Account and (iii) each Loan Party irrevocably appoints the Administrative Agent as such Loan Party’s attorney-in-fact to collect such balances during a Liquidity Period to the extent any such delivery is not so made; and

(k) the Borrowers shall use commercially reasonable efforts to obtain Lien Waivers (i) for any distribution center leased by a Loan Party holding average Inventory with a value in excess of $5.0 million, (ii) for all retail locations leased by a Loan Party holding average Inventory with a value in excess of $500,000, in each case with respect to clauses (i) and (ii), subject to clause (iii)(B) below, within ninety (90) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) following the date of such Loan Party’s occupancy of such distribution center or retail location and (iii) within ninety (90) days following the Closing Date, for (A) the Specified Properties (provided that, the Borrowers shall be deemed to have obtained a Lien Waiver for a Specified Property if the relevant landlord executes and delivers a written acknowledgement that confirms that the lien waiver delivered in connection with the Existing ABL Credit Agreement applies to the Loans) and (B) if Lien Waivers have not been obtained for any retail locations or distribution centers that satisfy the requirements in clause (i) or clause (ii) above that were leased by a Loan Party prior to the Closing Date, the Borrowers shall use commercially reasonable efforts to obtain a Lien Waiver therefor (provided, that other than the Specified Properties as described in clause (iii)(A) above, the Borrowers shall not be required to use commercially reasonable efforts to obtain Lien Waivers for any distribution center or retail location for which the Borrowers have previously obtained a lien waiver in connection with the Existing ABL Credit Agreement).

“Collateral Questionnaire” shall mean a customary information certificate in a form reasonably satisfactory to the Administrative Agent on the Closing Date and delivered to the Administrative Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commitment Revolver Termination Date” shall mean the earliest to occur of (a) the Revolver Termination Date; (b) the date on which the Borrowers terminate the Revolver Commitments pursuant to Section 2.08; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 7.01.

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolver Commitment and Term Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment (it being understood that a Swingline Commitment does not increase the applicable Swingline Lender’s Revolver Facility Commitment).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” shall mean any person that is a competitor of the Borrowers and/or any of their Subsidiaries.

“Competitor Debt Fund Affiliate” shall mean, with respect to any Company Competitor or any Affiliate thereof, any debt fund, investment vehicle, regulated bank entity or unregulated lending entity (in each case, other than any Excluded Party) that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (ii) managed, sponsored or advised by any Person that is Controlling, Controlled by or under common Control with the relevant Company Competitor or Affiliate thereof, but only to the extent that no personnel involved with the investment in the relevant Company Competitor (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of, or otherwise cause the direction of the investment policies of, such debt fund, investment vehicle, regulated bank entity or unregulated entity or (B) has access to any information (other than information that is publicly available) relating to the Borrowers and/or any entity that forms part of any of their respective businesses (including any of their respective Subsidiaries).

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(c).

“Consolidated Fixed Charge Coverage Ratio” shall mean the ratio, determined on a consolidated basis for the Borrowers and their Restricted Subsidiaries for the most recent four fiscal quarters period, of (a) EBITDA minus Capital Expenditures (except those financed with Indebtedness for borrowed money other than the Revolver Loans) paid in cash during such period to (b) Consolidated Fixed Charges paid or payable currently in cash for such period.

“Consolidated Fixed Charges” shall mean, with respect to the Borrowers and the Restricted Subsidiaries on a consolidated basis for any period, the sum (without duplication) of (a) Interest Expense (but excluding, in any event any Interest Expense constituting (i) Transactions Costs and annual administrative or other agency fees, (ii) fees and expenses associated with Dispositions, Investments, Permitted Business Acquisitions and any issuances of Equity Interests or Indebtedness (including bridge commitment and other financing fees) (in each case (A) not prohibited under this Agreement and (B) whether or not consummated) and (iii) amortization of deferred financing costs) for such period less any interest income for such period received or (without duplication) to be received currently in cash, (b) the aggregate amount of federal, state, local and foreign income taxes paid or payable currently in cash for such period, (c) regularly scheduled principal payments on funded Indebtedness paid or payable currently in cash for such period (other than payments made by the Borrowers and their Restricted Subsidiaries to the Borrowers and their Subsidiaries), (d) all cash dividends or other distributions paid by the Lead Borrower or any Restricted Subsidiary during such period to any Person other than the Lead Borrower or any Restricted Subsidiary (excluding items eliminated in consolidation) on any series of preferred stock or any Qualified Capital Stock of the Lead Borrower or a Restricted Subsidiary during such period, (e) all cash dividends or other distributions paid by the Lead Borrower or any Restricted Subsidiary paid to any Person other than the Lead Borrower or any Restricted Subsidiary (excluding items eliminated in consolidation) on any Disqualified Capital Stock of the Lead Borrower or a Restricted Subsidiary during such period and (f) Restricted Payments made under clauses (b)(iv) (only to the extent the Lead Borrower would have relied on the Available Basket Amount to make such Investment), (c), (e)(i), (f) (to the extent not otherwise included in clause (b) above) and (k) of Section 6.06 made in cash during any fiscal period. Notwithstanding anything to the contrary contained herein, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period that includes the fiscal quarters ended May 2, 2015, August 1, 2015, October 31, 2015 or January 30, 2016, Consolidated Fixed Charges for such fiscal quarters shall be deemed to be $8,315,000, $14,315,000, $7,754,000 and $13,531,000, respectively.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(a) except for determinations expressly required to be made on a Pro Forma Basis, the Net Income of any person prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such person are acquired by a Restricted Subsidiary shall be excluded,

(b) any net after-tax income or loss from discontinued operations (including, without limitation, with respect to facilities, stores or distribution centers that have been closed during such period) and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions (including, without limitation, asset retirement costs) other than in the ordinary course of business (as determined in good faith by the Lead Borrower) shall be excluded,

(d) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded,

(e) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to such person or its Restricted Subsidiaries in respect of such period,

(f) consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles in accordance with GAAP during such period,

(g) any increase in amortization or depreciation or any non-cash charges (including the effect of adjustments pushed down to such person and its Restricted Subsidiaries) resulting from any amortization, write-up, write-down, write-off of assets or adjustments in financial statements pursuant to GAAP with respect to assets revalued upon the application of recapitalization accounting or purchase accounting (including tangible and intangible assets, goodwill, software, in-process research and development, deferred financing costs, property and equipment, inventory (including any adjustment reflected in the “cost of goods sold” or similar line item of the financial statements), deferred of income and debt line items thereof) in connection with the Transactions, Permitted Business Acquisitions or any other acquisition or merger, consolidation or similar transaction not prohibited hereunder shall be excluded,

(h) for purposes of the determination of the Consolidated Fixed Charge Coverage Ratio, Consolidated Net Income shall exclude any interest income for such period received or to be received currently in cash, and

(i) the net income of any Restricted Subsidiary of such person shall be excluded to the extent that the declaration or payment of cash dividends or other cash distributions or payment of cash dividends or similar cash distributions is not at the date of determination permitted by operation of its charter or any agreement, instrument or law applicable to such Restricted Subsidiary.

“Consolidated Total Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” at any date shall mean (without duplication) (a) all Capital Lease Obligations, purchase money Indebtedness, Indebtedness evidenced by notes or similar instruments, Guarantees of Indebtedness, Indebtedness of the Lead Borrower and its Restricted Subsidiaries for borrowed money and letters of credit (but only to the extent drawn and not reimbursed (excluding reimbursements with the proceeds of Indebtedness) for more than three (3) Business Days) less (b) the sum of (i) the unrestricted cash and cash equivalents of the Lead Borrower and its Restricted Subsidiaries and (ii) cash and cash equivalents of the Lead Borrower and its Restricted Subsidiaries restricted in favor of the Secured Parties or the holder of any Lien on the Collateral permitted by Section 6.02 (in each case, determined in accordance with GAAP); provided that the aggregate amount of such cash and cash equivalents pursuant to preceding clauses (i) and (ii) shall not exceed $25.0 million.

“Contractual Obligation” shall mean, as applied to any person, any provision of any security issued by that person or of any material indenture, mortgage, deed of trust, contract, written undertaking, agreement or other instrument to which that person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by a Borrower or any Loan Party for the benefit of a Borrower, in each case with any Credit Card Issuer or any Credit Card Processor.

“Credit Card Issuer” shall mean any person (other than a Borrower or another Loan Party) who issues or whose members issue credit or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Novus Services, Inc., any issuer of credit or debit cards distributed to customers of third parties pursuant to any refund or rebate program, and any issuer of credit or debit-type cards issued by any Governmental Authority, including pursuant to any “electronic benefit transaction”, food stamp or similar program.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to a Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean, collectively, all present and future rights of any Borrowing Base Party to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers in the ordinary course of business who have purchased such goods or services using a credit or debit card including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case calculated net of prevailing interchange charges.

“Credit Extension” has the meaning set forth in Section 4.02.

“Credit Judgment” shall mean the Administrative Agent’s commercially reasonable credit judgment exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions and, as it relates to the establishment or increase of reserves or the adjustment or imposition of eligibility criteria, shall require that (x) such establishment, increase, adjustment or imposition be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or that are materially different from facts or events occurring or known to the Administrative Agent on the Closing Date, (y) the contributing factors to the imposition or increase of any reserve or adjustment shall not duplicate the exclusionary criteria set forth in the definitions of “Eligible Accounts,” “Eligible Credit Card Receivables,” “Eligible Inventory,” “Eligible Letter of Credit Inventory,” “Eligible In-Transit Inventory” or “Qualified Cash” (and vice versa) and (z) the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Cure Action” shall have the meaning assigned to such term in Section 6.10(b).

“Current Asset Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Customer Credit Liabilities” shall mean, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Borrowing Base Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (b) outstanding merchandise credits of the Borrowing Base Parties, in each case, net of any dormancy reserves maintained by the Borrowing Base Parties on their books and records in the ordinary course of business consistent with past practices.

“Customs Broker Agreement” shall mean an agreement in a form reasonably satisfactory to the Administrative Agent, among a Loan Party, a customs broker, freight forwarder or other carrier, and the Administrative Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of, or other shipping documents relating to, the subject Inventory or other property constituting Collateral for the benefit of the Administrative Agent, and agrees, upon written notice from the Administrative Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default and shall be withdrawn in writing by the Administrative Agreement at such time as no Event of Default has occurred and is continuing), to hold and dispose of the subject Inventory and other property solely as directed by the Administrative Agent.

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor (other than Parent, any Subsidiary of Parent or a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Parent, the Borrowers or the Restricted Subsidiaries has the right to make any investment decisions.

“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.12(e).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.14(c).

“Defaulting Lender” shall mean any Lender that (a) has failed to perform any funding obligations (including its obligation to fund any portion of participations in Letters of Credit, Swingline Loans or Protective Advances) hereunder, and such failure is not cured within two (2) Business Days of the date of the funding obligation; (b) has notified the Administrative Agent, any Issuing Bank or Swingline Lenders or the Lead Borrower in writing that such Lender does not intend to comply with its funding obligations hereunder or generally under other agreements to which it commits to extend credit or has made a public statement to that effect; (c) has failed, within three (3) Business Days following written request by the Administrative Agent or the Lead Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Lead Borrower that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such written confirmation); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in, any of the foregoing, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC.

“Deposit Account Control Agreement” shall mean a Deposit Account control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Deposit Account) for the Borrowers or any other Loan Party, in each case as required by and in accordance with clause (j) of the definition of “Collateral and Guarantee Requirement.”

“Designated Non-Cash Consideration” shall mean the fair market value (as determined by the Lead Borrower in good faith) of non-cash consideration received by the Lead Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(g) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or cash equivalents).

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the board of managers (or equivalent governing body) of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” shall mean any sale, transfer, lease or other disposition of assets.

“Disqualified Capital Stock” shall mean any Equity Interests of a person that is not Qualified Capital Stock.

“Disqualified Institutions” shall mean (a) (i) any Company Competitor and/or any Affiliate of any Company Competitor, in each case, that is identified in writing and reasonably acceptable to the Administrative Agent, (ii) any reasonably identifiable Affiliate of any Person described in clause (i) above (on the basis of such Affiliate’s name) (other than any Competitor Debt Fund Affiliate) and (iii) any other Affiliate of any Person described in clauses (i) and/or (ii) above that is identified in a written notice to the Administrative Agent (it being understood and agreed that no Competitor Debt Fund Affiliate of any Company Competitor may be designated as a Disqualified Institution pursuant to this clause (iii)), and/or (b) each Excluded Party; provided that no written notice delivered pursuant to clause (a)(i) or (a)(iii) of this definition shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans; provided further that any list of Disqualified Institutions provided hereunder may be made available by the Administrative Agent to Lenders or potential Lenders including in connection with the primary syndication of the Facilities.

“Disregarded Domestic Subsidiary” shall mean any direct or indirect (other than through a Foreign Subsidiary) Domestic Subsidiary (i) of which substantially all of its assets consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes that holds Equity Interests of one or more Foreign Subsidiaries.

“Documentary LC Obligations” the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Documentary Letters of Credit (including any payment obligations arising therefrom); and (b) the stated amount of all outstanding Documentary Letters of Credit.

“Documentary Letter of Credit” shall mean any documentary letter of credit issued by the Issuing Bank for the account of any Borrower or any of the Lead Borrower’s Restricted Subsidiaries. Documentary Letters of Credit shall be denominated in Dollars.

“Documentary Letter of Credit Subline” shall mean $24.0 million.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dominion Account” shall mean a special concentration account established by the Borrowers and maintained with the Administrative Agent or another bank reasonably acceptable to the Administrative Agent, over which the Administrative Agent has exclusive control for withdrawal purposes pursuant to the terms and provisions of this Agreement and the other Loan Documents.

“EBITDA” shall mean, with respect to the Lead Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Lead Borrower and the Restricted Subsidiaries for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provisions for taxes on such extraordinary gains (or losses) and (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) plus the sum of (a) (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xxi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined (other than with respect to clauses (a)(i)(B), (iv), (v), (xiii), (xx) and (xxi) below):

(i) (A) provision for Taxes based on income, profits or capital of the Lead Borrower and the Restricted Subsidiaries for such period, including, without limitation, state, foreign, franchise and similar taxes, and (B) Tax Distributions made by the Lead Borrower during such period,

(ii) Interest Expense of the Lead Borrower and the Restricted Subsidiaries for such period,

(iii) depreciation and amortization expenses of the Lead Borrower and the Restricted Subsidiaries for such period,

(iv) expected cost savings, operating expense reductions, and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of, and subject to certification thereof by, a Financial Officer of the Lead Borrower) related to (i) the Transactions and (ii) after the Closing Date, permitted asset Dispositions, acquisitions, Investments, operating improvements, restructurings, cost saving initiatives and certain other similar initiatives and specified transactions; provided, that (x) such cost savings, operating expense reductions and synergies are projected to be realized within 12 months following the end of such period in which the event giving rise thereto occurred and (y) the aggregate amount of such cost savings, operating expense reductions and synergies arising under sub-clause (ii) above of this clause (ii) shall not exceed, together with any amounts added back under clause (v) below, 15% of EBITDA in any four (4) quarter period (calculated before giving effect to any such addbacks),

(v) costs (including restructuring costs related to acquisitions after the Closing Date), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, integration, transition, business optimization and other restructuring and integration costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities, stores and distribution centers, curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans and new systems design and implementation costs and project startup costs); provided, that the aggregate amount of any such costs, charges, accruals, reserves or expenses shall not exceed, together with any amounts added back under clause (y) of the proviso to clause (iv) above, 15% of EBITDA in any four (4) quarter period (calculated before giving effect to any such addbacks),

(vi) (A) the amount of transaction and advisory fees and related expenses paid to the Sponsor, or their affiliates or management companies (or any accruals related to such fees and related expenses) during such period to the extent permitted pursuant to Section 6.07(ix) and (B) the amount of any management and monitoring fee actually paid by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries during such period to the Permitted Investors pursuant to Section 6.07(xvi),

(vii) Transaction Costs and fees, costs and expenses incurred directly in connection with any transaction, including any Investment, equity issuance, debt issuance, repayment, refinancing, amendment or modification (including any amortization or write-off of debt issuance or deferred financing costs, premiums, prepayment penalties, commissions, discounts, yield and other fees and charges) or Disposition (in each case, (A) not prohibited under this Agreement and (B) whether or not consummated) during such period,

(viii) any non-cash charges reducing Consolidated Net Income (provided, that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, (i) the Lead Borrower may determine not to add back such non-cash charge in the current period and (ii) to the extent the Lead Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA),

(ix) letter of credit fees,

(x) to the extent actually reimbursed by insurance or a third party, costs of legal settlement, fines, judgments or orders,

(xi) changes in earn-out obligations incurred in connection with any Permitted Business Acquisition or other Investments permitted under this Agreement and any similar acquisitions completed prior to the Closing Date,

(xii) (A) any charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case, to the extent such charges, costs, expenses, accruals or reserves are funded with an EBITDA Addback Contribution,

(xiii) business interruption insurance, in an amount representing the earnings for the applicable period that such proceeds are intended to replace, whether or not received; provided that the Lead Borrower in good faith expects to receive such business interruption proceeds within the next four (4) fiscal quarters,

(xiv) the amount of any expense or deduction associated with non-controlling interests or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income,

(xv) to the extent covered by insurance and actually reimbursed (or, so long as the Lead Borrower believes in good faith that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days)), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded,

(xvi) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or asset Disposition or other transaction not prohibited by this Agreement, to the extent actually reimbursed (or, so long as the Lead Borrower believes in good faith that such indemnification or reimbursement will be made and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)), shall be excluded,

(xvii) (i) unrealized or realized gains or losses in respect of obligations under Swap Agreements (including changes in fair market value ) or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Swap Agreements, and (ii) gains or losses resulting from currency translation or transaction gains or losses related to currency remeasurements of Indebtedness (including gains or losses resulting from (A) Swap Agreements for currency exchange risk and (B) intercompany Indebtedness) and all other foreign currency translation or transaction gains or losses,

(xviii) impairment charges, asset write offs and write downs, including impairment charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(xix) (i) the non-cash portion of rent expense (whether from the effect of straight-lining of rent expense, or from the application of fair value adjustments made as a result of purchase accounting) shall be excluded, (ii) the cash portion of rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non-cash amortization of tenant allowances shall be excluded and (iv) to the extent not already included in Net Income, the cash portion of sublease rentals received shall be included (for the avoidance of doubt, the net effect of the adjustments in this clause (xix) shall be to compute rent expense and rental income on a cash basis for purposes of determining Consolidated Net Income),

(xx) solely for purposes of determining compliance with Section 6.10 in respect of any period that includes a Cure Action (but not for the determination of the Consolidated Fixed Charge Coverage Ratio or Total Leverage Ratio or any other purposes), the amount of any Cure Action in respect of such period,

(xxi) to the extent that any Holdings Specified Expenses would have been added back to EBITDA pursuant to clauses (i) through (xix) above had such charge, tax or expense been incurred directly by the Lead Borrower, such Holdings Specified Expenses, and

(xxii) costs, charges, accruals, reserves and expenses relating to facilities opening and pre-opening (including, without limitation, the costs related to pre-opening and opening of stores, distribution centers or other facilities), minus (b) (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined (other than with respect to sub-clause (ii) below)) (i) all non-cash gains increasing Consolidated Net Income of the Lead Borrower and the Restricted Subsidiaries for such period (but excluding any such gains (x) in respect of which cash or other assets were received in a prior period or will be received in a future period and such cash or other assets did not or will not increase Consolidated Net Income in such prior period or future period, as applicable, or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period to the extent that such accrual or cash reserve reduced Consolidated Net Income in such prior period), (ii) the amount of any Holdings Specified Expenses and (iii) any net unrealized gains resulting from currency translation gains related to currency remeasurements of Indebtedness (including any net gain resulting from Swap Agreements for currency exchange risk) and any unrealized foreign currency translation gains, minus (c) (without duplication) the amount added back to EBITDA pursuant to clause (a)(xiii) above to the extent such business interruption proceeds were not received within the time period required by such clause (which amount shall be deducted in the next succeeding fiscal quarter following expiration of the applicable time period).

“EBITDA Addback Contribution” shall mean (a) the net cash proceeds received by Parent from capital contributions to its equity capital (and immediately contributed to the Lead Borrower), and (b) the net cash proceeds received by Parent from the sale (other than to the Lead Borrower or a Restricted Subsidiary) or issuance of Qualified Capital Stock of Parent or any Parent Entity (and immediately contributed to the Lead Borrower), in each case designated as an EBITDA Addback Contribution pursuant to a certificate of a Responsible Officer of the Lead Borrower concurrently with the delivery of financial statements for the fiscal quarter in which the contribution is utilized to offset the charge or expense add-back pursuant to clause (a)(xii) of the definition of EBITDA, as the case may be, which proceeds shall not have been designated as a Cure Action or as an Excluded Contribution and shall not have been included in the determination of the Available Basket Amount.

“ECP” shall have the meaning assigned to such term in the definition of Excluded Swap Obligation.

“Effective Yield” shall mean, with respect to any Indebtedness and as of any date of determination, the applicable interest rate of such Indebtedness, taking into account interest rate floors, original issue discount and upfront fees with respect to such Indebtedness (with original issue discount and fees being equated to interest rate based on a four-year life to maturity or lesser remaining average life to maturity) and any amendment made to the interest rate with respect to such Indebtedness prior to such date of determination, but excluding arrangement, commitment, structuring and underwriting fees paid to the Lead Arranger or its Affiliates (in each case in their capacities as such) or to one or more arrangers (or their affiliates) in their capacities as such in connection any Incremental Facility and any amendment fees paid with respect to such Indebtedness to the Lead Arranger or its Affiliates (in each case in their capacities as such) or to one or more arrangers (or their affiliates) in their capacities as such in connection any Incremental Facility.

“Eligible Accounts” shall mean those Accounts created by a Borrowing Base Party in the ordinary course of business, that arise out of such Borrowing Base Party’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Credit Judgment to address the results of any audit performed by the Administrative Agent from time to time after the Closing Date. Eligible Accounts shall not include the following:

(a) Accounts (i) that are more than 60 days past due and (ii) if no due date is specified, that the Account Debtor has failed to pay within 90 days of original invoice date,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrowing Base Party or any Affiliate of a Borrowing Base Party; provided that this clause (c) shall not exclude any Account of an Account Debtor solely on the basis that it is a portfolio company of the Sponsor,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than a sale conditioned upon the preparation and delivery of an invoice),

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) which letter of credit is assigned to the Administrative Agent for benefit of the Secured Parties (with such assignment acknowledged by the issuing or domestic confirming bank) or, if requested by the Administrative Agent, that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (y) the Account is covered by credit insurance in form substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent,

(g) Accounts in excess of $3,000,000 in the aggregate with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrowing Base Party that has or has asserted a right of setoff (unless such Account Debtor has waived such right of setoff in a manner reasonably satisfactory to the Administrative Agent) or that is an open account payable, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff or dispute or open account payable,

(i) Accounts with respect to which an Account Debtor whose total obligations owing to a Borrowing Base Party exceeded 25% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent’s Credit Judgment if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit but shall not be excluded in an amount in excess of the foregoing percentage,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrowing Base Party has received notice of an imminent Insolvency Proceeding,

(k) Accounts, the collection of which the Administrative Agent, in its Credit Judgment, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Administrative Agent’s Lien (subject to the Liens permitted by Section 6.02 having priority by operation of Applicable Law over the Liens of the Administrative Agent, without limiting the ability of the Administrative Agent to change, establish or eliminate any reserves in its Credit Judgment on account of such Liens),

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts representing late charges (only to the extent of such late charges),

(o) Accounts acquired in connection with a Permitted Acquisition, until the completion of a customary due diligence investigation, which may include a field examination of such Accounts, in each case, reasonably satisfactory to the Administrative Agent (which investigation and field examination may be conducted prior to the closing of such Permitted Acquisition),

(p) Accounts arising from sales of goods pursuant to “bill and hold” terms, or

(q) such Account constitutes a Credit Card Receivable.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that extends credit or buys loans; provided that, in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender, (iii) any Disqualified Institutions, (iv) any Parent Entity, any Borrower or any Subsidiary thereof or (v) the Permitted Investors or any of their Affiliates other than, with respect to the Term Loans, any Affiliated Lender or Debt Fund Affiliate.

“Eligible Credit Card Receivables” shall mean, as to a Borrowing Base Party, Credit Card Receivables of such person which satisfy the criteria set forth below:

(a) such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such person in the ordinary course of the business of such person;

(b) such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables, or such longer period(s) as may be approved by the Administrative Agent in its Credit Judgment;

(c) the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(d) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(e) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such person for the purpose of establishing a reserve or collateral for obligations of such person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(f) such Credit Card Receivables (x) are owned by a Borrowing Base Party and such person has good title to such Credit Card Receivables, (y) are subject to the valid security interest of the Administrative Agent (subject only to Liens permitted under Section 6.02 having priority by operation of Applicable Law over the Liens of the Collateral Agent), for and on behalf of itself and Lenders, as to such Credit Card Receivables of such person and (z) are not subject to any other Lien (other than Liens permitted under Section 6.02) (the foregoing clause (y) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Credit Judgment on account of any such permitted Liens);

(g) the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable; provided that only the portion of such Credit Card Receivable attributable to the merchandise returned shall not be eligible pursuant to this clause (g);

(h) the Credit Card Processor is organized and has its principal offices or assets within the United States or Canada or is otherwise acceptable to the Administrative Agent in its Credit Judgment; and

(i) in the case of a Credit Card Receivable due from a Credit Card Processor (other than Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Pulse and Accel), the Administrative Agent has not notified the Lead Borrower that the Administrative Agent has determined in its Credit Judgment that such Credit Card Receivable is unlikely to be collected.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this definition will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Loan Party, for the benefit of any other Loan Party. Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

“Eligible Inventory” shall mean Inventory of a Borrowing Base Party consisting of finished goods, merchantable and readily saleable to the public in the ordinary course of business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Credit Judgment to address the results of any audit or appraisal performed by the Administrative Agent from time to time after the Closing Date. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrowing Base Party does not have good, valid, and marketable title thereto,

(b) a Borrowing Base Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c) it is not located at a location in the United States,

(d) it is located on real property leased by a Borrowing Base Party or in a contract warehouse or other location, in each case, unless (i) (A) it is subject to a Lien Waiver executed by the lessor, warehouseman or other bailee or operator, as the case may be, or (B) a Rent and Charges Reserve has been established and (ii) it is segregated or otherwise separately identifiable from goods of persons other than Borrowing Base Parties, if any, stored on the premises,

(e) it is not subject to a valid and perfected first priority Administrative Agent’s Lien (subject to the Liens permitted by Section 6.02 having priority by operation of Applicable Law over the Liens of the Administrative Agent) (without limiting the ability of the Administrative Agent to change, establish or eliminate any reserves in its Credit Judgment in respect of such Liens),

(f) it consists of goods returned or rejected by a Borrowing Base Party’s customers other than the goods that are undamaged or otherwise resalable in the ordinary course of business,

(g) it consists of goods that are obsolete, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the Borrowers’ business or, bill and hold goods, damaged or defective goods, “seconds” or Inventory acquired on consignment,

(h) it was acquired in connection with a Permitted Business Acquisition, until the completion of a customary due diligence investigation, which may include an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to the Administrative Agent (which investigation, appraisal and field examination may be conducted prior to the closing of such Permitted Business Acquisition) or the Administrative Agent is otherwise satisfied with the nature and quality of such Inventory as a result of the due diligence in connection with such Permitted Business Acquisition, in its reasonable discretion,

(i) it is In-Transit Inventory or Letter of Credit Inventory,

(j) it consists of samples, labels, bags and other similar non-merchandise categories (which shall not include display models) not offered for sale in the ordinary course of business,

(k) except as otherwise agreed by the Administrative Agent in its Credit Judgment, it is not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory,

(l) it is not insured in accordance with the provisions of this Agreement, or

(m) it is unmerchantable, damaged, defective or unfit for sale.

“Eligible In-Transit Inventory” shall mean, as of any date of determination, without duplication of other Eligible Inventory or Eligible Letter of Credit Inventory, Inventory of a Borrowing Base Party which meets the following criteria:

(a) such Inventory has been shipped from any foreign location for receipt by a Borrowing Base Party within sixty (60) days of the date of determination and has not yet been received by such Borrower;

(b) the purchase order for such Inventory is in the name of a Borrowing Base Party and title has passed to such Borrowing Base Party;

(c) either (i) such Inventory is subject to a negotiable document of title, in form reasonably satisfactory to the Administrative Agent, which shall, except as otherwise agreed by the Administrative Agent in its Credit Judgment, have been endorsed to the Administrative Agent or an agent acting on its behalf or (ii) such Inventory is evidenced by a non-negotiable document of title in form reasonably acceptable to the Administrative Agent, or other shipping document reasonably acceptable to the Administrative Agent, which names a Borrowing Base Party as consignee;

(d) during the continuation of any In-Transit Trigger Period only, (i) each relevant freight carrier, freight forwarder, customs broker, shipping company or other person in possession of such Inventory and/or the documents relating to such Inventory, in each case, as reasonably requested by Administrative Agent, shall have entered into a Customs Broker Agreement and (ii) as reasonably requested by the Administrative Agent, the documents relating to such Inventory shall be in the possession of the Administrative Agent or an agent (or sub-agent) acting on its behalf;

(e) such Inventory is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, if applicable, marine cargo insurance;

(f) such Inventory is subject to a first priority perfected security interest in favor of the Administrative Agent (except, as to priority, for Liens permitted under Section 6.02 having priority by operation of Applicable Law over the Liens of the Administrative Agent (without limiting the ability of the Administrative Agent to change, establish or eliminate any reserves in its Credit Judgment in respect of such Liens) and for any possessory lien upon such goods and any documentation relating to such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to a Borrowing Base Party); and

(g) such Inventory is not excluded from the definition of Eligible Inventory (except solely pursuant to clauses (b), (c), (d) and (h) thereof); provided that the Administrative Agent may, in its Credit Judgment and upon notice to the Lead Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines in its Credit Judgment and upon notice to the Lead Borrower that such Inventory is subject to any person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent (such as, without limitation, a right of reclamation or stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory in accordance with the Loan Documents.

Notwithstanding anything to the contrary herein, Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by a Borrowing Base Party by virtue of such Inventory’s being in transit between the Borrowing Base Parties’ locations or in storage trailers at the Borrowing Base Parties’ locations; rather such Inventory shall be treated as “Eligible Inventory” to the extent it satisfies the conditions therefor.

“Eligible Letter of Credit Inventory” shall mean Letter of Credit Inventory owned or to be owned by any Borrowing Base Party and which is (a) when applicable, fully insured and subject to the first priority, valid and perfected security interest and Lien of the Administrative Agent, for and on behalf of itself and the Lenders, (b) subject to a Letter of Credit with an expiry date that is not more than sixty (60) days from the date of the most recently delivered Borrowing Base Certificate and (c) Inventory that, when received, would otherwise satisfy all of the requirements of Eligible Inventory hereunder. For the avoidance of doubt, Eligible Letter of Credit Inventory is without duplication of Eligible In-Transit Inventory.

“Enforcement Action” shall mean any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in a Loan Party’s Insolvency Proceeding, or otherwise), in each case solely to the extent permitted by the Loan Documents.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or actual or alleged exposure to, any Hazardous Materials or to occupational health and safety (to the extent relating to the Environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, or is under common control within the meaning of Section 4001(b)(1) of ERISA.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Loan Party, any ERISA Affiliate or any Plan of a non-exempt Prohibited Transaction; (c) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived; (d) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any Plan under Section 4041(c) of ERISA; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or terminated (within the meaning of Section 4041A of ERISA); (h) the failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (i) a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (j) the receipt by any Loan Party or any ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (k) the occurrence of any other event or condition which constitutes grounds for the imposition of any material liability upon any Loan Party or any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent; or (l) an assessment or imposition on any Loan Party or ERISA Affiliate of fines, penalties, taxes, assessments or related charges under Section 4980H of the Code that gives rise to, or is reasonably expected to give rise to, a Material Adverse Effect.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such

Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page (or any applicable successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purpose of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market, for a period of time equal to the relevant Interest Period on the day that is two (2) Business Days prior to the beginning of such Interest Period) as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period; provided, however, if the rate described above is not available on any applicable interest determination date, then the “Eurodollar Base Rate” shall be determined by the Administrative Agent in accordance with such other method as the Administrative Agent may reasonably use to determine the “Eurodollar Base Rate” for other credit facilities. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the “Eurodollar Base Rate” cannot be determined. Notwithstanding the foregoing, if such rate as determined above shall be less than zero, such rate shall be deemed to be zero.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Lead Borrower and the Restricted Subsidiaries on a consolidated basis for any Excess Cash Flow Period, an amount (in any case not less than zero) equal to (A) EBITDA of the Lead Borrower and the Restricted Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication, (B) the sum of:

(a) Interest Expense added back pursuant to clause (ii) of the definition of “EBITDA” to the extent paid in cash,

(b) (i) Capital Expenditures made in cash during such period by the Lead Borrower or the Restricted Subsidiaries, (ii) the aggregate consideration paid in cash in respect of Investments permitted under Section 6.04(b), (but only in respect of Investments in Restricted Subsidiaries which are not Subsidiary Loan Parties), Section 6.04(e) and Section 6.04(j), and (iii) the amount of Restricted Payments made in cash pursuant to Section 6.06(b) (excluding clause (iv) thereof), Section 6.06(c), and Section 6.06(f), in each case, during the Excess Cash Flow Period, and to the extent such Capital Expenditures, Investments and Restricted Payments are paid in cash and not financed, or intended to be financed, using the proceeds of the incurrence of long-term Indebtedness (other than revolving Indebtedness),

(c) all Taxes based on income, profits or capital of the Lead Borrower and the Restricted Subsidiaries including state, foreign, franchise and similar taxes and Tax Distributions made by the Lead Borrower during such Excess Cash Flow Period, in each case, paid in cash and added back pursuant to clause (i) of the definition of “EBITDA”,

(d) an amount equal to any positive Change in Working Capital of the Lead Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period,

(e) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected as a subtraction in the computation of EBITDA (or to the extent added thereto) or an addition to Interest Expense,

(f) amounts paid in cash (other than if financed with long-term Indebtedness (other than revolving Indebtedness)) during such Excess Cash Flow Period on account of (x) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Lead Borrower and the Restricted Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting,

(g) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented a cash payment (other than if financed with long-term Indebtedness (other than revolving Indebtedness)) (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), by the Lead Borrower and the Restricted Subsidiaries or (y) such items did not represent cash received by the Lead Borrower and the Restricted Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period,

(h) to the extent not expensed during such period or not deducted in calculating Consolidated Net Income (or EBITDA), the aggregate amount of cash payments in respect of Transaction Costs and expenditures, fees, costs and expenses paid in cash by the Lead Borrower and the Restricted Subsidiaries and not financed using the proceeds of (x) the incurrence of long-term Indebtedness (other than revolving Indebtedness) and (y) sales of the common equity of any Loan Party, in each case, during such period,

(i) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(j) permanent repayments of long-term Indebtedness (including payments under Section 2.11(a) (but excluding (A) prepayments or purchases of Term Loans deducted pursuant to clause (ii)(B) and clause (ii)(C) of the definition of Available Basket Amount, (B) all other repayments of the Term Loans and (C) repayments of any revolving credit facility or arrangement except to the extent a corresponding amount of the commitments under such revolving credit facility or arrangement are permanently reduced in connection with such repayments), in each case to the extent not financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness) or equity issuances,

(k) any earn-out, indemnification, purchase price or similar adjustments paid in cash (other than with the proceeds of long-term indebtedness (excluding revolving indebtedness)) in connection with any Disposition or Investment permitted hereunder (including any Permitted Business Acquisition), in each case, to the extent the same were not expensed during such period or deducted in calculating Consolidated Net Income (or EBITDA),

(l) cash payments (other than with the proceeds of long-term indebtedness (excluding revolving indebtedness)) made during such period for any liability which accrual in a prior period did not reduce EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to EBITDA or Excess Cash Flow related to such payment), and

(m) the aggregate amount of expenditures actually made in cash (other than with the proceeds of long-term indebtedness (excluding revolving indebtedness)) to the extent that such expenditures are not expensed or deducted in calculating in Consolidated Net Income (or Net Income as used therein) during such period, plus, without duplication, (C) the sum of:

(a) an amount equal to any negative Change in Working Capital for such Excess Cash Flow Period,

(b) cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not included in the computation of EBITDA,

(c) any extraordinary, unusual or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.12(b)),

(d) the amount of consideration paid with respect to assets acquired as part of a Permitted Business Acquisition to the extent such property or assets have been subsequently disposed of pursuant to Section 6.05(h) and such amount reduced Excess Cash Flow in a prior Excess Cash Flow Period,

(e) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Lead Borrower or any Restricted Subsidiary or (y) such items do not represent cash paid by the Lead Borrower or any Restricted Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period, and

(f) the aggregate amount of cash receipts actually received to the extent that such receipts are not included in calculating Consolidated Net Income (or Net Income as used therein) during such period.

“Excess Cash Flow Period” shall mean each fiscal year of the Lead Borrower commencing with the 2015 fiscal year.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Contribution” at any date of determination, an amount equal to the remainder of:

(a) the cash or cash equivalents or the fair market value of other assets or property (as reasonably determined by the Lead Borrower, but excluding any Cure Action or amount designated as an EBITDA Addback Contribution) received by Parent (and immediately contributed to the capital of the Lead Borrower) after the Closing Date from (i) contributions in respect of Qualified Capital Stock, and (ii) the sale (other than to any Subsidiary of Parent or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan) of Qualified Capital Stock of Parent, in each case, designated as Excluded

Contributions pursuant to a certificate of a Responsible Officer on or promptly after the date such capital contributions are made or proceeds are received, as the case may be, and which are excluded from the calculation of the Available Basket Amount; provided that the fair market value of such property or assets shall have been determined pursuant to a resolution duly adopted by the Board of Directors of Parent, any Parent Entity or the Lead Borrower (or, to the extent that the fair market value of the property or assets is greater than $10 million, such fair market value is supported by a valuation of a nationally recognized independent appraiser (or other appraiser reasonably acceptable to the Administrative Agent) within three (3) months of such contribution), minus

(b) the sum at the time of determination of:

(i) any amounts thereof used to make (A) Investments pursuant to Section 6.04(r)(ii) and (B) Restricted Debt Payments pursuant to clause (y) of the proviso to Section 6.09(b), and

(ii) the cumulative amount of Restricted Payments made pursuant to Section 6.06(e)(ii) (without duplication of amounts paid by the Borrowers to Parent which are then further distributed by Parent under such Section) after the Closing Date and on or prior to the date of determination.

“Excluded Deposit Account” shall mean (x) a Deposit Account (i) that contains, and only contains, Trust Funds or (ii) which has an average daily balance for any fiscal month of less than $1.5 million and (y) the Net Proceeds Pledged Account.

“Excluded Party” shall mean any affiliate or representative of M&T Bank that is engaged as a principal primarily in private equity, mezzanine financing or venture capital.

“Excluded Subsidiary” shall mean (a) any Restricted Subsidiary that is prohibited by law, regulation or Contractual Obligation from providing a Guarantee of, or a pledge of its Equity Interests to secure, the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee or such pledge, (b) any Restricted Subsidiary for which the Guaranteeing of, or the pledging of its Equity Interests to secure, the Obligations by such Subsidiary would result in material adverse tax consequences as reasonably determined by the Lead Borrower, (c) any Disregarded Domestic Subsidiary, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Disregarded Domestic Subsidiary or a Foreign Subsidiary, (e) any not-for profit Restricted Subsidiary or Captive Insurance Subsidiary, (f) any Foreign Subsidiary, (g) any Restricted Subsidiary to the extent that the burden or cost of obtaining a Guarantee of, or a pledge of its Equity Interests to secure, the Obligations from such Subsidiary outweighs the benefit afforded thereby, as reasonably determined by the Administrative Agent and the Lead Borrower, (h) any Immaterial Subsidiary and (i) any Unrestricted Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each an “ECP”) at the time the Guarantee or the grant of such security interest of such Loan Party becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income Taxes imposed on (or measured by) its net or overall gross income or franchise Taxes (which in each case, for the avoidance of doubt, do not include any withholding Taxes) imposed by the United States (or any state thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes (other than merely performing its obligations under this Agreement or any Loan or Loan Document), (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrowers, any withholding Tax imposed by the United States that is in effect and would apply to amounts payable hereunder to such person (assuming applicable forms required under Section 2.18(e) have not been delivered by such person) at the time such person becomes a party to such Loan to the Borrowers (or designates a new Lending Office) except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding Tax pursuant to Section 2.18(a) or Section 2.18(c), (d) Taxes attributable to such person’s failure to comply with Section 2.18(e) with respect to such Loan unless such failure to comply with Section 2.18(e) is a result of a change in law after the date such Lender becomes a party to such Loan to the Borrowers (or designates a new Lending Office) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing ABL Credit Agreement” shall mean that certain Credit Agreement dated as of September 28, 2012 and as amended from time to time, among the Borrowers, Parent, the lenders party thereto from time to time, Manufacturers and Traders Trust Company, as administrative agent, and the other parties party thereto from time to time.

“Existing Credit Agreements” shall mean the Existing ABL Credit Agreement and the Existing Term Loan Credit Agreement.

“Existing Debt” shall mean the Indebtedness outstanding under the Existing Credit Agreements.

“Existing Letters of Credit” shall mean the letters of credit issued under the Existing ABL Credit Agreement (including any banker’s acceptances or other payment obligations arising therefrom) and outstanding as of the Closing Date and set forth on Schedule 2.05(a).

“Existing Term Loan Credit Agreement” shall mean that certain Credit Agreement dated as of September 28, 2012 and as amended from time to time, among the Borrowers, Parent, the lenders party thereto from time to time, Jefferies Finance LLC, as administrative agent, and the other parties party thereto from time to time.

“Extended Loans” shall mean the Extended Term Loans and the Extended Revolver Loans.

“Extended Revolver Commitment” shall have the meaning assigned to such term in Section 2.24(a)(ii).

“Extended Revolver Loans” shall have the meaning assigned to such term in Section 2.24(a)(ii).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.24(a)(ii).

“Extension” shall have the meaning assigned to such term in Section 2.24(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.24(a).

“Facilities” shall mean the Term Facility and the Revolver Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and related laws or official administrative guidance) implementing any of the forgoing.

“Federal Funds Effective Rate” shall mean, for any day the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on any such Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated January 29, 2016, by and between the Lead Borrower and the Administrative Agent.

“Fees” shall have the meaning assigned to such term in Section 2.13(a).

“Financial Officer” of any person shall mean the Chief Financial Officer, chief accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.02(b) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia that is maintained or contributed to by any Loan Party.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to the laws of the United States of America, any State thereof or the District of Columbia and is maintained or contributed to by any Loan Party.

“Foreign Plan Event” shall mean, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by Applicable Law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of Applicable Law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata share of Standby LC Obligations or Swingline Loans, as applicable, except to the extent allocated to other Lenders or Cash Collateralized under Section 2.21.

“Full Payment” shall mean with respect to any Obligations or Secured Obligations, as applicable, (a) the full cash payment thereof (other than obligations for taxes, indemnification, charges and other inchoate or contingent or reimbursable liabilities for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or, in each case, reasonably satisfactory arrangements have otherwise been made)), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in such proceeding); and (b) if such Secured Obligations are LC Obligations or inchoate or contingent in nature (other than inchoate or contingent or reimbursable obligations for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)), Cash Collateralization thereof. No Revolver Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Revolver Loans have expired or been terminated.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Indebtedness of others secured by any Lien on any property or assets of the guarantor, whether or not such Indebtedness or other obligation is assumed by the guarantor or is non-recourse to the credit of the guarantor; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit, in either case in the ordinary course of business, (y) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement or (z) any dealer related inventory repurchase obligations. The amount of any Guarantee for purposes of clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation by any Governmental Authority or which would reasonably be likely to give rise to liability under any Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

“Holdings Specified Expenses” shall mean any charge, tax or expense incurred or accrued by Parent (or any Parent Entity) during any period to the extent that the Borrowers have made a Restricted Payment to Parent (or any Parent Entity) in respect thereof pursuant to Sections 6.06(b)(i), 6.06(b)(v) and 6.06(f), in each case, to the extent such charge, tax or expense would have reduced Consolidated Net Income had it been made by the Borrowers.

“IFRS” shall mean international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Lead Borrower (other than a Borrower) (i) having total assets (as determined in accordance with GAAP) in an amount of less than 2.5% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries and (ii) contributing less than 2.5% to consolidated revenues of the Lead Borrower and its Restricted Subsidiaries for the Test Period most recently ended for which financial statements have been delivered pursuant to Section 5.04; provided, however, that the total assets (as so determined) and revenue (as so determined) of all Immaterial Subsidiaries shall not exceed 2.5% of Consolidated Total

Assets of the Lead Borrower and its Restricted Subsidiaries or 2.5% of the consolidated revenues of the Lead Borrower and its Restricted Subsidiaries for the relevant period, as the case may be. In the event that total assets of all Immaterial Subsidiaries exceeds 2.5% of Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries or the total revenue of all Immaterial Subsidiaries exceeds 2.5% of consolidated revenues of the Lead Borrower and its Restricted Subsidiaries for any relevant Test Period for which financial statements have been delivered pursuant to Section 5.04, as the case may be, (i) such Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 2.5% thresholds are met and (ii) to the extent not otherwise excluded as a Subsidiary Loan Party, such Restricted Subsidiary shall comply with the Collateral and Guarantee Requirement.

“In-Transit Inventory” shall mean Inventory in transit within or outside of the United States to any Borrower or any Subsidiary Loan Party from vendors and suppliers that has not yet been received into a distribution center or store or other facility of such person.

“In-Transit Trigger Period” shall mean the period beginning on the date when Availability shall have been less than the greater of (a) 7.5% of the Line Cap or (b) $7.5 million, in either case, for five (5) consecutive Business Days, and ending on the date Availability shall have been equal to or greater than the greater of (x) 7.5% of the Line Cap and (y) $7.5 million, in each case, for thirty consecutive calendar days.

“Incremental Cap” shall have the meaning assigned such term in clause (ii) of the proviso in Section 2.23(a).

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 6.01(p).

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Facility Agreement” shall mean an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent (solely for purposes of giving effect to Section 2.23) and the Borrowers executed by each of (a) the Borrowers, (b) Parent, (c) the Administrative Agent and (d) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.23.

“Incremental Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Revolver Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Revolver Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Term Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Term Lenders” shall mean (a) on the effective date of an Incremental Facility Agreement relating to Incremental Term Loans, the Lenders signatory to the relevant Incremental Facility Agreement and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within three hundred sixty-five (365) days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements net of payments such person would receive in the event of early termination on such date of determination, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances and (j) all obligations of such person in respect of any Disqualified Capital Stock. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. The Indebtedness of the Lead Borrower and the Restricted Subsidiaries shall exclude (i) accrued expenses, accrued liabilities and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits,(iii) reserves for deferred income taxes, (iv) deferred and prepaid revenues and (v) amounts relating to the development of leasehold properties to the extent such amounts are funded by a landlord or developer, but are required by GAAP to be treated as indebtedness on the balance sheet.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a person under any state, federal, provincial, territorial or foreign law for, or any agreement of such person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator, custodian or other similar person for such person or any part of its property, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; or (c) an assignment for the benefit of creditors.

“Insolvent” with respect to any Multiemployer Plan, shall mean the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean: (i) United States patents and patent applications and any continuations, divisionals, continuations-in-part, renewals or reissues of the foregoing; (ii) United States trade names, internet domain names, trademarks, service marks, trade dress, logos, slogans and other indicia of origin, together with all registrations and applications (excluding abandoned applications)

relating thereto; (iii) United States copyrights together with all registrations and applications relating thereto; (iv) proprietary databases (to the extent ownership is acknowledged by law); and (v) trade secrets and proprietary confidential information.

“Interest Election Request” shall mean a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum without duplication of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Lead Borrower and the Restricted Subsidiaries with respect to Swap Agreements (provided that payments and costs upon obtaining or the settlement or termination of a Swap Agreement will not be included in Interest Expense).

“Interest Payment Date” shall mean, (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the first day of each fiscal quarter.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months or shorter period, if agreed by all Lenders), as the Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.08 or Section 2.11; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” shall have the meaning as defined in the UCC.

“Inventory Reserve” shall mean a reserve established by the Administrative Agent in its Credit Judgment to reflect factors that may negatively impact the value of the Eligible Inventory.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean M&T, any other Lender reasonably acceptable to the Lead Borrower who agrees to issue Letters of Credit, or any replacement issuer appointed pursuant to Section 2.05(a) or 2.20.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.13(c).

“Issuing Bank Indemnitees” shall mean the Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

“Joint Venture” shall mean a joint venture or similar arrangement, whether in corporate, partnership or other legal form which is not a Subsidiary but in which the Lead Borrower or any Restricted Subsidiary owns or controls any Equity Interests; provided, in no event shall any corporate Subsidiary of any person be considered to be a Joint Venture to which such person is a party.

“Junior Lien Indebtedness” shall mean Indebtedness of the Lead Borrower or any Restricted Subsidiary that is expressly subordinated, in writing and on terms reasonably satisfactory to the Administrative Agent, in right of security in respect of the Collateral to the Secured Obligations.

“Landlord Lien State” shall mean any state in which, at any time, a landlord’s claim for rent has priority notwithstanding any contractual provision to the contrary by operation of Applicable Law over the Lien of the Administrative Agent in any of the Collateral.

“Latest Maturity Date” shall mean, as of any date of determination, the latest of the latest Revolver Termination Date and the latest Term Maturity Date, in each case then in effect on such date of determination.

“LC Application” shall mean an application by the Lead Borrower to the Issuing Bank for issuance of a Letter of Credit, in form reasonably satisfactory to the Issuing Bank.

“LC Conditions” shall mean the following conditions necessary for issuance of a Letter of Credit: (a) after giving effect to such issuance, (i) (x) the total Documentary LC Obligations do not exceed the Documentary Letter of Credit Subline and (y) the total Standby LC Obligations do not exceed the Standby Letter of Credit Subline and (ii) the total Revolving Exposures do not exceed the Line Cap; (b) each Letter of Credit shall expire not later than the earlier of (i) 365 days from issuance (or such longer period as may be agreed between the Issuing Bank and the applicable Borrower) and (ii) the fifth Business Day prior to the Revolver Termination Date; provided that any Letter of Credit may provide for an automatic renewal thereof for additional periods of up to 365 days (which in no event shall extend beyond the date referred to in clause (b)(ii) above, except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank); (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the form of the proposed Letter of Credit is satisfactory to the Administrative Agent and the Issuing Bank in their reasonable discretion.

“LC Disbursements” shall mean payments or disbursements made by an Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrowers or any other person to the Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

“LC Exposure” shall mean, with respect to any Revolver Lender at any time, its Pro Rata percentage of Standby LC Obligations outstanding at such time plus, solely with respect to the Issuing Banks, the Documentary LC Obligations with respect to Documentary Letters of Credit issued by any such Issuing Bank.

“LC Obligations” shall mean the sum of all Documentary LC Obligations and all Standby LC Obligations.

“LC Request” shall mean a request for issuance of a Letter of Credit, to be provided by the Lead Borrower to the Issuing Bank, in form satisfactory to the Issuing Bank.

“Lead Arranger” shall mean Manufacturers and Traders Trust Company.

“Lead Borrower” shall mean Ollie’s Holdings.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder in accordance with Section 9.04. For the avoidance of doubt, “Lender” includes each Term Lender and each Revolver Lender.

“Lender Party” shall mean the Administrative Agent, each Issuing Bank, the Swingline Lender and any other Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any Standby Letter of Credit or Documentary Letter of Credit.

“Letter of Credit Inventory” shall mean Inventory the purchase of which is financed with Letters of Credit hereunder, (a) which Inventory does not constitute Eligible Inventory or Eligible In-Transit Inventory and for which no document of title has been issued and (b) which Inventory, when purchased, would otherwise constitute Eligible In-Transit Inventory.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (including any financing lease having substantially the same economic effect as any of the foregoing, but excluding any operating lease) relating to such asset.

“Lien Waiver” shall mean an agreement, in form reasonably satisfactory to the Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store the Collateral as permitted hereunder; and (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents (as defined in the Collateral Agreement) in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request, in accordance with such agreement.

“Limited Condition Acquisition” shall mean an acquisition permitted under the terms of this Agreement (x) the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing and (y) that is consummated on or prior to the 90 days (or, to the extent the commitments of the Lenders providing any Incremental Term Facility extend for a period of 120 days or longer from the date of the signing of the applicable purchase agreement, up to 120 days) after the Limited Condition Acquisition Agreement is entered into.

“Limited Condition Acquisition Agreement” shall mean the definitive acquisition agreement for a Limited Condition Acquisition.

“Line Cap” shall mean an amount equal to the lesser of (a) the aggregate amount of all Revolver Commitments and (b) the then applicable Borrowing Base.

“Liquidity Event” shall mean the occurrence of a date when (a) Availability shall have been less than the greater of (i) 7.5% of the Line Cap and (ii) $7.5 million, in either case for five consecutive days, until such date as (b) Availability shall have been at least equal to the greater of (i) $7.5% of the Line Cap and (ii) $7.5 million for 30 consecutive calendar days.

“Liquidity Notice” shall mean a written notice delivered by the Administrative Agent at any time during a Liquidity Period to any bank or other depository at which any Deposit Account (other than any Excluded Deposit Account) is maintained directing such bank or other depository (a) to remit all funds in such Deposit Account to a Dominion Account, or in the case of a Dominion Account, to the Administrative Agent on a daily basis, and (b) to cease following directions or instructions given to such bank or other depository by any Loan Party regarding the disbursement of funds from such Deposit Account (other than any Excluded Deposit Account), and (c) to follow all directions and instructions given to such bank or other depository by the Administrative Agent in each case, pursuant to the terms of any Deposit Account Control Agreement in place.

“Liquidity Period” shall mean any period throughout which (a) a Liquidity Event has occurred and is continuing or (b) a Specified Event of Default has occurred and is continuing.

“Loan Documents” shall mean this Agreement, the Security Documents, any Supplemental Intercreditor Agreement, the Fee Letter and any Note issued under Section 2.09(d) and any amendments (including any Incremental Facility Agreement pursuant to Section 2.23 and any amendment pursuant to Section 2.24, Section 9.08(d) and Section 9.08(e)) and waivers to any of the foregoing.

“Loan Parties” shall mean Parent, the Borrowers, the Subsidiary Loan Parties and any Parent Entity, in lieu of Parent, that has executed and delivered an assumption agreement in substantially the form of Exhibit D to the Collateral Agreement and become a “Guarantor” and “Grantor” thereunder.

“Loans” shall mean the Term Loans, any Incremental Term Loans, any Replacement Term Loans, any Extended Term Loans, any Revolver Loans (including any Incremental Revolver Loans), Revolver Loans under any Replacement Revolver Facility and any Extended Revolver Loans.

“Local Time” shall mean New York City time.

“M&T” shall mean Manufacturers and Traders Trust Company.

“Management Group” shall mean the group consisting of the directors, officers and other management personnel of any Parent Entity, Parent, the Lead Borrower and the Restricted Subsidiaries.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case of Parent, the Lead Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent or the Lenders under the applicable Loan Documents or (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the applicable Loan Documents.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.24(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the properties listed on Schedule 5.09 and the owned real properties of the Loan Parties encumbered by a Mortgage pursuant to Section 5.09.

“Mortgage” shall have the meaning assigned to such term in Section 5.09(c).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five (5) plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person (after deductions for minority interests), determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean (a) an amount equal to 100% of the cash proceeds actually received by any Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any Disposition to any person of any asset or assets of any Borrower or any Restricted Subsidiary in a single transaction or series of related transactions (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (i), (j), (k), (m), (o), (p), (r), (t), (u), (v), (y), (aa), (bb) and (ff)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, payments of debt and other obligations relating to the applicable asset then due and payable or required to be paid or discharged by the purchaser or transferee of such asset (other than pursuant hereto or pursuant to any Junior Lien Indebtedness), other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof or any Tax Distributions resulting therefrom (and, with respect to proceeds received by any Foreign Subsidiary, Taxes and Tax Distributions that would be payable by a Borrower or any of its Restricted Subsidiaries upon the repatriation of such proceeds) and (iii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by such Borrower or such Restricted Subsidiary after such sale, transfer or other disposition thereof, including pension and other post-employment benefit obligations associated with such transaction (provided that (x) the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed Net Proceeds on the date of such reduction and (y) if Parent or the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use or commit to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair any property used or useful in the operations of the Borrower and the Restricted Subsidiaries or make Permitted Business Acquisitions, in each case within twelve (12) months of such receipt, then such portion shall not constitute Net Proceeds except to the extent not so used or not contractually committed to be so used within such twelve (12)-month period (it being understood that (1)

any amount so contractually committed to be used within such twelve (12)-month period must be so used within the six (6) months following such twelve (12)-month period, (2) if any amount is reinvested in assets under construction, such reinvestment shall be deemed to occur in full on the date of commencement of construction, (3) if any portion of such proceeds are not so used within the period required by clause (1) hereof (whether because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used or for any other reason), such remaining portion shall constitute Net Proceeds (as of the date of such termination or expiration (if applicable)), (4) to the extent any amounts are deducted from Net Proceeds pursuant to clause (2) above in respect of assets under construction and such construction is abandoned or terminated, any unexpended amounts shall constitute Net Proceeds (as of the date of such termination or abandonment) and (5) such Net Proceeds shall be deposited into the Net Proceeds Pledged Account and such Net Proceeds shall remain in the Net Proceeds Pledged Account until reinvestment in accordance with the terms of this clause (a) or applied to prepay the Loans in accordance with this clause (a), and

(b) an amount equal to 100% of the cash proceeds received by the Borrower or any Restricted Subsidiary from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted by Section 6.01, but excluding any Permitted Refinancing Indebtedness to refinance all or a portion of the Loans or Replacement Term Loans) net of all taxes and fees (including investment banking fees), commissions, underwriting discounts, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Net Proceeds Pledged Account” shall mean a Deposit Account held at, and subject to the sole dominion and control of, the Administrative Agent which holds solely proceeds of Collateral pending reinvestment or application to the Loans.

“New Lender” shall have the meaning assigned to such term in Section 2.23(b).

“New Lender Supplement” shall have the meaning assigned to such term in Section 2.23(b).

“NOLV Percentage” shall mean the net orderly liquidation value of Eligible Inventory, Eligible In-Transit Inventory or Eligible Letter of Credit Inventory, as applicable, expressed as a percentage, expected to be realized at such time on a “going out of business sale” basis within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of the Borrowers’ Eligible Inventory, Eligible In-Transit Inventory or Eligible Letter of Credit Inventory performed pursuant to the terms of this Agreement.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Non-Debt Fund Affiliate” shall mean any affiliate of Parent other than (a) Parent, the Borrowers or any Subsidiary of Parent and (b) any Debt Fund Affiliate.

“Nonpublic Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” shall have the meaning assigned to such term in Section 2.09(d).

“Noticed Hedge” shall mean Secured Bank Product Obligations arising under a Swap Agreement.

“Obligations” shall mean for purposes of the Loan Documents, all obligations of every nature of each Loan Party from time to time owed to the Administrative Agent (including any former Administrative Agent) or the Lenders, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any such Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), LC Obligations, fees, expenses, indemnification or otherwise, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ollie’s” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Ollie’s Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or intangible Taxes or any excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Overadvance” shall have the meaning of such term assigned to such term in Section 2.24.

“Overadvance Loan” shall mean a ABR Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Parent Entity” shall mean any of (i) Parent and (ii) any other person of which Parent is a Subsidiary.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Business Acquisition” shall mean any acquisition by a Borrower or any Restricted Subsidiary of all or substantially all of the assets of, or a majority of the outstanding Equity Interests (other than directors’ qualifying shares and similar de minimis holdings required by Applicable Law) in, a person or division or line of business of a person (but in any event including any Investment in a Subsidiary which serves to increase such Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Subsidiary), provided that: (i) on the date of execution of the purchase agreement in respect of such acquisition, the Borrowers are in Pro Forma Compliance, (ii) (A) on the date of execution of the purchase agreement in respect of such acquisition, the Borrowers have satisfied the Total Leverage

Condition or (B) the aggregate amount expended for all Permitted Business Acquisitions that do not comply with clause (A) above does not exceed $10 million per fiscal year; (iii) (A) on the date of execution of the purchase agreement in respect of a Limited Condition Acquisition, no Event of Default shall have occurred and be continuing or would result therefrom, and on the date of the consummation of any such Limited Condition Acquisition, no Event of Default under Sections 7.01(b),(c), (h) and (i) shall have occurred and be continuing or would result therefrom and (B) on the date of the consummation of any acquisition (other than a Limited Condition Acquisition), no Event of Default shall have occurred and be continuing and would result therefrom, (iv) if (with respect to any acquisition of a person or any Equity Interests in a person) the acquired person shall not become a Subsidiary Loan Party or (with respect to any acquisition of assets) the assets shall be acquired by a Subsidiary that is not a Subsidiary Loan Party, the aggregate amount of cash or property in connection with such acquisition shall not exceed $25 million; (v) the Lead Borrower shall take or cause to be taken each of the actions required to be taken under Section 5.09, as applicable; and (vi) three (3) Business Days prior to the consummation of the proposed acquisition, the Lead Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Lead Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v) and containing the calculations (in reasonable detail) required by the preceding clauses (i) and (ii); provided, that in the case of clause (iv), such limitation shall not apply to the extent (x) the relevant acquisition is made with the proceeds of sales of, or contributions to, the common equity of the Lead Borrower (which proceeds are not included in the Available Basket Amount, do not constitute a Cure Action, an Excluded Contribution or an EBITDA Addback Contribution and are not the proceeds of the issuance of Disqualified Capital Stock) or (y) the person so acquired (or the person owning the assets so acquired) becomes a Subsidiary Loan Party even though such person owns equity interests in persons that are not otherwise required to become Subsidiary Loan Parties.

“Permitted Debt Securities” shall mean unsecured Indebtedness of a Borrower or any Subsidiary Loan Party, (i) that is expressly subordinated to the prior payment in full of the Secured Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood that customary high yield subordination terms prevailing at the time of determination shall be deemed to be so satisfactory), (ii) the terms of which do not provide for any amortization, scheduled repayment, mandatory redemption (other than pursuant to customary provisions relating to redemption or repurchase upon change of control or sale of assets) or sinking fund obligation prior to the date that is, at the time of issuance of such Indebtedness, ninety-one (91) days after the Latest Maturity Date, (iii) in the case of Indebtedness with an outstanding principal amount in excess of $20 million, the covenants, events of default, and remedy provisions of which, taken as a whole, are not materially more restrictive to, or the mandatory repurchase or redemption provisions thereof are not materially more onerous or expansive in scope, taken as a whole, on, the Borrowers and the Restricted Subsidiaries than the terms of the Loan Documents in the good faith determination of the Lead Borrower; provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, and (iv) in respect of which no Restricted Subsidiary of any Borrower that is not an obligor under the Loan Documents is an obligor.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding one (1) year;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than one hundred eighty (180) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion; and

(h) other short-term investments utilized by Foreign Subsidiaries of the Lead Borrower in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean (a) the Sponsor, (b) the members of the Management Group and (c) the other investors holding Equity Interests in Parent on the Closing Date.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (including, without limitation, loans, notes or other Indebtedness) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), in whole or in part the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01,

(b) other than with respect to Indebtedness permitted pursuant to Section 6.01(h), Section 6.01(i) and Section 6.01(q), such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) other than in respect of Indebtedness permitted by Section 6.01(o), Section 6.01(y) and Section 6.01(aa) or Indebtedness incurred pursuant to clause (f) below, if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Secured Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Secured Obligations on terms not less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent otherwise permitted under Section 6.01 or Section 6.04 (it being understood that the primary obligors with respect to Indebtedness being Refinanced under Section 6.01(a) shall be the Borrowers), (e) except in the case of Section 6.01(a), if the Indebtedness being Refinanced is (or would have been required to be) secured with (x) the Current Asset Collateral, such Permitted Refinancing Indebtedness shall be secured on a junior basis to the Secured Obligations or (y) the other Collateral, such Permitted Refinancing Indebtedness shall be either secured on a pari passu basis with the Secured Obligations or secured on a junior basis to the Secured Obligations, in each case, pursuant to an intercreditor arrangement reasonably satisfactory to the Administrative Agent, (f) in the case of Indebtedness being Refinanced under Section 6.01(a), (A) if such Indebtedness being refinanced, refunded or replaced is secured, it shall not be secured by any assets other than the Collateral, (B) such Permitted Refinancing Indebtedness shall have pricing (including interest, fees and premiums) optional prepayment and redemption terms as may be agreed by the Borrowers and the lenders party thereto, (C) (I) such Indebtedness shall be pari passu or junior in right of payment and (II) such Indebtedness shall be unsecured, or be secured by (x) if Permitted Refinancing Indebtedness with respect to the Revolver Facility, the Collateral on a pari passu or junior basis with the Secured Obligations hereunder or (y) if Permitted Refinancing Indebtedness with respect to Indebtedness permitted under Section 6.01(a) other than the Revolver Facility, (1) the Current Asset Collateral on a junior basis to the Secured Obligations and/or (2) the other Collateral on a pari passu or junior basis with the Secured Obligations, or shall be unsecured, provided that, in each case, any such Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and (D) if such Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any person other than the Parent and the Subsidiary Guarantors and (g) such Indebtedness is incurred under (and pursuant to) documentation other than this Agreement and, such Permitted Refinancing Indebtedness contains terms and conditions that are no more restrictive, taken as a whole, to the Lead Borrower and its Restricted Subsidiaries than those contained in the Indebtedness being Refinanced (except, in the case of Section 6.01(a), for covenants or other provisions applicable only after the Latest Maturity Date; provided, that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, and provided further, that, except as otherwise provided herein, with respect to a Refinancing of Permitted Debt Securities such Permitted Refinancing Indebtedness shall meet the requirements of clauses (i), (ii), (iii) and (iv) of the definition of “Permitted Debt Securities”.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.14.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall have the meaning assigned to such term in the definition of the term “ABR.”

“Pro Forma Basis” shall mean, as to any calculation of the Consolidated Fixed Charge Coverage Ratio, Consolidated Total Assets, Consolidated Total Debt and Total Leverage Ratio for any events as described below that occur subsequent to the commencement of any period of four (4) consecutive quarters (the “Reference Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Reference Period or in the case of Consolidated Total Assets or Consolidated Total Debt, after giving effect thereto (it being understood and agreed that (x) unless otherwise specified, such Reference Period shall be deemed to be the four (4) consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of the Lead Borrower and its Restricted Subsidiaries for which financial statements have been delivered pursuant to Section 5.04 and such pro forma adjustments shall be excluded to the extent already accounted for in the calculation of EBITDA for such period and (y) if any person that became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any Restricted Subsidiary shall have experienced any event requiring adjustments pursuant to this definition, then such calculation shall give pro forma effect thereto for such period as if such event occurred at the beginning of such period): (i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition of a Restricted Subsidiary, store, distribution center or other facility or line of business, to any asset acquisition, any discontinued operation or any operational change, Unrestricted Subsidiary Designation and any Subsidiary Redesignation in each case that occurred during the Reference Period (or, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance on a Pro Forma Basis with the Consolidated Fixed Charge Coverage Ratio or the Total Leverage Ratio (any such action, a “Restricted Action”), occurring during the Reference Period or thereafter and through and including the date of such determination) and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid, returned, redeemed or extinguished during the Reference Period (or, in the case of determinations made with respect to any Restricted Action, occurring during the Reference Period or thereafter and through and including the date of such determination) shall be deemed to have been incurred or repaid, returned, redeemed or extinguished at the beginning of such period (it being understood that for purposes of any calculation of the Consolidated Fixed Charge Coverage Ratio, Consolidated Total Assets, Consolidated Total Debt and Total Leverage Ratio, the use of such proceeds of any such Indebtedness shall be taken into account in such calculation but for the purposes of any calculation of the Total Leverage Ratio, such calculation shall be made without “netting” the cash proceeds of any such indebtedness, provided that the proceeds of any such indebtedness used to refinance existing indebtedness shall be deemed to reduce the amount of such existing indebtedness) and (y) Interest Expense of such person attributable to (A) interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination as if such rate had been actually in effect during the period for which pro forma effect is being given taking into account any interest hedging arrangements applicable to such Indebtedness, (B) any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (C) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or Restricted Subsidiary may designate. Notwithstanding anything to the contrary set forth above, when calculating the Consolidated Fixed Charge Coverage Ratio or the Total Leverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with the financial covenants set forth in Section 6.10, any event described above that first occurs subsequent to the end of the applicable Reference Period shall not be given pro forma effect.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Lead Borrower and, for any fiscal period ending on or prior to the first anniversary of any such asset acquisition, asset disposition, discontinued operation or operational change, Subsidiary Redesignation or Unrestricted Subsidiary Designation, may include adjustments consistent with the definition of “EBITDA”.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrowers shall be in compliance, after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the financial covenants set forth in Section 6.10 recomputed for the most recently completed Test Period for which financial statements and certificates have been delivered pursuant to Section 5.04.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and/or Section 4975(c) of the Code.

“Projections” shall mean the projections of Parent, the Borrowers and their Subsidiaries provided to the Administrative Agent prior to the Closing Date.

“Pro Rata” shall mean with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) for Term Lenders with respect to any Class of Term Loans, by dividing the amount of the aggregate outstanding principal amount of such Lender’s Term Loans of such Class by the aggregate outstanding principal amount of the Term Loans of such Class of all Lenders, (b) for Revolver Lenders, (i) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments and (ii) at any other time, by dividing the amount of such Lender’s Revolving Exposure by the aggregate amount of all outstanding Revolving Exposure of all Lenders; and (c) for all Lenders, (i) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Term Loans plus the amount of such Lender’s

Revolver Commitment by the aggregate amount of all Term Loans and Revolver Commitments of all Lenders and (ii) at any other time, by dividing the amount of such Lender’s Term Loans plus such Lender’s Revolving Exposure by the aggregate amount of all Term Loans and Revolving Exposure of all Lenders; provided that for purposes of Section 2.22 or otherwise herein, the Revolver Commitment of any Disqualified Lenders shall be disregarded in any such determination; provided further, that, for purposes of determining Pro Rata share (including for purposes of any Revolver Borrowings, Standby Letter of Credit participations, Swingline Loan participations, reallocations resulting from Incremental Revolver Facilities and extensions), the Revolver Commitment of a Revolver Lender acting as an Issuing Bank with respect to Documentary Letters of Credit shall be deemed to be reduced by the amount of Documentary LC Obligations with respect to Documentary Letters of Credit issued by such Issuing Bank.

“Protective Advance” shall mean as defined in Section 2.25.

“Public Company Costs” shall mean any charge, fee, expense, cost, accrual or reserve of any kind (i) associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, (ii) relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar requirements of law, rule or regulation under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement or (iii) relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees.

“Qualified Capital Stock” shall mean any Equity Interest of any person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash (other than at the option of the issuer) prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Latest Maturity Date, (b) become mandatorily redeemable at the option of the holder thereof (other than for Qualified Capital Stock or pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Latest Maturity Date or (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Capital Stock; provided further, that if any such Equity Interest is issued pursuant to a plan for the benefit of the employees, directors, officers, managers or consultants of Parent (or any Parent Entity thereof), any Borrower or its Subsidiaries or by any such plan to such persons, such Equity Interest shall not be regarded as an Equity Interest not constituting Qualified Capital Stock solely because it may be required to be repurchased by Parent (any Parent Entity), a Borrower or its Subsidiaries in order to satisfy applicable regulatory obligations.

“Qualified Cash” shall mean cash and Permitted Investments of any Borrowing Base Party that (i) are subject to Deposit Account Control Agreements in form and substance reasonably satisfactory to the Administrative Agent (which will not prohibit withdrawal of such funds by any Borrowing Base Party in the absence of an Event of Default), (ii) are not subject to any other Lien, claim or interest (other than (A) Liens permitted hereunder pursuant to clauses (d), (e), (k), (o) and (u) of Section 6.02, (B) Liens permitted under Section 6.02 (including clauses (b)(i), (b)(iii) and (ee) thereof) securing the Secured Obligations, (C) any other Lien having priority by operation of Applicable Law over the Liens of the Administrative Agent and permitted under Section 6.02, or (D) customary Liens or rights of setoff of the institution maintaining such accounts permitted hereunder solely in its capacity as a depository; provided that, for purposes of the amount of Qualified Cash included in the calculation of Borrowing Base, such amount may be reduced, in the Administrative Agent’s Credit Judgment, by any

obligations owing to any lienholder in respect of the Liens referred to in the foregoing clauses (A), (C) and (D), and the Lead Borrower shall provide such information with respect to such obligations as the Administrative Agent may from time to time reasonably request).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an ECP and can cause another person to qualify as an ECP at such time by entering into a keepwell under Section 1(a)(18)(A)(v)(II) of the Commodity Exchange Act.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing” shall mean the repayment in full of all Indebtedness outstanding under, and the termination of commitments under (and all Liens and security relating to) the Existing Credit Agreements.

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.06(l).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation FD” shall mean Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Rent and Charges Reserve” shall mean the aggregate of (a) all past due rent and other amounts due and owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other person who possesses any Eligible Inventory and could legally assert a Lien on any Inventory; and (b) unless it has executed a Lien Waiver, a reserve equal to two months’ rent (excluding any amounts being disputed in good faith) in respect of (x) any warehouse or distribution center and (y) any other leased location located in a Landlord Lien State; provided that, notwithstanding any other provision in this Agreement, no Rent and Charges Reserve shall be implemented at any time in respect of any Specified Property as a result of the failure to execute a Lien Waiver pursuant to clause (b) hereto.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Loans” shall mean the Replaced Revolver Facility and the Replaced Term Loans.

“Replaced Revolver Facility” shall have the meaning assigned to such term in Section 9.08(e).

“Replacement Loans” shall mean the Replacement Revolver Facility and the Replacement Term Loans.

“Replacement Revolver Facility” shall have the meaning assigned to such term in Section 9.08(e).

“Replaced Term Loans” shall have the meaning assigned to such term in Section 9.08(d).

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(d).

“Report” shall have the meaning assigned to such term in Section 8.02(b).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which the thirty (30)-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” shall mean, at any time, the Lenders holding more than 50% of all Term Loans outstanding and the aggregate amount of Revolver Commitments (and, if the Revolver Commitments have expired, Revolving Exposure outstanding) at any time; provided, however the Commitments (and Loans, if applicable) of any Defaulting Lender shall be excluded from such calculation.

“Required Revolver Lenders” shall mean, at any time, the Lenders holding more than 50% of the aggregate amount of Revolver Commitments (and, if the Revolver Commitments have expired, Revolving Exposure outstanding) at any time; provided, however the Revolver Commitments (and Revolver Loans) of any Defaulting Lender shall be excluded from such calculation.

“Reserve Percentage” shall mean the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Action” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Restricted Amount” shall have the meaning assigned to such term in Section 2.12(d).

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(b).

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Restricted Subsidiary” shall mean each Subsidiary of the Lead Borrower that is not an Unrestricted Subsidiary.

“Revolver Commitment” shall mean for any Revolver Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 2.01, as hereafter modified from time to time pursuant to the terms hereof (including, without limitation, Sections 2.08, 2.23 and 2.24 and pursuant to an Assignment and Acceptance to which it is a party) and shall include any Extended Revolver Commitment or Revolver Commitment under a Replacement Revolver Facility. “Revolver Commitments” shall mean the aggregate amount of such commitments of all Revolver Lenders. The aggregate amount of the Revolver Commitments on the Closing Date is $100.0 million.

“Revolver Facility” shall mean the Revolver Commitments and the Revolver Loans made hereunder.

“Revolver Lenders” shall mean a Lender (including an Incremental Revolver Facility Lender) and, as applicable an Issuing Bank and the Swingline Lender, with a Revolver Commitment or with outstanding Revolver Loans or Revolving Exposure.

“Revolver Loans” shall mean a loan made pursuant to Section 2.01, including, without duplication, any Swingline Loan (to the extent the context so requires the same), Overadvance Loan, Extended Revolver Loan, Loan made pursuant to an Incremental Revolver Facility and Revolver Loan under any Replacement Revolver Facility.

“Revolver Termination Date” shall mean, as the context may require, (a) with respect to the Revolver Facility in effect on the Closing Date including any Incremental Revolver Facility incurred after the date hereof, the date that is five years after the Closing Date, (b) with respect to any Replacement Revolver Facility, the date applicable thereto pursuant to Section 9.08(e) and (c) with respect to any Extended Revolver Commitment or Extended Revolver Loan, the date agreed to in the applicable Extension pursuant to Section 2.24.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolver Loans, (b) its LC Exposure, (c) its Pro Rata percentage of the aggregate principal amount of Swingline Loans outstanding at such time and (d) its Pro Rata percentage of the aggregate principal amount of Protective Advances outstanding at such time.

“S&P” shall mean Standard & Poor’s Financial Services LLC.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Bank Product Obligations” shall mean Bank Product Debt, including, without limitation, the Bank Product Debt set forth in Schedule 1.01(a) as of the date hereof, owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Manufacturers and Traders Trust Company and its Affiliates so long as Manufacturers and Traders Trust Company is the Administrative Agent) reasonably specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice to the Administrative Agent from time to time) as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations; provided that in no event shall an Excluded Swap Obligation constitute a Secured Bank Product Obligation.

“Secured Bank Product Provider” shall mean (a) Manufacturers and Traders Trust Company or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product (provided such provider delivers written notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, which has been countersigned by the Lead Borrower to designate such Bank Product as a Secured Bank Product Obligation, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 8.12).

“Secured Obligations” shall mean the Obligations and the Secured Bank Product Obligations (other than Excluded Swap Obligations).

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

“Settlement Report” shall mean a report summarizing Revolver Loans and participations in Swingline Loans and Standby LC Obligations outstanding as of a given settlement date, allocated to the Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

“Signing Date” shall have the meaning assigned to such term in Section 2.23(a)(i).

“Specified Default” shall mean any Default arising under Section 7.01(b), (c), (h) or (i).

“Specified Acquisition Agreement Representations” shall mean (a) the representations made by or on behalf of Parent or the Borrowers or any of their subsidiaries or their respective businesses or as to the target (or to the extent applicable, subject assets) of the applicable Limited Condition Acquisition or any of such target’s Subsidiaries to be acquired or their respective businesses in a Limited Condition Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that any of the Parent, the Borrowers or any of their subsidiaries, as applicable, has the right to terminate its obligations under such Limited Condition Acquisition Agreement or decline to consummate the Limited Condition Acquisition as a result of a breach of such representations in such Limited Condition Acquisition Agreement and (b) a representation that no material adverse effect (as and if such term or similar term is defined in such Limited Condition Acquisition Agreement on the date of execution thereof) has occurred as to the target (or to the extent applicable, the subject assets) since the date of the execution of the applicable Limited Condition Acquisition Agreement.

“Specified Event of Default” shall mean any Event of Default arising under Section 7.01(b), (c), (d) (solely relating to a failure to comply with Section 5.12(c) (solely relating to a failure to comply with clause (j) of the definition of “Collateral and Guarantee Requirement”)), (e), (h) (with respect to the Lead Borrower only) and (i) (with respect to the Lead Borrower only).

“Specified Property” shall mean each of the properties listed on Schedule 5.09 and designated as a Specified Property.

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.01(a) (only as it relates to (x) the Loan Parties or (y) any target of the applicable Limited Condition Acquisition or any Subsidiaries of such target, in each case, to the extent required to be Loan Parties hereunder subsequent to the consummation of the Limited Condition Acquisition (the parties described in this clause (y), the “Target”)), 3.02(a) (only as it relates to the authorization of the Loan Documents by the Loan Parties or the Target), 3.02(b)(i)(A)(y), 3.03, 3.10, 3.12, 3.17 (provided, that to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on date the Limited Condition Acquisition is consummated (other than a Lien on Collateral of the Loan Parties that may be perfected solely by the filing of a financing statement under the UCC) after the Loan Parties’ use of commercially reasonable efforts to provide such Collateral without undue burden or expense, then the provision of any such lien and/or perfection of such lien in the Collateral shall not constitute a condition precedent to the availability of an Incremental Facility hereunder on the closing date of the Limited Condition Acquisition but may instead be delivered and/or perfected in accordance with the terms of the definition of “Collateral and Guarantee Requirement” and Section 5.09), 3.18 and 3.21.

“Sponsor” shall mean CCMP and its Affiliates.

“Standby LC Obligations” the sum (without duplication) of (a) all amounts owing by the Borrowers for any drawings under Standby Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding Standby Letters of Credit.

“Standby Letter of Credit” shall mean any standby letter of credit issued by the Issuing Bank for the account of any Borrower or any of the Lead Borrower’s Restricted Subsidiaries, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Administrative Agent or the Issuing Bank for the benefit of any Borrower or any of the Lead Borrower’s Restricted Subsidiaries. Standby Letters of Credit shall be denominated in Dollars.

“Standby Letter of Credit Subline” shall mean $1.0 million.

“Subordinated Indebtedness” shall mean any Indebtedness of a Borrower or any Restricted Subsidiary that is expressly subordinated in right of payment to the Secured Obligations in a manner reasonably satisfactory to the Administrative Agent.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(d).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent.

“Subsidiary Loan Party” shall mean each Restricted Subsidiary that is a Subsidiary of a Borrower, other than any Excluded Subsidiary.

“Subsidiary Redesignation” shall have the meaning assigned to such term in Section 5.15.

“Supermajority Revolver Lenders” shall mean the Lenders holding more than 66 2⁄3% of the aggregate amount of Revolver Commitments and Revolver Exposure outstanding at any time; provided, however the Revolver Commitments and Revolver Exposure of any Defaulting Lender shall be excluded from such calculation.

“Supplemental Intercreditor Agreement” shall mean any intercreditor agreement entered into after the Closing Date by the Administrative Agent with respect to the Collateral.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one (1) or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants of Parent, a Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any Loan Party any obligation to pay or perform under any Swap Agreement to the extent that such Swap Agreement constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Lender” shall mean any Lender who advances a Swingline Loan to any Borrower.

“Swingline Loan” shall mean any Borrowing of ABR Loans funded with the Administrative Agent’s or any other Swingline Lender’s funds, until such Borrowing is settled among the Lenders or repaid by the Borrowers.

“Tax Distribution” shall have the meaning assigned to such term in Section 6.06(f).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Term Commitment” shall mean with respect to each Term Lender, the commitment of such Term Lender to make Term Loans on the Closing Date pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Commitment” and any commitment of a Term Lender to make Incremental Term Loans pursuant to Section 2.23. The aggregate amount of the Term Commitments on the Closing Date is $200.0 million.

“Term Facility” shall mean the Term Commitments and the Term Loans made hereunder.

“Term Facility Debt” shall mean Indebtedness in respect of the Term Facility.

“Term Lender” shall mean a Lender (including an Incremental Term Lender) with a Term Commitment or with outstanding Term Loans.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.11.

“Term Loans” shall mean the term loans made by the Term Lenders to the Borrowers on the Closing Date and shall include any Incremental Term Loans made by Incremental Term Lenders from time to time, any Extended Term Loans and any Replacement Term Loans.

“Term Maturity Date” shall mean (a) with respect to the Term Facility in effect on the Closing Date, the date that is five years after the Closing Date, (b) with respect to any Class of Incremental Term Loan, the maturity dates therefor in the applicable Incremental Facility Agreement, (c) with respect to any Extended Term Loans, the date agreed to in the applicable Extension pursuant to Section 2.24 and (d) with respect to Replacement Term Loans, the date agreed to in accordance with Section 9.08(d).

“Test Period” shall mean, on any date of determination, the period of four (4) consecutive fiscal quarters (taken as one (1) accounting period) of the Lead Borrower then most recently ended for which financial statements have been delivered pursuant to Section 5.04; provided that if the respective Test Period includes (i) the fiscal quarter of the Borrowers ended May 2, 2015, EBITDA for such fiscal quarter shall be deemed to be $19,715,000, (ii) the fiscal quarter of the Borrowers ended August 1, 2015, EBITDA for such fiscal quarter shall be deemed to be $22,478,000, (iii) the fiscal quarter of the Borrowers ended October 31, 2015, 2015, EBITDA for such fiscal quarter shall be deemed to be $19,983,000, and (iv) the fiscal quarter of the Borrowers ended January 30, 2016, EBITDA for such fiscal quarter shall be deemed to be $38,152,000.

“Threshold Amount” shall mean $10.0 million.

“Total Leverage Condition” shall mean, for any Test Period ending (a) after the Closing Date but prior to January 28, 2017, the Total Leverage Ratio for the most recently completed Test Period for which financial statements have been delivered pursuant to Section 5.04 shall not be greater than 3.50 to 1.00 and (b) on and after January 28, 2017, the Total Leverage Ratio for the most recently completed Test Period for which financial statements have been delivered pursuant to Section 5.04 shall not be greater than 3.25 to 1.00, in each case, on a Pro Forma Basis.

“Total Leverage Ratio” shall mean, on any date, the ratio of Consolidated Total Debt, as of such date, to EBITDA for the relevant Test Period, all determined on a consolidated basis.

“Transaction Costs” shall mean fees and expenses payable or otherwise borne by Parent, any other Parent Entity, the Borrowers and their Subsidiaries in connection with the Transactions occurring on or about the Closing Date.

“Transactions” shall mean, collectively, (a) the transactions to occur pursuant to the Loan Documents, including (i) the execution and delivery of the Loan Documents and the initial borrowings hereunder and (ii) the Refinancing.

“Trust Funds” shall mean any cash or Permitted Investments comprised of (a) funds specially and exclusively used (i) for payroll and payroll taxes and other employee benefit payments to or for the benefit of employees of Loan Parties and their subsidiaries, (ii) to pay all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (b) any other funds which any Loan Party holds on behalf as an escrow or fiduciary for another person (other than another Loan Party).

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the ABR.

“UCC” shall mean the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“United States” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Lead Borrower that is acquired or created after the Closing Date designated by the Lead Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent in accordance with Section 5.15.

“Unrestricted Subsidiary Designation” shall have the meaning assigned thereto in Section 5.15.

“Unused Line Fee Rate” shall mean the per annum rate set forth below, as determined by the Total Leverage Ratio, as of the most recent Adjustment Date:

Total Leverage Ratio	Unused Line Fee Rate
≥ 3.25	0.375%
< 3.25	0.250%

Until the first Adjustment Date following delivery of the first Compliance Certificate required pursuant to Section 5.04(c) with respect to the fiscal quarter ending April 30, 2016, the Unused Line Fee Rate shall be determined as if Level I were applicable. Thereafter, the Unused Line Fee Rate shall be subject to increase or decrease which shall become effective on a prospective basis on each

Adjustment Date based on the Total Leverage Ratio in accordance with the table above. If the Lead Borrower fails to deliver any financial statements required to be delivered pursuant to Section 5.04(a) or Section 5.04(b) or any Compliance Certificate required to be delivered pursuant to Sections 5.04(c) with respect thereto on or before the date required for delivery thereof, then, at the option of the Required Revolver Lenders, the Unused Line Fee Rate shall be determined as if Level I were applicable, from the day after the date such Compliance Certificate was required to be delivered until the date of delivery of such Compliance Certificate.

“U.S. Person” shall mean any person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Adequate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voluntary Prepayments” shall mean any voluntary prepayment of Loans pursuant to Section 2.12(a) to the extent not financed using the proceeds of the incurrence of any long-term Indebtedness (other than revolving Indebtedness).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including a payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment); by (b) the outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares (including shares issued to foreign nationals) required pursuant to Applicable Law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a “complete” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, by any Loan Party or any ERISA Affiliate.

SECTION 1.02. Terms Generally. (a) The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, the Loan Documents in which the reference appears unless the context shall otherwise require.

(b) Except as otherwise expressly provided otherwise in any Loan Document, (i) any reference in this Agreement to any Loan Document or other document, agreement or instrument (including any by-laws, limited partnership agreement, limited liability company agreement, articles of incorporation, certificate of limited partnership or certificate of formation, as the case may be) shall mean such Loan Document, document, agreement or instrument as amended, restated, amended and restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time in accordance with the terms hereof and thereof and any reference in this Agreement to any person shall include a reference to such person’s permitted assigns and successors-in-interest and (ii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, succeeding, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced, superseded or supplemented from time to time.

SECTION 1.03. Accounting Terms. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if an amendment is requested by the Lead Borrower or the Required Lenders, then the Lead Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If the Lead Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Lead Borrower cannot elect to report under GAAP).

(b) Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of Capital Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Lease Obligations on the date hereof shall be considered Capital Lease Obligations and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

SECTION 1.04. Rounding. Except as otherwise expressly provided herein, any financial ratios required to be maintained by the Lead Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day (other than as described in the definition of ABR, Federal Funds Effective Rate or Interest Period), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.06. Classification. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, contractual restriction or prepayment of Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, the Lead Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category permitted by such section. Notwithstanding anything herein to the contrary, Indebtedness incurred under the Loan Documents and any Incremental Facility shall only be classified as incurred under Section 6.01(a).

SECTION 1.07. References to Laws. Unless otherwise expressly provided herein, references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 1.08. Pro Forma. (a) Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Consolidated Fixed Charge Coverage Ratio and the Total Leverage Ratio and the amount of Consolidated Total Assets and Consolidated Total Debt) pursuant to this Agreement shall be calculated in the manner prescribed by the definition of “Pro Forma Basis.”

(b) In the case of any calculation of the Consolidated Fixed Charge Coverage Ratio, Consolidated Total Assets, Consolidated Total Debt and Total Leverage Ratio for any events as described above that occur prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 5.04(a) for the fiscal year ending January 30, 2016, such calculation required to be made on a “Pro Forma Basis” shall use the financial statements for the fiscal quarter ended on October 31, 2015.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Each Term Lender agrees, severally and not jointly, on the terms, and subject to the conditions, set forth herein, to make Term Loans to the Borrowers on the Closing Date in an aggregate principal amount equal to such Term Lender’s Term Commitment set forth on Schedule 2.01 as of the Closing Date. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

(b) Each Revolver Lender agrees, severally on a Pro Rata basis, on the terms, and subject to the conditions, set forth herein, to make Revolver Loans to the Borrowers from time to time on the Closing Date through the Commitment Revolver Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall the Revolver Lenders have any obligation to honor a request for a Revolver Loan if (i) such Revolver Lender’s Revolving Exposure (including its Pro Rata share of the requested Revolver Loan) would exceed its Revolver Commitment, or (ii) the total Revolving Exposures of all Lenders would exceed the Line Cap (subject to Section 2.23).

SECTION 2.02. Loans and Borrowings. (a) On the Closing Date, all Term Loans shall be made by the Term Lenders ratably in accordance with their respective Term Commitments. All Revolver Loans (other than Swingline Loans and Protective Advances) shall be made by the Revolver Lenders Pro Rata in accordance with their respective Revolver Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder. Any Swingline Loan and Protective Advance shall be made in accordance with the procedures set forth in Sections 2.04 and 2.25, respectively.

(b) Subject to Section 2.15, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Lead Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that, any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and, as applicable, (i) such Revolver Lender shall not be entitled to any amounts payable under Sections 2.16 or 2.18 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise or (ii) such Term Lender shall not be entitled to any greater indemnification under Section 2.16 or 2.18 with respect to such Eurodollar Loan than that which the applicable Term Lender was entitled on the date such Term Loan was made (except in connection with any indemnification entitlement arising as a result of a Change in Law after the date on which such Term Loan was made).

(c) The aggregate principal amount of any Borrowing (other than a Swingline Borrowing) shall not be less than (x) in the case of ABR Loans, $100,000 and (y) in the case of Eurodollar Loans, $1,000,000 (and integral amounts of $100,000 thereof). Borrowings of more than one Type may be outstanding at the same time; provided that, without the consent of the Administrative Agent, there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolver Termination Date or the Term Maturity Date for such Class, as applicable.

SECTION 2.03. Requests for Borrowings and Notices.

(a) To request a Borrowing of Loans, the Lead Borrower shall notify the Administrative Agent of such request either in writing by delivery of a Borrowing Request (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) signed by the Lead Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., Local Time, three (3) Business Days (or, in the case of a Eurodollar Borrowing to be made on the Closing Date, two (2) Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time, one (1) Business Day before the date of the proposed Borrowing. Such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Borrowing Request signed by the applicable Borrower (or, if agreed by the Administrative Agent, on the Closing Date). Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class of such Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to a requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected a Eurodollar Borrowing with an Interest Period of one (1) month’s duration. Promptly following receipt of the Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans; Settlement.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time on the Closing Date through the Commitment Revolver Termination Date in an aggregate principal amount that will not result in (i) the aggregate principal amount of Swingline Loans outstanding at any time to exceed $25.0 million or (ii) the total Revolving Exposures exceeding the Line Cap. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to the Administrative Agent for the account of the Swingline Lenders. The obligation of the Borrowers to repay Swingline Loans shall be evidenced by the records of the Administrative Agent and need not be evidenced by any promissory note. To request a Borrowing of Swingline Loans, the Lead Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request either in writing by delivery of a Borrowing Request (by fax, hand delivery or other electronic transmission (including “.pdf” or “.tif”)) signed by the Lead Borrower or by telephone not later than 12:00 p.m., Local Time, on the date of the proposed Borrowing. Such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Borrowing Request signed by the Lead Borrower. Each such Borrowing Request shall specify the requested date (which shall be a Business Day), the aggregate amount of the requested Borrowing and the location and number of the Borrowers’ account to which funds are to be disbursed.

(b) Notwithstanding Section 2.04(a) (other than with respect to limitations set forth in clauses (i) and (ii) therein), the Swingline Lender may make Swingline Loans from time to time in accordance with any Cash Management Services provided to the Borrowers by the Swingline Lender and the Swingline Lender may from time to time, in its sole discretion, extend Swingline Loans pursuant to any cash management system in place from time to time without giving effect to any minimum borrowing amounts, minimum prepayment amounts, timing restrictions, notice requirements on borrowing or prepaying otherwise contemplated by this Section 2.04.

(c) The Borrowers acknowledge that in the event that a reallocation of the Swingline Loan Fronting Exposure of a Defaulting Lender pursuant to Section 2.22 does not fully cover the Swingline Loan Fronting Exposure of such Defaulting Lender, the Swingline Lender may require the Borrowers to, at its option, prepay or Cash Collateralize such remaining Fronting Exposure in respect of each outstanding Swingline Loan and will have no obligation to issue new Swingline Loans, or to extend, renew or amend existing Swingline Loans to the extent such Fronting Exposure would exceed the commitments of the non-Defaulting Lenders, unless such remaining Fronting Exposure is Cash Collateralized.

(d) Settlement among the Revolver Lenders and the Swingline Lender with respect to Swingline Loans shall take place on a date determined from time to time by the Administrative Agent (but at least weekly), in accordance with the Settlement Report delivered by the Administrative Agent to the Revolver Lenders. Between settlement dates, the Administrative Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by the Borrowers or any provision herein to the contrary. Each Revolver Lender’s obligation to make settlements with the Swingline Lender is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled among the Revolver Lenders hereunder, then each Revolver Lender shall be deemed to have purchased from the Swingline Lender a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to the Swingline Lender, in immediately available funds, within one Business Day after the Swingline Lender’s request therefor.

(e) Provisions Related to Extended Revolver Commitments with Respect to Swingline Loans. If the maturity date in respect of any tranche of Revolver Commitments occurs at a time when another tranche or tranches of Revolver Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolver Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(b)), there shall exist sufficient unutilized Extended Revolver Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolver Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolver Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

SECTION 2.05. Letters of Credit.

(a) Issuance of Letters of Credit. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes hereunder and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. Subject to the terms and conditions hereof, the Issuing Bank, in reliance upon the agreements of the other Revolver Lenders set forth in Section 2.05(b), agrees to issue Letters of Credit on any Business Day on and after the Closing Date through but not including the 30th day prior to the Revolver Termination Date (or, if earlier, until the Commitment Revolver Termination Date):

(i) Each Borrower acknowledges that the Issuing Bank’s issuance of any Letter of Credit is conditioned upon the Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as the Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. The Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) the Issuing Bank receives a LC Request and LC Application at least 3 Business Days (or shorter period of time as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If, in sufficient time to act, the Issuing Bank receives written notice from Required Revolver Lenders that a LC Condition has not been satisfied, the Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, the Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions. In the event that a reallocation of the Fronting Exposure with respect to Standby LC Obligations of a Defaulting Lender pursuant to Section 2.22(a) does not fully cover the Fronting Exposure with respect to Standby LC Obligations of such Defaulting Lender and such Defaulting Lender has not Cash Collateralized its obligations or otherwise made arrangements reasonably satisfactory to the Issuing Bank, the applicable Issuing Bank may require the Borrowers to Cash Collateralize such remaining Fronting Exposure in respect of each outstanding Standby Letter of Credit and will have no obligation to issue new Standby Letters of Credit, or to extend, renew or amend existing Standby Letters of Credit to the extent the Fronting Exposure with respect to Standby LC Obligations would exceed the commitments of the non-Defaulting Lenders, unless such remaining Fronting Exposure with respect to Standby LC Obligations is Cash Collateralized.

(ii) Letters of Credit may be requested by a Borrower to support obligations incurred in the ordinary course of business to backstop or replace Existing Letters of Credit through the issuance of new Letters of Credit for the account of the issuers of such Existing Letters of Credit (including, by “grandfathering” such Existing Letters of Credit in this Agreement), for any purpose permitted under this Agreement and the other Loan Documents or as otherwise approved by the Administrative Agent. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application may be required or waived at the discretion of the Issuing Bank.

(iii) The Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of the Administrative Agent, the Issuing Bank or any Revolver Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent or any Revolver Lender, including any act or omission of a Governmental Authority. The Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Borrowers are discharged with proceeds of any Letter of Credit.

(iv) In connection with its administration of and enforcement of rights or remedies under any Letter of Credit or LC Document, the Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by the Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper person. The Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. The Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents

(v) Notwithstanding anything to the contrary in this Section 2.05(a), the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, that are the result of gross negligence, bad faith or willful misconduct on the apart of the applicable Issuing Bank (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(vi) For the avoidance of doubt, (a) no LC Documents shall (i) contain any representations and warranties, covenants or events of default not set forth in this Agreement and any representations and warranties, covenants and events of default shall be subject to the same qualifiers, exceptions and exclusions as those set forth in this Agreement or (ii) provide for any additional collateral security or Liens and (b) to the extent any of the foregoing provisions are contained therein and not contained herein, then such provisions shall be rendered null and void and any such qualifiers, exceptions and exclusions contained herein shall be deemed incorporated therein, mutatis mutandis.

(b) Reimbursement; Participations.

(i) If the Issuing Bank honors any request for payment under a Letter of Credit, the Borrowers shall pay to the Issuing Bank, within one Business Day following receipt by the Lead Borrower of notice from the relevant Issuing Bank if such notice is received by 10:00 a.m. Local Time (and if such notice is not received by such time, then within two Business Days following receipt of such notice) (“Reimbursement Date”), the amount paid by the Issuing Bank under such Letter of Credit, together with interest at the interest rate for ABR Loans from the Reimbursement Date until payment by the Borrowers. The obligation of the Borrowers to reimburse the Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and, subject to Section 2.05(a)(v), shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that the Borrowers may have at any time against the beneficiary. Unless the Lead Borrower notifies the Administrative Agent that it intends to reimburse the Issuing Bank for a drawing under a Letter of Credit, whether or not Lead Borrower submits a Borrowing Request, Borrowers shall be deemed to have requested a Borrowing of ABR Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Revolver Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in

Section 4.02 are satisfied. Upon the issuance of a Standby Letter of Credit, each Revolver Lender shall be deemed to have irrevocably and unconditionally purchased from the Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all Standby LC Obligations relating to the Standby Letter of Credit. If the Issuing Bank makes any payment under a Standby Letter of Credit and the Borrowers do not reimburse such payment on the Reimbursement Date, the Administrative Agent shall promptly notify the Revolver Lenders and each Revolver Lender shall promptly (within one Business Day) and unconditionally pay to the Administrative Agent, for the benefit of the Issuing Bank, the Revolver Lender’s Pro Rata share of such payment which is not so reimbursed.

(ii) If any such amount is paid to the Issuing Bank after the date such payment is due, such Revolver Lender shall pay to the Issuing Bank on demand, in addition to such amount, interest thereof calculated at a per annum rate equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Bank. A certificate of the Issuing Bank with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Bank of the unreimbursed amounts described in this Section, if the Revolver Lender receives notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day. Whenever, at any time after the Issuing Bank has made payment under any Standby Letter of Credit and has received from any Revolver Lender its Pro Rata share of such payment in accordance with this Section, the Issuing Bank receives any payment related to such Standby Letter of Credit (whether directly from a Borrower or otherwise), or any payment of interest on account thereof, the Issuing Bank will distribute to such Revolver Lender its Pro Rate share thereof; provided, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such Revolver Lender shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

(iii) The obligation of each Revolver Lender to make payments to the Administrative Agent for the account of the Issuing Bank, in Dollars, in connection with the Issuing Bank’s payment under a Standby Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of: any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Secured Obligations. The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other person of any obligations under any LC Documents. The Issuing Bank does not make to the Revolver Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Loan Party. The Issuing Bank shall not be responsible to any Revolver Lender for: any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(iv) No Issuing Bank shall be liable to any Revolver Lender or other person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence, bad faith or willful misconduct. The Issuing Bank shall not have any liability to any Lender if the Issuing Bank refrains from any action under any Letter of Credit or LC Documents until, with respect to Standby Letters of Credit, it receives written instructions from Required Revolver Lenders.

(c) Cash Collateral. Except as otherwise provided herein, if any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default has occurred and is continuing, (b) that Availability is less than zero, (c) after the Commitment Revolver Termination Date, or (d) within five (5) Business Days prior to the Revolver Termination Date, then the Borrowers shall, at the Issuing Bank’s or the Administrative Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to the Issuing Bank the amount of all other LC Obligations. If the Borrowers fail to provide any Cash Collateral as required hereunder, the Administrative Agent may (and, with respect to Standby Letters of Credit, shall upon direction of Required Revolver Lenders) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 4.2 are satisfied).

(d) Provisions Related to Extended Revolver Commitment with respect to Letters of Credit. If the maturity date in respect of any tranche of Revolver Commitments occurs prior to the expiration of any Letter of Credit, then (i) with respect to Standby Letters of Credit, (x) if one or more other tranches of Revolver Commitments in respect of which the maturity date shall not have occurred are then in effect, such Standby Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolver Lenders to purchase participations therein and to make Revolver Loans and payments in respect thereof pursuant to Section 2.05(b)) under (and ratably participated in by the Revolver Lenders pursuant to) the Revolver Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolver Commitments thereunder at such time (it being understood that no partial face amount of any Standby Letter of Credit may be so reallocated)), and (y) to the extent Standby Letters of Credit are not reallocated pursuant to immediately preceding clause (i)(x), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(c) and (ii) with respect to Documentary Letters of Credit (x) if one or more other tranches of Revolver Commitments in respect of which the maturity date shall not have occurred are then in effect, such Documentary Letters of Credit shall automatically be deemed to have been issued under the Revolver Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolver Commitments of the Issuing Bank with respect to such Documentary Letters of Credit thereunder at such time (it being understood that no partial face amount of any Documentary Letter of Credit may be so reallocated)) and (y) to the extent Documentary Letters of Credit are not reallocated pursuant to immediately preceding clause (ii)(x), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(c). Commencing with the maturity date of any tranche of Revolver Commitments, the sublimit for Letters of Credit shall be agreed with the Revolver Lenders (as to Standby Letters of Credit) and Issuing Banks (as to Documentary Letters of Credit) under the extended tranches.

(e) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time upon at least 30 days prior notice to the Administrative Agent and the Lead Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Lead Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. On the effective date of such resignation or replacement, the Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.05, 8.06, and 9.05, relating to any Letter of Credit issued prior to such date. The Administrative Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Event of Default under Sections 7.01(b), (c), (h) (with respect to the Lead Borrower only) and (i) (with respect to the Lead Borrower only) has occurred and is continuing, shall be reasonably acceptable to the Borrowers.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make a Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make the proceeds of such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account designated by the Borrowers in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of (i) the amount paid by the Issuing Bank pursuant to Section 2.05(b) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent to be applied as contemplated by Section 2.25.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing Request that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its Pro Rata share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent (provided, that any such payment by the Borrowers to the Administrative Agent is without prejudice to any claim the Borrowers may have against such applicable Lender) forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrowers shall notify the Administrative Agent of such election, either delivered in writing (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) or by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and, in the case of a telephonic Interest Election Request, shall be confirmed promptly (but in any event on the same Business Day) by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by the Borrowers.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination of Commitments.

(a) Each Term Lender’s Commitment shall automatically terminate upon the making of the Term Loans on the Closing Date.

(b) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement, and the Borrowers shall make Full Payment of all Obligations. Upon at least three (3) days (or such shorter period of time as the Administrative Agent may agree in its reasonable discretion) prior written notice to the Administrative Agent at any time, the Borrowers may, at their option, terminate the Revolver Commitments and this Agreement and make Full Payment of all Obligations. Any notice of termination given by the Borrowers shall be irrevocable; provided that such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) The Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Revolver Lender, upon at least five (5) days (or such shorter period of time as the Administrative Agent may agree in its reasonable discretion) prior written notice to the Administrative Agent delivered at any time, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof. It being understood that the Borrowers shall not reduce the Revolver Commitments if, after giving effect to any concurrent prepayment of Revolver Loans in accordance with this Section 2.08, the total Revolving Exposures would exceed the Revolver Commitments.

SECTION 2.09. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain the Register, as set forth in Section 9.04(b)(iv), in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and, provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(d) Any Lender may request that the Loans made by it be evidenced by a promissory note (a “Note”) in the form of Exhibit M. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more promissory notes in such form payable to the payee named therein.

SECTION 2.10. Application of Payment in the Dominion Accounts. Subject to Section 7.02, upon delivery of a written notice to the Lead Borrower from the Administrative Agent that specifies that “cash dominion” is being instituted, the ledger balance in the Dominion Account as of the end of a Business Day shall be applied to reduce any outstanding Revolver Loans at the beginning of the next Business Day during any Liquidity Period. If, as a result of such application, a credit balance exists, the balance shall accrue interest in favor of the Borrowers and shall be made available to the Borrowers as long as no Event of Default is continuing. During a Liquidity Period, each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds in the Dominion Account or any Deposit Account subject to a Deposit Account Control Agreement, and agrees that the Administrative Agent shall have the continuing, exclusive right during such Liquidity Period to apply and reapply the same against any outstanding Revolver Loans, in accordance with the terms of this Agreement and the other Loan Documents.

SECTION 2.11. Repayment of Principal.

(a) Subject to the other paragraphs of this Section, commencing on the first full fiscal quarter after the Closing Date, the Borrowers shall (subject to any Extension pursuant to Section 2.24) repay the Term Loans outstanding on the Closing Date on the last Business Day of each fiscal quarter prior to the Term Maturity Date (each such date being referred to as a “Term Loan Installment Date”), in each case, in an amount equal to the relevant amount set forth below for the relevant Term Loan Installment Date (as such repayment amounts may be reduced from time to time pursuant to Section 2.12 and Section 9.04(g)):

Term Loan Installment Date	Amount
Each Term Loan Installment Date that occurs on or prior to the second anniversary of the Closing Date	$1,250,000

Each Term Loan Installment Date that occurs after the second anniversary of the Closing Date	$2,500,000

(b) The Borrowers shall repay the Term Loans on the applicable Term Maturity Date (after giving effect to any Extension pursuant to Section 2.24) in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date, unless payment is sooner required hereunder.

(c) Revolver Loans shall be due and payable in full on the Revolver Termination Date applicable to such Revolver Loans, unless payment is sooner required hereunder.

SECTION 2.12. Prepayment of Loans.

(a) Optional Prepayments.

(i) Upon prior notice in accordance with Section 2.12(a)(ii) below, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Loans in whole or in part without premium or penalty (but subject to Section 2.17). Subject to Section 2.12(a)(ii) below, each such prepayment shall be paid to the applicable Lenders in accordance with their respective Applicable Percentages.

(ii) The Borrowers shall notify the Administrative Agent by telephone (confirmed in writing) of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of prepayment or (B) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., Local Time, on the day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a

Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02(c). Each prepayment of Term Loans made pursuant to this Section 2.12(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans in the manner specified by the Borrowers or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity.

(b) Subject to Section 2.12(d), the Borrowers shall apply, without duplication, all Net Proceeds within three (3) Business Days of receipt thereof to prepay outstanding Term Loans in accordance with Section 2.12(f).

(c) Concurrently with any prepayment pursuant to Section 2.12(b), the Lead Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable Net Proceeds. In the event that the Lead Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Lead Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and the Lead Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the derivation of such excess.

(d) If the Lead Borrower reasonably determines in good faith that the upstreaming or transferring as a dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Section 2.12(b) would result in an additional current tax liability (such amount, a “Restricted Amount”), the amount the Borrowers shall be required to mandatorily prepay pursuant to Section 2.12(b) shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such additional current tax liability; provided that the Lead Borrower hereby agrees to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriations even if the Borrowers do not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Proceeds will otherwise be subject to repayment under Section 2.12(b).

(e) Notwithstanding anything to the contrary contained in this Section 2.12, if any Lender shall notify the Administrative Agent on or prior to the date of any prepayment that it wishes to decline its share of any prepayment made pursuant to Section 2.12(b), such share (the “Declined Prepayment Amount”) may be retained by the Borrowers; provided that in no event shall any Lender have the right to decline any prepayment in connection with a refinancing of the Term Loans.

(f) Each prepayment of Term Loans made pursuant to Sections 2.12(b) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans in the manner specified by the Lead Borrower, or if not so specified on or prior to the date of such prepayment, in direct order of maturity.

(g) Subject to Section 2.25, to the extent that at any time the aggregate Revolving Exposures for all Revolver Lenders exceeds the Line Cap, the Borrowers shall first repay such outstanding Revolver Loans (and thereafter Cash Collateralize such outstanding LC Obligations, to the extent remaining) in an amount equal to such excess.

SECTION 2.13. Fees.

(a) Administrative Agent Fee. The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter at the times and in the amount specified therein (the “Fees”).

(b) Unused Line Fee. (i) The Borrowers shall pay to the Administrative Agent, for the Pro Rata benefit of the Revolver Lenders (other than any Defaulting Lender), a fee equal to the Unused Line Fee Rate multiplied by the amount by which the Revolver Commitments (other than Revolver Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Revolver Loans (other than Swingline Loans) and stated amount of outstanding Letters of Credit during any fiscal quarter (such fee, the “Unused Line Fee”). Such fee shall be calculated based on the actual number of days elapsed over a 360-day year and payable quarterly in arrears, on the first day of each fiscal quarter.

(ii) In the event that any Compliance Certificate or related information for any period delivered pursuant to Section 5.04 is inaccurate while the Revolver Commitments are in effect, and such inaccuracy, if corrected, would have led to the application of a higher Unused Line Fee Rate for such period than the Unused Line Fee Rate actually used to determine the Unused Line Fee for such period, then (a) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such period, (b) the Unused Line Fee Rate for such period shall be retroactively determined based on the Total Leverage Ratio as set forth in the corrected Compliance Certificate and (c) if the quarterly payment date for such period has already occurred, the Borrowers shall promptly pay to the Administrative Agent (for the account of the Lenders during such period or their successors and permitted assigns) the accrued additional Unused Line Fee owing as a result of such increased or decreased Unused Line Fee Rate for such period. This Section 2.13(b)(ii) shall not limit the rights of the Administrative Agent under this Section 2.13 or Article VII.

(c) LC Facility Fees. The Borrowers shall pay (i) to the Administrative Agent, for the Pro Rata benefit of the Revolver Lenders, a fee equal to the Applicable Margin in effect for Eurodollar Loans times the daily stated amount of outstanding Standby Letters of Credit, which fee shall be calculated based on the actual number of days elapsed over a 360-day year and be payable in arrears, on the first Business Day of each fiscal quarter; (ii) to the applicable Issuing Bank, for its own account, a fee equal to the Applicable Margin in effect for Eurodollar Loans times the daily stated amount of outstanding Documentary Letters of Credit, which fee shall be calculated based on the actual number of days elapsed over a 360-day year and be payable in arrears, on the first Business Day of each fiscal quarter, (iii) to the applicable Issuing Bank, for its own account, a fronting fee not in excess of 0.125% per annum of the stated amount of each Standby Letter of Credit, which fee shall be calculated based upon the actual number of days elapsed over a 360-day year and payable in arrears, on the first day of each fiscal quarter (the fee in this clause (iii), the “Issuing Bank Fee”); and (iv) to the applicable Issuing Bank, for its own account, all customary charges associated with the issuance, registration, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred upon demand.

(d) All fees set forth in Section 2.12(a), (b) and (c) shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Issuing Bank, as applicable. Once paid, none of the fees shall be refundable under any circumstances.

SECTION 2.14. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of fees, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section (in each case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolver Loans, upon termination of the applicable Revolver Commitments, and (iii) in the case of Term Loans, on each Term Loan Maturity Date and any other date on which a payment of principal is required pursuant to Section 2.11(b); provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Eurodollar Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) In the event that any Compliance Certificate or related information for any period delivered pursuant to Section 5.04 is inaccurate while the Loans are outstanding or the Revolver Commitments are in effect, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for such period than the Applicable Margin actually used to determine the interest rate for such period, then (a) the Borrowers shall promptly deliver to the Administrative Agent a corrected Compliance Certificate for such period, (b) the Applicable Margin for such period shall be retroactively determined based on the Total Leverage Ratio as set forth in the corrected Compliance Certificate and (c) if the Interest Payment Date for such period has already occurred, the Borrowers shall promptly pay to the Administrative Agent (for the account of the Lenders during such period or their successors and permitted assigns) the accrued additional interest owing as a result of such increased or decreased Applicable Margin for such period. This Section 2.14(f) shall not limit the rights of the Administrative Agent under this Section 2.14 or Article VII.

SECTION 2.15. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Required Lenders reasonably determine that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period; or

(b) the Required Lenders reasonably determine that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent (upon receiving notice from the Required Lenders of any such determination) shall give written notice thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent agrees to give promptly when such circumstances no longer exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if the Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing. Upon receiving such notice from the Administrative Agent, the Lead Borrower may revoke any pending request for a Borrowing, conversion or continuation of a Eurodollar Borrowing.

SECTION 2.16. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or Issuing Bank; or

(ii) subject any Lender Party to any Taxes (other than (A) Indemnified Taxes or Other Taxes paid or payable under Section 2.18(c) or for which additional amounts are paid or payable pursuant to Section 2.18(a) and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such or Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(e) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or Issuing Bank shall notify the Borrowers thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.20, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits, including margin). Such loss, cost and expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan but exclusive of the Applicable Margin relating thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.18. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required by Applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) such withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Loan Parties shall not be required to compensate the Administrative Agent, any Lender or any Issuing Bank pursuant to this Section 2.18 for any Indemnified Taxes or Other Taxes incurred more than 90 days prior to the date that the Administrative Agent, such Lender or such Issuing Bank, as applicable, makes such written demand to the Loan Parties; provided, further, that if such Indemnified Taxes or Other Taxes are imposed retroactively, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or an Issuing Bank or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the

Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (whichever is applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (whichever is applicable) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (whichever is applicable); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (whichever is applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Lead Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay over an amount equal to such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.18(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

(g) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) For purposes of this Section 2.18 and the defined terms used in this Section 2.18, the term “Lender” includes any Issuing Bank and the Swingline Lender.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.16, 2.17, or 2.18, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrowers by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from the Borrowers hereunder, such funds (except as otherwise provided in the Collateral Agreement with respect to the application of amounts realized from the Collateral) shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If (other than (x) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans of any Class to any assignee or participant or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 2.20, Section 2.23, Section 2.24, Section 9.04(f), Section 9.08(d) or Section 9.08(e)) any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of any Class or participations in Standby LC Obligations or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of any Class and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of any Class and participations in Standby LC Obligations and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in Standby LC Obligations and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement. The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(b), 2.06(b) or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Each borrowing by the Borrowers from the Lenders hereunder shall be made by the Class of Lenders holding Commitments relating to such borrowing on a Pro Rata basis.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender is a Defaulting Lender or becomes an Affected Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) so long as no Specified Event of Default has occurred and is continuing, terminate the Revolver Commitments of such Lender and repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, (iv) the Borrowers shall be liable to such Lender under Section 2.17 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (v) such assignment shall otherwise comply with Section 9.04 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) until such time as such Revolver Commitments are terminated, obligations are repaid or such assignment is consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.16 or Section 2.18, as the case may be. Nothing in this Section 2.20 shall be deemed to prejudice any rights that the Borrowers, the Administrative Agent or any Lender may have against any replaced Lender. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.20(b).

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders, all of the Revolver Lenders or all of the Lenders affected and with respect to which the Required Lenders or Required Revolver Lenders shall have granted their consent, as applicable, then the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by (i) terminating any Revolver

Commitments of such Lender and repaying all obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) requiring such Non-Consenting Lender to assign (in accordance with and subject to the restrictions contained in Section 9.04) all or the affected portion of its Loans and any of its Revolver Commitments hereunder to one (1) or more assignees, provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (c) the Borrowers shall be liable to such Lender under Section 2.17 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (d) such assignment shall otherwise comply with Section 9.04 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (e) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.22(c).

SECTION 2.21. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent (at which time such Lender shall be deemed an “Affected Lender”), any obligations of such Affected Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings shall be suspended until such Affected Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Affected Lender (with a copy to the Administrative Agent), either convert all Eurodollar Borrowings of such Affected Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Affected Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22. Defaulting Lenders.

(a) For purposes of determining the Revolver Lenders’ obligations to fund or acquire participations in Revolver Loans (including, Swingline Loans), Protective Advances or Letters of Credit, the Administrative Agent may exclude the Revolver Commitments and Revolver Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares and any Revolver Commitments or Fronting Exposure of any such Defaulting Lender shall automatically be reallocated among the non-Defaulting Lenders Pro Rata in accordance with their Revolver Commitments up to an amount such that the Revolver Commitment of each non-Defaulting Lender does not exceed its Revolver Commitments, so long as the conditions set forth in Section 4.02 are satisfied at the time of such reallocation. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 9.08.

(b) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a Pro Rata basis of any amounts owing by that Defaulting Lender to any applicable Issuing Banks and Swingline Lenders hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank or Swingline Lender, to be held as Cash Collateral for the Fronting Exposure of such Defaulting Lender; fourth, to the funding of any Revolver Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent or the Lead Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolver Loans under this Agreement and to Cash Collateralize any Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolver Loans or Standby LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Revolver Loans or Standby LC Obligations were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolver Loans of, and Standby LC Obligations owed to, all non-Defaulting Lenders on a Pro Rata basis prior to being applied to the payment of any Revolver Loans of, or Standby LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of a Defaulting Lender’s Revolver Commitment, as applicable, shall be disregarded for purposes of calculating the Unused Line Fee Rate under Section 2.13(b). To the extent any Standby LC Obligations owing to a Defaulting Lender are reallocated to other Revolver Lenders, Letter of Credit fees attributable to such Standby LC Obligations under Section 2.13(c) shall be paid to such other Revolver Lenders. The Administrative Agent shall be paid all Letter of Credit fees attributable to LC Obligations that are not so reallocated.

(c) The Borrowers, the Administrative Agent and the Issuing Bank may agree in writing that a Revolver Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Revolver Commitments and Revolver Loans, and all outstanding Revolver Loans, Standby LC Obligations and other exposures under the Revolver Commitments shall be reallocated among the Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed in writing by the Lead Borrower, the Administrative Agent and the Issuing Bank (each of which shall make such determination, in its sole discretion), no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Revolver Lender. The failure of any Revolver Lender to fund a Revolver Loan, to make a payment in respect of Standby LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.23. Incremental Extensions of Credit.

(a) The Borrowers may, at any time, on one or more occasions pursuant to an Incremental Facility Agreement (i) add one or more new tranches of term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) increase the aggregate amount of the Revolver Commitments (any such increase, an “Incremental Revolver Facility” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolver Loans” and any Incremental Revolver Loans, together with any Incremental Term Loans, “Incremental Loans”); provided that

(i) immediately prior to and after giving effect to any Incremental Facility Agreement, no Event of Default shall have occurred and is continuing or shall result therefrom; provided that, in the case of an Incremental Term Facility incurred in connection with a Limited Condition Acquisition no Event of Default under Sections 7.01(b), (c), (h) or (i) shall have occurred as of the date of the incurrence of such Incremental Facility and no Event of Default shall have occurred or shall result after giving effect to the Incremental Facility as of the date of signing the Limited Condition Acquisition Agreement (“Signing Date”),

(ii) the aggregate principal amount of all Incremental Facilities incurred pursuant to this Section 2.23 (assuming, in the case of an Incremental Revolver Facility, that the entire amount of such increase is funded), shall not exceed together with the aggregate initial principal amount of any Incremental Equivalent Debt or any Permitted Refinancing Indebtedness in respect thereof incurred pursuant to Section 6.01(p), (A) $100.0 million plus (B) in the case of Incremental Term Loans incurred pursuant to the preceding clause (A) or this clause (B) that serve to effectively extend the maturity of then existing Term Loans, an amount equal to the amount of such Term Loans that will be replaced with such Incremental Term Loans plus (C) an additional amount if, after giving effect to such additional amount incurred pursuant to this clause (C), on a Pro Forma Basis (assuming, in the case of an Incremental Revolver Facility, that the entire amount of such increase is funded) the Total Leverage Condition is satisfied (determined without deductions for any cash proceeds received by the Borrowers from the incurrence of any Incremental Facility) (the amounts described in clauses (A) and (B) above, the “Incremental Cap”);

(iii) the Borrowers shall be in compliance with the financial covenants in Section 6.10, in each case, calculated on a Pro Forma Basis (assuming, in the case of an Incremental Revolver Facility, that the entire amount of such increase is funded) as of the day such Incremental Loans are made and as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04; provided that, in the case of a Limited Condition Acquisition, the condition under this Section 2.23(a)(iii) shall be only tested on the Signing Date,

(iv) the Weighted Average Life to Maturity of the Incremental Term Loans shall not be shorter than the Weighted Average Life to Maturity of the Term Loans then outstanding,

(v) each Incremental Term Facility that is a separate tranche shall have a final maturity date no earlier than the latest Term Maturity Date,

(vi) if the Effective Yield in respect of any such Incremental Term Loans that are a separate tranche structured as a customary “term loan A” and that are pari passu in right of payment and are secured equally and ratably with the Term Loans exceeds the Effective Yield for the existing Term Loans (including any existing Incremental Term Loans) by more than 0.50%, the Applicable Margin for the existing Term Loans (including any existing Incremental Term Loans) shall be increased so that the Effective Yield in respect of such existing Term Loans is equal to the Effective Yield for such Incremental Term Loans less 0.50% (provided that if the applicable Incremental Term Facility includes any interest rate floor greater than that applicable to the Term Loans, and such floor is applicable to the Term Facility on the date of the applicable Incremental Facility Agreement, such excess amount shall be equated to interest margin for determining the increase),

(vii) all Incremental Term Loans shall rank pari passu or, with respect to an Incremental Term Facility which is a separate tranche, subordinated in right of payment and pari passu or subordinated in right of security in respect of the Collateral with the Term Loans or may be unsecured; provided that to the extent any such Incremental Term Loans (including any Incremental Equivalent Debt) are pari passu or subordinated in right of payment or right of security to the Term Loans, they shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent, and

(viii) except as otherwise permitted herein, (A) the terms of any Incremental Term Loans which are effected by an increase to any then-existing Term Facility shall be consistent with the terms (including pricing and maturity date) applicable to any then-existing Term Loans and (B) except as expressly permitted above, the terms of any Incremental Term Loans which are effected as a separate tranche shall be on terms not materially more favorable to the holders of such Incremental Term Loans (as reasonably determined by the Administrative Agent) than the terms of any then-existing Term Facility (and in any event shall share ratably in any voluntary and mandatory prepayments of the Term Facility and, to the extent secured by the Collateral on a pari passu basis with the Term Loans, any proceeds from the enforcement of Collateral unless the Borrowers and the lenders in respect of such Incremental Term Facility elect lesser payments),

(ix) Commitments with respect to any Incremental Revolver Facility shall become Revolver Commitments hereunder and the terms of any Incremental Revolver Facility will be identical (including pricing and maturity) to the terms of the initial Revolver Facility.

Notwithstanding the foregoing, without the consent of the Administrative Agent, (x) each Incremental Facility effected pursuant to this paragraph shall be in a minimum amount of at least $20.0 million and (y) no more than five (5) Incremental Facilities will be effected after the Closing Date. No Lender shall have any obligation to participate in any Incremental Facility described in this paragraph unless it agrees to do so in its sole discretion.

To the extent the proceeds of any Incremental Term Facility are intended to be applied to finance a Limited Condition Acquisition, the condition precedent set forth in Section 4.02(c) shall be subject to the standard set forth in Section 2.23(a)(i) and the condition precedent set forth in Section 4.02(d) shall, with the consent of the Lenders providing such Incremental Term Facility, only apply to the Specified Acquisition Agreement Representations and the Specified Representations.

(b) Incremental Facilities shall only be provided by any existing Lender and any other Eligible Assignee which, with the consent of the Lead Borrower and (to the extent such consent would be required under Section 9.04 with respect to an assignment of Loans to such person) the consent (which consent shall not be unreasonably withheld) of the Administrative Agent (and, in the case of any Incremental Revolver Facility, the Swingline Lender and any Issuing Bank), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.23(a) (a “New Lender”). Such New Lender shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit K, whereupon such New Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and the other Loan Documents, and, except as otherwise provided above in clause (a)(vii), shall benefit equally and ratably from the Guarantees and security interests created by the Security Documents; provided that (i) the Sponsor and any Non-Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide Incremental Term Loans, it being understood that in connection with such Incremental Term Loans, the Sponsor and any such Non-Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such persons under Section 9.04 as if such Incremental Term Loans were Term Loans that had been obtained by way of assignment and (ii) any Debt Fund Affiliate shall be permitted to provide any Incremental Term Loans, provided that in connection therewith, such Debt Fund Affiliate shall be subject to the restrictions applicable to Debt Fund Affiliates under Section 9.04 as if such Incremental Term Loans were Term Loans that had been obtained by way of assignment.

(c) Each Lender or New Lender providing a portion of any Incremental Facility shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Facility Agreement) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Facility. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that pursuant to an Incremental Facility Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facilities evidenced thereby. Any such Incremental Facility Agreement may be effected in writing by the Administrative Agent with the consent of the Borrowers (not to be unreasonably withheld) and furnished to the other parties hereto. Without limiting the foregoing, in connection with any Incremental Facility, the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Security Document as necessary to reflect the increase in Indebtedness under this Agreement.

(d) Prior to the effectiveness of any Incremental Facility Agreement and the Incremental Loans thereunder, the Administrative Agent shall have received customary legal opinions, board resolutions, reaffirmation agreements and other closing documents and certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01. The proceeds of the Incremental Term Loans may be used for any purpose not otherwise prohibited hereunder.

(e) Upon the implementation of any Incremental Revolver Facility pursuant to this Section 2.23: (i) each Revolver Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolver Facility Lender, and each relevant Incremental Revolver Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolver Lender’s participations hereunder in outstanding

Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolver Lenders’ (including each Incremental Revolver Facility Lender) (A) participations hereunder in Standby Letters of Credit and (B) participations hereunder in Swingline Loans shall be held Pro Rata on the basis of their respective Revolver Commitments (after giving effect to any increase in the Revolver Commitment pursuant to Section 2.23) and (ii) the existing Revolver Lenders shall assign Revolver Loans to certain other Revolver Lenders (including the Revolver Lenders providing the relevant Incremental Revolver Facility), and such other Revolver Lenders (including the Revolver Lenders providing the relevant Incremental Revolver Facility) shall purchase such Revolver Loans, in each case to the extent necessary so that all of the Revolver Lenders participate in each outstanding Borrowing of Revolver Loans Pro Rata on the basis of their respective Revolver Commitments (after giving effect to any increase in the Revolver Commitment pursuant to this Section 2.23); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i).

SECTION 2.24. Extension Offers.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders of any Class of Loans and Commitments with a like maturity date, in each case, on a Pro Rata basis and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans and/or Commitments, as applicable, and otherwise modify the terms of such Loans and/or Commitments, as applicable, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans (and related outstandings), as applicable) (each, an “Extension”, and each group of Loans and/or Commitments, as applicable, in each case as so extended, as well as the original Loans and/or Commitments (in each case not so extended), being a “tranche”; any Extended Revolver Commitments or Extended Term Loans, as the case may be, shall constitute a separate tranche of Revolver Commitments or Term Loans from the tranche of Revolver Commitments or Term Loans from which they were converted), so long as the following terms are satisfied:

(i) no Event of Default shall have occurred and be continuing immediately prior to giving effect to any such Extension,

(ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iii), (iv) and (v), be determined by the Lead Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Loans extended pursuant to any Extension (any such extended term Loans, “Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer,

(iii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Maturity Date,

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans or any other Extended Term Loans extended thereby,

(v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of the Term Loans (and any other Incremental Term Loans, Extended Term Loans or Replacement Term Loans then subject to ratable repayment requirements), in each case as specified in the respective Extension Offer,

(vi) except as to interest rates, fees and final maturity (which shall be determined by the Borrowers and set forth in the relevant Extension Offer), the Revolver Commitment of any Lender that agrees to an Extension (an “Extending Revolver Lender”) with respect to all or a portion of such Revolver Commitment extended (an “Extended Revolver Commitment”), and the related outstandings (“Extended Revolver Loans”), shall be a Revolver Commitment (or related outstandings, as the case may be) with the same terms as the original Revolver Commitments (and related outstandings); provided that (1) the Borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolver Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolver Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments as set forth in clause (3) below) of Revolver Loans with respect to Extended Revolver Commitments after the applicable Extension date shall be made Pro Rata with all other Revolver Commitments, (2) subject to the provisions of Sections 2.04(e) and 2.05(d) to the extent dealing with Swingline Loans and Standby Letters of Credit which mature or expire after a maturity date when there exists Extended Revolver Commitments with a longer maturity date, all Swingline Loans and Standby Letters of Credit shall be participated Pro Rata by all Lenders with Revolver Commitments in accordance with their percentage of the Revolver Commitments (and except as provided in Sections 2.04(e) and 2.05(d), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolver Loans with respect to, and termination of, Extended Revolver Commitments after the applicable Extension date shall be made on a Pro Rata basis with all other Revolver Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such tranche of Revolver Commitments on a better than Pro Rata basis as compared to any other tranche of Revolver Commitments with a later maturity date than such tranche of Revolver Commitments, (4) assignments and participations of Extended Revolver Commitments and extend Revolver Loans shall be governed by the same assignment and participation provisions applicable to Revolver Commitments and Revolver Loans and (5) at no time shall there be Revolver Commitments hereunder (including Extended Revolver Commitment and any original Revolver Commitments) which have more than three different maturity dates,

(vii) if the aggregate principal amount of Loans (calculated on the face amount thereof) or Revolver Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans or Revolver Commitments, as the case may be, offered to be extended by the Borrowers pursuant to such Extension Offer, then the Loans or Revolver Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer,

(viii) all documentation in respect of such Extension shall be consistent with the foregoing,

(ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the applicable Borrower, and

(x) the Extensions shall be in a minimum amount of $5.0 million.

(b) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.24(b), (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.12, 2.19, 9.06 and 9.19, as applicable, (ii) the amortization schedule set forth in Sections 2.11 shall be adjusted to give effect to an Extension of the relevant Term Loans and (iii) except as set forth in clause (a)(x) above, no Extension Offer is required to be in any minimum amount or minimum increment, provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a greater minimum amount (to be determined and specified in the relevant Extension Offer in the sole discretion of the Borrowers and may be waived by the Borrowers) of Term Loans or of Revolver Commitments, as applicable, of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans or any Extended Revolver Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.12, 2.19, 9.06 and 9.19, as applicable) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.24.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to Term Loans or one or more of its Revolver Commitments (or a portion thereof). All Extended Term Loans and Extended Revolver Commitments and all obligations in respect thereof shall be Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of the Term Loans or Revolver Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.24. In addition, if so provided in such amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the earliest Revolver Termination Date (but in no event later than the date that is five (5) Business Days prior to the Revolver Termination Date) in respect of the Revolver Commitments shall be re-allocated from Lenders holding non-extended Revolver Commitments to Lenders holding Extended Revolver Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolver Commitments, be deemed to be participation interests in respect of such Revolver Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Security Document that has a maturity date prior to the then Latest Maturity Date or Revolver Termination Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent) or Revolver Termination Date, as applicable.

(d) In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof.

SECTION 2.25. Overadvances. If the aggregate Revolving Exposures for all Revolver Lenders exceeds the lesser of the aggregate Revolver Commitments and the then applicable Borrowing Base (an “Overadvance”) at any time, the excess amount shall be payable by the Borrowers on demand by the Administrative Agent, but all such Revolver Loans shall nevertheless constitute Secured Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. The Administrative Agent may require the Revolver Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than thirty (30) consecutive days (and no Overadvance may exist for at least five (5) consecutive days thereafter before further Overadvance Loans are required), and (ii) the aggregate amount of all Overadvances and Protective Advances is not known by the Administrative Agent to exceed 10% of the Borrowing Base and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than thirty (30) consecutive days. In no event shall Overadvance Loans be required that would cause the aggregate Revolving Exposures for all Revolver Lenders to exceed the aggregate Revolver Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Revolver Lenders of the then existing Event of Default. In no event shall any Borrower or other Loan Party be permitted to require any Overadvance Loan to be made.

SECTION 2.26. Protective Advances. (a) The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Lead Borrower, at any time, to make ABR Loans under the Revolver Facility (“Protective Advances”) (i) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 10% of the Borrowing Base, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations; or (ii) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses; provided that, the aggregate amount of outstanding Protective Advances plus the outstanding amount of Revolver Loans and LC Obligations shall not exceed the aggregate Revolver Commitments. Each Revolver Lender shall participate in each Protective Advance on a Pro Rata basis. Required Revolver Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under preceding clause (i) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (x) protect, insure, maintain or realize upon any Collateral; or (y) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Lead Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being Properly Contested.

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Revolver Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided Pro Rata interest and participation in such Protective Advance. From and after the date, if any, on which any Revolver Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Revolver Lender, such Revolver Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Pro Rata interest.

SECTION 2.27. Lead Borrower. Each Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Issuing Bank or any Lender. The Lead Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Borrowing Request) delivered by the Lead Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Issuing Bank and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.

SECTION 2.28. Joint and Several Liability of Borrowers.

(a) Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without the preferences or distinction among them. The Borrowers shall be liable for all amounts due to the Administrative Agent and Lenders under this Agreement, regardless of which Borrower actually receives the Loans or Letters of Credit hereunder or the amount of such Loans received or the manner in which the Administrative Agent or any Lender accounts for such Loans, LC Exposure or other extensions of credit on its books and records. The Obligations of the Borrowers with respect to Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all Borrowers.

(b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(c) The obligations of each Borrower under this Section 2.28 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any of the Lenders.

(d) The provisions of this Section 2.28 shall remain in effect until all of the Secured Obligations have been paid in full. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.28 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(e) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code of the United States).

(f) With respect to the Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other Borrowers hereunder, to the maximum extent permitted by Applicable Law, each Borrower waives, until the Full Payment of all Obligations, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or the Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior Full Payment of all Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, to the maximum extent permitted under Applicable Law, the Administrative Agent and the Lenders may proceed directly and at once, without notice (to the extent notice is waivable under Applicable Law), against (i) with respect to Secured Obligations of the Borrowers, either or all of them or (ii) with respect to Secured Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Secured Obligations, without first proceeding against the other Borrowers or any other person, or against any security or collateral for the Secured Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of the Borrower(s) or against or in payment of any or all of the Obligations. Subject to the foregoing, in the event that a Loan, Letter of Credit or other extension of credit is made to, or with respect to business of, one Borrower and any other Borrower makes any payments with respect to such Loan, LC Obligation or extension of credit, the first Borrower shall promptly reimburse such other Borrower for all payments so made by such other Borrower.

ARTICLE III

Representations and Warranties

Each of Parent (solely to the extent applicable to it) and each Borrower represents and warrants to each of the Lenders that on and as of the Closing Date and on and as of the date of each Credit Extension (except as limited with respect to Incremental Term Loans incurred in connection with a

Limited Condition Acquisition in accordance with Section 2.23), except, in each case, if such representation or warranty refers to a specific date or period, then as of such date or for such period:

SECTION 3.01. Organization; Powers. Each of Parent, each Borrower and each of the Restricted Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required; except in each case referred to in this Section 3.01 (other than in clause (a) and clause (b), respectively, with respect to each Borrower), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization. The execution, delivery and performance by Parent, each Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder, the transactions forming a part of the Transactions and the payment of the Transaction Costs (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by Parent, each Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of (x) law, statute, rule or regulation applicable to such party, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws of Parent, any Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Parent, any Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(i)(A)(x), (b)(i)(B), (b)(i)(C) or (b)(ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Parent, any Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 hereof.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Parent and each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions and the payment of the Transaction Costs, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect and (e) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements.

(a) The audited consolidated balance sheets of the Lead Borrower and its Subsidiaries at January 31, 2015, and the audited consolidated statements of income and cash flows of the Lead Borrower and its Subsidiaries for such fiscal year, reported on by and accompanied by an audit opinion from KPMG LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Lead Borrower and its Subsidiaries for such periods and as at such dates and the consolidated results of operations and cash flows of the Lead Borrower and its Subsidiaries for the year then ended.

(b) The unaudited interim consolidated balance sheet of the Lead Borrower and its Subsidiaries as at October 31, 2015, and the related unaudited interim consolidated statements of income and cash flows for the thirty-nine week period then ended (including for the comparable period in fiscal year 2014), present fairly in all material respects the consolidated financial condition of the Lead Borrower and its Subsidiaries as at such date (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP (subject to (i) normal year-end adjustments and (ii) the absence of notes), except as approved by the aforementioned firm of accountants and disclosed therein.

SECTION 3.06. No Material Adverse Effect. Since January 31, 2015, no event, development, circumstance or change has occurred that has or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of Parent, the Borrowers and the Restricted Subsidiaries has good and insurable fee simple title to the Mortgaged Properties, and good and insurable fee simple title to, or good and valid interests in easements or other limited property interests in, as applicable, all its other real properties and has good and valid title to its personal property and assets, in each case, free and clear of Liens except for defects in title that do not impair the value thereof in any material respect or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and Liens expressly permitted by Section 6.02 or arising by operation of law and except where the failure to have such title or interest or existence of such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of Parent, the Borrowers and the Restricted Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, reasonably necessary for the present conduct of its business, without any conflict (of which the Borrowers have been notified in writing) with the rights of others, except where the failure to have such rights or where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Parent and, as to each such Subsidiary, the percentage of each class of outstanding Equity Interests owned by Parent or by any such Subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Equity Interests of the Lead Borrower or any Restricted Subsidiary.

SECTION 3.09. Litigation; Compliance with Laws.

(a) There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Parent or the Lead Borrower threatened in writing against, Parent or the Lead Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such person (i) that challenges any Loan Document, the Transactions or the payment of the Transaction Costs or (ii) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Parent, the Lead Borrower, the Restricted Subsidiaries or their respective properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws that are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Investment Company Act. None of Parent, any Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11. [Reserved].

SECTION 3.12. Federal Reserve Regulations.

(a) None of Parent, any Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

SECTION 3.13. Tax Returns.

(a) Each of Parent, the Borrowers and their Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct, except, in each case, as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect;

(b) Each of Parent, the Borrowers and their Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all such amounts due) with respect to all periods or portions thereof ending on or before the Closing Date

(except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Parent, the Borrowers or any of their Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes or assessments, if not paid or adequately provided for, could, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect; and

(c) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to each of Parent, the Borrowers and their Subsidiaries, no tax lien has been filed, and, to the knowledge of the Lead Borrower and its Subsidiaries, no claim is being asserted, with respect to any such Taxes.

SECTION 3.14. No Material Misstatements.

(a) As of the Closing Date only, all written information (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Parent, the Lead Borrower, its Subsidiaries and the Transactions prepared by or on behalf of the foregoing or their representatives and made available, by or on behalf of Parent or the Lead Borrower, to the Lead Arranger, any Lenders or the Administrative Agent in connection with the Transactions, when taken as a whole, were true and correct in all material respects and does not as of such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections furnished to the Lead Arranger, the Administrative Agent or the Lenders have been prepared in good faith based upon assumptions believed by the Lead Borrower to be reasonable at the time made, as of the date the Projections were furnished to the Lead Arranger, the Administrative Agent or the Lenders and as of the Closing Date (it being understood that actual results may vary from the Projections and that such variations may be material).

SECTION 3.15. Employee Benefit Plans.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in form and operation with the applicable provisions of ERISA and the applicable provisions of the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations; and (ii) no ERISA Event has occurred or is reasonably expected to occur.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Foreign Plan Event has occurred.

SECTION 3.16. Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice of violation, request for information, order, complaint or assertion of penalty has been received by the Borrowers or any of the Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened which allege a violation of or liability under any Environmental Laws or concerning Hazardous Materials, in each case relating to the Borrowers or any of the Restricted Subsidiaries, (ii) each of the Borrowers and the Restricted Subsidiaries has all authorizations and permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Borrowers or any of the Restricted Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any liability or obligation of the Borrowers or any of the Restricted Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated by or on behalf of the Borrowers or any of the Restricted Subsidiaries that has been transported to or Released at or from any location in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrowers or any of the Restricted Subsidiaries, and (iv) there is no agreement to which the Borrowers or any of the Restricted Subsidiaries is a party in which the Borrowers or any of the Restricted Subsidiaries has assumed or undertaken, or retained, responsibility for any known or reasonably likely liability or obligation arising under or relating to Environmental Laws.

SECTION 3.17. Security Documents.

(a) The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Administrative Agent (together with transfer powers or endorsements executed in blank), in the case of Deposit Accounts, when Deposit Account Control Agreements are entered into by the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement (other than registered copyrights and copyright applications), when financing statements and other filings described on Schedule 3.17 are filed in the offices specified on Schedule 3.17, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations, in each case to the extent security interests in such Collateral can be perfected by delivery of such certificates or notes, as applicable, representing Pledged Collateral, the execution of Deposit Account Control Agreements or the filing Uniform Commercial Code financing statements, as applicable, in each case prior and superior in right to any other person (except Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the registered copyrights and copyright applications, in each case prior and superior in right to any other person except Liens expressly permitted by Section 6.02 and Liens having priority by operation of law (it being understood that subsequent recordings in the United States Copyright Office or United States Patent and Trademark Office, as the case may be, may be necessary to perfect a lien on registered copyrights and copyright applications acquired by the grantors after the Closing Date).

(c) The Mortgages shall be effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Liens expressly permitted by Section 6.02 and Liens having priority by operation of law.

SECTION 3.18. Solvency. Immediately after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Lead Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Lead Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.19. Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Parent or the Lead Borrower, threatened in writing against the Borrowers or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Borrowers and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters; (c) all persons treated as contractors by the Borrower and the Restricted Subsidiaries are properly categorized as such, and not as employees, under Applicable Law; and (d) all payments due from the Borrowers or any of the Restricted Subsidiaries or for which any claim may be made against the Borrowers or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrowers or such Restricted Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions and the payment of the Transaction Costs will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Lead Borrower or any of its Subsidiaries (or any predecessor) is a party or by which Parent, the Lead Borrower or any of its Subsidiaries (or any predecessor) is bound.

SECTION 3.20. Borrowing Base Certificate. As of the date of any Borrowing Base Certificate, the information set forth in such Borrowing Base Certificate is true and correct in all material respects and has been prepared in accordance with the requirements of this Agreement.

SECTION 3.21. USA PATRIOT Act and OFAC.

(a) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Loan Parties, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) None of the Borrowers or any Restricted Subsidiary nor, to the knowledge of the Lead Borrower, any director, officer, agent, employee or controlled Affiliate of the Borrowers is currently the subject of any U.S. sanctions program administered by OFAC; and the Borrowers will not directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

ARTICLE IV

Conditions of Lending

SECTION 4.01. Closing Date. The Administrative Agent , the Lenders and, as applicable, the Swingline Lenders and the Issuing Banks shall not be required to fund any Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived in writing:

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page) that such party has signed a counterpart of each applicable Loan Document.

(c) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a written opinion of each of (i) Weil, Gotshal & Manges LLP, special counsel for Parent and the Borrowers and (ii) McNees Wallace & Nurick LLC, special Pennsylvania counsel for Parent and the Borrowers, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders and each Issuing Bank on the Closing Date and (C) in form and substance usual and customary for transactions such as those contemplated hereby, with respect to the Loan Documents and the Transactions, and each of Parent and the Borrowers hereby instruct their counsel to deliver such opinions.

(d) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date (and a bring-down thereof on the Closing Date or such other date reasonably satisfactory to the Administrative Agent) from such Secretary of State (or other similar official);

(ii) a certificate of the secretary or assistant secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party;

(iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) a certificate of a Responsible Officer of Parent or the Lead Borrower certifying that as of the Closing Date (i) all the representations and warranties set forth in Article III are true and correct to the extent set forth therein and (ii) that the conditions specified in Sections 4.01(g) and (l) and 4.02(d) have been satisfied.

(e) Subject to the penultimate paragraph of this Section 4.01, (i) the Collateral and Guarantee Requirement shall have been satisfied, (ii) the Administrative Agent shall have received a duly completed Collateral Questionnaire dated the Closing Date, together with all attachments contemplated thereby, (iii) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and, to the extent requested, copies of the financing statements (or similar documents) disclosed by such search and (iv) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are either permitted by Section 6.02 or have been released (or authorized for release in a manner reasonably satisfactory to the Administrative Agent).

(f) The Lenders shall have received (a) the financial statements, Projections and other financial information referred to in Section 3.05 and Section 3.14 and (b) a pro forma consolidated balance sheet and related pro forma statement of income, stockholder’s equity and cash flows of Ollie’s Bargain Outlet Holdings, Inc. and its subsidiaries for the three-quarter period ending October 31, 2015 and for each other fiscal quarter after January 31, 2015 and ending at least 45 days prior to the Closing Date; provided, that (i) each such pro forma financial statement shall be prepared in good faith by the Lead Borrower, (ii) no such pro forma financial statement shall include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (iii) the filing of any required financial statements on form 10-K or form 10-Q by Ollie’s Holdings, as applicable, will satisfy the foregoing requirements set forth in clause (a) above with respect to such financial statements.

(g) Substantially concurrently with the initial Credit Extension, (i) the Refinancing shall have been consummated and (ii) none of the Parent, the Lead Borrower or any Restricted Subsidiaries shall have any third party debt for borrowed money other than the Revolver Facility, the Term Facility Debt, indebtedness that is permitted to remain outstanding under this Agreement and ordinary course capital leases, purchase money indebtedness, equipment financings, letters of credit, surety bonds and short-term working capital facilities and the Administrative Agent shall have received customary payoff letters in connection with the repayment of the Existing Credit Agreements.

(h) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the Chief Financial Officer of the Lead Borrower.

(i) The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least two (2) Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(j) [Reserved].

(k) To the extent requested in writing by the Administrative Agent prior to such time, the Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, OFAC and Bank Secrecy Act.

(l) The Total Leverage Ratio as of the Closing Date (giving pro-forma effect to the Facilities and the use of proceeds thereof) as of the fiscal quarter ended October 31, 2015 shall be less than 3.50 to 1.00.

(m) The Administrative Agent shall have received an updated inventory appraisal and a Borrowing Base Certificate reflecting the terms of the Facilities, with an effective date not more than five (5) Business Days prior to the Closing Date, and a pre-funding field examination shall have confirmed such Borrowing Base Certificate to the satisfaction of the Administrative Agent.

Each Agent and each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date shall be deemed to have acknowledged receipt of and consented to and approved each Loan Document and each other document required to be approved by any Agent or Lender, as applicable, on the Closing Date.

SECTION 4.02. Conditions Precedent to All Credit Extensions. On the date of each Borrowing (including each Swingline Borrowing) and on the date of each issuance, amendment (only if such amendment increases the amount thereof), extension or renewal of a Letter of Credit (each such occurrence, a “Credit Extension”):

(a) the Lead Borrower shall have delivered to the Administrative Agent (and the Swingline Lenders in the case of a Swingline Borrowing) a customary Borrowing Request, or LC Request as the case may be;

(b) Availability on the proposed date of a Borrowing of a Revolver Loan, a Swingline Loan or a Letter of Credit shall be adequate to cover the amount of such Borrowing and/or issuance, amendment, extension or renewal of such Letter of Credit;

(c) no Default or Event of Default shall exist at the time of, or result from, such funding or issuance; and

(d) the representations and warranties of each Loan Party set forth in Article III of this Agreement or in any Security Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as such earlier date);

provided, that with respect to an Incremental Term Loan incurred in connection with a Limited Condition Acquisition, the foregoing conditions shall be limited as provided in Section 2.23.

Each request by the Borrowers for funding of a Revolver Loan, or issuance, amendment, modification, renewal or extension of a Letter of Credit shall constitute a representation by the Borrowers that the conditions in clauses (b) through (d) above are satisfied on the date of such request and on the date of such funding or issuance.

ARTICLE V

Affirmative Covenants

Each of Parent (solely as to Sections 5.01, 5.03, 5.05 and 5.09 as applicable to it) and the Borrowers covenant and agree with each Lender that so long as any Commitments or Obligations (other than (i) contingent obligations as to which no claim or demand for payment has been made, or in the case of indemnification obligations, no notice has been given, and (ii) Obligations that have been Cash Collateralized, as applicable) are outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrowers (and Parent solely to the extent applicable to it) will, and the Borrowers will cause each of the Restricted Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) where, other than in the case of the Borrowers, the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise expressly permitted under Section 6.05 and (iii) the liquidation or dissolution of any Restricted Subsidiary if the assets of such Restricted Subsidiaries are acquired by any Borrower or a Restricted Subsidiary of any Borrower.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto reasonably necessary to the normal conduct of the business of the Lead Borrower and the Restricted Subsidiaries and (ii) at all times maintain and preserve all property reasonably necessary to the normal conduct of the business of the Lead Borrower and the Restricted Subsidiaries and keep such property in satisfactory repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance with prudent industry practice (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the lender loss payee thereunder and to the extent available provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy.

(b) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

SECTION 5.03. Taxes.

Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Lien permitted under Section 6.02) upon such properties or any part thereof except that no such Tax or claim need be paid to the extent that (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrowers or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto and (b) in the case of a Tax or claim which has or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within one hundred twenty (120) days after the end of each fiscal year (commencing with fiscal year 2015 ending on January 30, 2016), (x) a consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial position of Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP and (y) supporting schedules reconciling the consolidated balance sheet and related statements of operations and cash flows delivered pursuant to this paragraph with the consolidated financial condition and results of operations of the Lead Borrower for the relevant period (it being understood that the delivery by the Lead Borrower of annual reports on Form 10-K of the Lead Borrower (or any Parent Entity) and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year (commencing with the first fiscal quarter of the 2016 fiscal year), (x) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Parent as fairly presenting, in all material respects, the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (y) supporting schedules reconciling the consolidated balance sheet and related statements of operations and cash flows delivered pursuant to this paragraph with the consolidated financial position and results of operations of the Lead Borrower for the relevant period (it being understood that the delivery by the Lead Borrower of quarterly reports on Form 10-Q of the Lead Borrower (or any Parent Entity) and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (I) concurrently with any delivery of financial statements under paragraphs (a) and (b) above, a certificate of a Financial Officer of the Lead Borrower in substantially the form attached hereto as Exhibit I (each, a “Compliance Certificate”), (i) which shall include a management’s discussion and analysis with respect to such financial statements (which shall be deemed provided by the delivery or filing with the SEC of a Form 10-K or Form 10-Q containing the MD&A required by applicable SEC rules), (ii) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (iii) setting forth the reasonably detailed calculations with respect to (A) the Consolidated Fixed Charge Coverage Ratio and Total Leverage Ratio for such period and (B) the Available Basket Amount and the Excluded Contributions as of the last day of the fiscal quarter or fiscal year, as the case may be, covered by such financial statements or stating that there has been no change to such amounts since the date of delivery of the last compliance certificate, (iv) if applicable, providing (x) pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the respective financial statements, (y) a list of each Immaterial Subsidiary as of the date of delivery of such certificate and (z) a list of each Unrestricted Subsidiary as of the date of delivery of such certificate and (II) concurrently with the delivery of financial statements under paragraph (a) above, a certificate of a Financial Officer of the Lead

Borrower setting out a reasonably detailed calculation of Net Proceeds received during the applicable period by or on behalf of the Lead Borrower or any of the Restricted Subsidiaries subject to prepayment pursuant to Section 2.12(b) and the portions of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the definition of “Net Proceeds”;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Parent, the Lead Borrower or any of its Subsidiaries with the SEC or any securities exchange or distributed to its stockholders generally, as applicable and all press releases and other statements made available generally by Parent or any of its Subsidiaries to the public concerning material developments in the business of Parent or any of its Subsidiaries;

(e) within one hundred twenty (120) days after the beginning of each fiscal year, a detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the Lead Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow and projected income) and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year (to the extent that such revisions have been approved by the Lead Borrower’s (or any Parent Entity’s, as applicable) board of directors (or equivalent governing body)), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Lead Borrower to the effect that, to such Financial Officer’s knowledge, the Budget is a reasonable estimate for the period covered thereby (it being understood that the delivery by the Lead Borrower of annual reports on Form 10-K of the Lead Borrower (or any Parent Entity) and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(e) to the extent such annual reports include the information specified herein);

(f) promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g) together with the delivery of the annual compliance certificate required by Section 5.04(c), deliver an updated Collateral Questionnaire reflecting any changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.09(f) (or, where relevant, notice that there have been no changes);

(h) promptly following a reasonable request therefore from the Administrative Agent, copies of (i) any documents described in Sections 101(f) and/or (j) of ERISA with respect to any Plan, and/or (ii) any notices or documents described in Sections 101(f), (k) and/or (l) of ERISA requested with respect to any Multiemployer Plan; provided, that if any Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Party(ies) and/or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administer or sponsor and the Borrowers shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(i) promptly following a reasonable request from the Administrative Agent (for itself or on behalf of any Lender), from time to time, such other information regarding the operations, business affairs and financial condition of Parent, the Borrowers or any of their respective Subsidiaries, or compliance with the terms of any Loan Document;

(j) as soon as reasonably practicable following a reasonable request from the Administrative Agent (for itself or on behalf of any Lender), from time to time, but no more frequently than quarterly (unless a Specified Event of Default then exists), a listing of each Borrower’s accounts receivables, specifying the account debtor and balance due, and a detailed aging report;

(k) as soon as practicable after the end of each month and in any event no later than thirty (30) days after the end of each month, a retail stock ledger which shall be in form and detail reasonably satisfactory to the Administrative Agent; and

(l) during any Liquidity Period, within thirty (30) days after the end of each of the first two (2) fiscal months of each fiscal quarter, (x) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Lead Borrower and its Subsidiaries as of the close of such fiscal month and the consolidated results of its operations during such fiscal month and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Lead Borrower on behalf of the Lead Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and (y) management’s discussion and analysis with respect to such financial statements.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (unless received after 4:00 p.m. Local Time, in which case on the Business Day following the date) (i) on which a Borrower (or a representative thereof) (x) posts such documents or (y) provides a link thereto on the website of such Borrower on the Internet at the web address provided in Section 9.01 hereof; provided that, such Borrower shall promptly notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents on the website of such Borrower (or its applicable Subsidiary) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by a Borrower to the Administrative Agent for posting on behalf of such Borrower on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which executed certificates or other documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) in respect of the items required to be delivered pursuant to Section 5.04(d) in respect of information filed by Parent or its direct or indirect parent with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q reports and Form 10-K reports described in Sections 5.04(a) and (b)), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) written notice (which notice shall specify in reasonable detail the nature of such event) of the following promptly after any Responsible Officer of Parent or the Borrowers obtain actual knowledge thereof:

(a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent, the Borrowers or any of their Subsidiaries would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event or Foreign Plan Event that, individually or together with all other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(d) any other development specific to Parent, the Borrowers or any of their Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections.

(a) Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.

(b) Permit the Administrative Agent, subject (except when an Event of Default exists) to reasonable advance notice to, and reasonable coordination with, the Lead Borrower and normal business hours, to visit and inspect the Properties of any Borrower, at the Borrowers’ expense as provided in clause (c) below, inspect, audit and make extracts from any Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) such Borrower’s business, financial condition, assets and results of operations (it being understood that a representative of the Lead Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that the Administrative Agent shall only be permitted to conduct one field examination and one inventory appraisal with respect to any Collateral comprising the Borrowing Base per 12-month period; provided further, that (x) if at any time a Liquidity Event shall have occurred and be continuing, (i) up to two additional field examinations and up to two additional inventory appraisals of Current Asset Collateral shall be permitted in such 12-month period at the Borrowers’ expense and (ii) one additional field examination and one additional inventory appraisal of Current Asset Collateral shall be permitted in such 12-month period at the Lenders’ expense (but, in the case of clauses (i) and (ii), in any event not more frequently than quarterly) and (y) during the existence and continuance of an Event of

Default, there shall be no limit on the number of additional field examinations and inventory appraisals of Current Asset Collateral, at the Borrowers’ expense, that shall be permitted at the Administrative Agent’s request, in each case, in a form and from a third-party appraiser or consultant reasonably satisfactory to the Administrative Agent. No such inspection or visit shall unduly interfere with the business or operations of any Borrower, nor result in any damage to the Property or other Collateral. No inspection shall involve invasive testing without the prior written consent of the Lead Borrower. Neither the Administrative Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Each of the Borrowers acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes and the Borrowers shall not be entitled to rely upon them.

(c) Reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses (other than any legal fees or costs and expenses covered under Section 9.05) of the Administrative Agent in connection with (i) examinations of any Borrower’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate; and (ii) field examinations and inventory appraisals of Collateral comprising the Borrowing Base; in each case subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph. Subject to and without limiting the foregoing, the Borrowers specifically agree to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

SECTION 5.08. Compliance with Environmental Laws.

(a) Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws. This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, the Lead Borrower and any of its affected Subsidiaries promptly undertake reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material liability to the Lead Borrower or any of the Restricted Subsidiaries or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, the Lead Borrower or any of the Restricted Subsidiaries.

SECTION 5.09. Further Assurances; Collateral; Mortgages.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any Applicable Law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan

Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any asset (other than real property or improvements thereto or any interest therein or voting Equity Interests representing more than 65% of the voting Equity Interests of any Foreign Subsidiary or Disregarded Domestic Subsidiary) that has an individual fair market value in an amount greater than $5.0 million (as reasonably estimated by the Lead Borrower) is acquired by Parent, the Borrowers or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Secured Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (c) and paragraph (g) below.

(c) Upon the request of the Administrative Agent, grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent (or, if the Administrative Agent shall so direct, a collateral agent, sub-agent or similar agent) security interests and mortgages in fee owned real property of the Borrowers or any such Subsidiary Loan Parties acquired after the Closing Date and having a value at the time of acquisition in excess of $5.0 million (as reasonably estimated by the Borrowers) pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent (each, a “Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.02. Unless otherwise waived by the Administrative Agent, with respect to each such Mortgage, the Borrowers shall deliver (at its expense) to the Administrative Agent contemporaneously therewith (i) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrowers, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (ii) the legal opinions of local U.S. counsel in the state where such real property is located, in form and substance reasonably satisfactory to the Administrative Agent.

(d) If (i) any additional Restricted Subsidiary is formed or acquired after the Closing Date, or (ii) any Restricted Subsidiary ceases to be an Immaterial Subsidiary pursuant to the definition thereof, (x) if such Subsidiary is a Subsidiary Loan Party, the Borrowers shall, concurrently with the next delivery of financial statements pursuant to Section 5.04(a) or (b), as applicable, notify the Administrative Agent and the Lenders thereof and (y) within twenty (20) Business Days after such date or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement as and to the extent applicable to be satisfied with respect to such Subsidiary with respect to any Equity Interest in or Indebtedness of such Subsidiary Loan Party.

(e) [Reserved].

(f) (i) Furnish to the Administrative Agent prompt written notice of any change in (A) any Loan Party’s corporate or organization name, (B) any Loan Party’s organizational form or (C) any Loan Party’s organizational identification number; provided that neither Parent nor the Borrower shall effect or permit any such change unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral and Guarantee Requirement and the provisions of this Section 5.09 need not be satisfied with respect to (i) all leasehold real property except as provided in clause (k) of the definition of “Collateral and Guarantee Requirement”, (ii) any fee owned real property that has an individual fair market value in an amount less than $5.0 million (as reasonably estimated by the Lead Borrower), (iii) Equity Interests of any partnerships, joint ventures and any non-Wholly Owned Subsidiary which cannot be pledged without the consent of one (1) or more third parties (other than the Borrowers or any of the Restricted Subsidiaries), (iv) margin stock, (v) any asset to the extent that the grant of a security interest therein would result in materially adverse tax consequences as reasonably determined by the Lead Borrower, (vi) any property and assets the pledge of which would require governmental consent, approval, license or authorization, (vii) all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under Applicable Law and (viii) other assets which the Administrative Agent, in consultation with the Borrower, determines, in its reasonable discretion, should be excluded taking into account the practical operations of the Borrowers’ business. Notwithstanding anything to the contrary herein, (w) the Loan Parties shall not be required to grant a security interest in any Collateral or perfect a security interest in any Collateral to the extent (A) the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Lead Borrower and the Administrative Agent or (B) if the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or Applicable Law or with respect to any assets to the extent such a pledge would violate the terms of any contract with respect to such assets (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other Applicable Law) or would trigger termination pursuant to any “change of control” or similar provision in any contract, (x) no actions shall be required in order to create or perfect any security interests in assets located outside the United States and no foreign law security or pledge agreement shall be required, (y) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements (other than (I) control of pledged capital stock to the extent otherwise required by this Agreement and the Security Documents and promissory notes to the extent required by this Agreement and the Security Documents and (II) Deposit Accounts (but not Excluded Deposit Accounts) to the extent required by Section 5.12 and (z) the following Collateral shall not be required to be perfected (A) motor vehicles and any other assets subject to state law certificate of title statutes, (B) commercial tort claims and (C) letter of credit rights to the extent not perfected by the filing of a financing statement under the Uniform Commercial Code.

SECTION 5.10. [Reserved].

SECTION 5.11. [Reserved].

SECTION 5.12. Collateral Monitoring and Reporting.

(a) Borrowing Base Certificates. By the twentieth (20th) day of each fiscal month (or, if such day is not a Business Day, the next succeeding Business Day), the Lead Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate (the first date such first Borrowing Base Certificate is required to be delivered hereunder, the “Initial Borrowing Base Delivery Date”) prepared as of the close of business on the last Business Day of the previous month. All calculations of Availability in any Borrowing Base Certificate

shall be made by the Borrowers and certified by a Responsible Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation in consultation with the Lead Borrower to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve. By the twentieth (20th) day after the end of each fiscal quarter (commencing with the fiscal quarter ending April 30, 2016) and from time to time upon request, the Lead Borrower shall deliver updates, if any, to Schedule N to the Collateral Questionnaire (at the request of the Administrative Agent, without giving effect to any per location amount thresholds or limitations set forth in the Collateral Questionnaire) to reflect all locations of Inventory at the end of the fiscal quarter then ended.

(b) Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to the Administrative Agent on a periodic basis (but not more frequently than at the time of delivery of each of the financials required pursuant to Section 5.04(a) and (b)). If Accounts owing from any single Account Debtor (other than a Credit Card Issuer or Credit Card Processor) in an aggregate face amount of $5.0 million or more cease to be Eligible Accounts, the Borrowers shall notify the Administrative Agent of such occurrence promptly (and in any event within three Business Days) after any Responsible Officer of the Lead Borrower has actual knowledge thereof.

(c) Maintenance of Dominion Account. The Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to the Administrative Agent and shall establish such lockbox or other arrangement as provided in clause (j) of the definition of “Collateral and Guarantee Requirement.” The Administrative Agent and the Lenders assume no responsibility to the Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any check, draft or other item of payment payable to a Borrower (including those constituting proceeds of Collateral) accepted by any bank.

(d) Proceeds of Collateral. The Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts (other than Accounts with balances less than $1 million) or otherwise relating to Current Asset Collateral are made directly to a Deposit Account subject to a Deposit Account Control Agreement (or a lockbox relating to a Dominion Account). If any Borrower receives cash or any check, draft or other item of payment payable to a Borrower with respect to any Collateral, it shall hold the same in trust for the Administrative Agent and promptly deposit the same into any such Deposit Account or Dominion Account.

(e) Administration of Deposit Accounts. Schedule 5.12 sets forth all Deposit Accounts (other than Excluded Deposit Accounts) maintained by the Loan Parties, including all Dominion Accounts, as of the Closing Date. Subject to clause (j) of the definition of “Collateral and Guarantee Requirement,” each Loan Party shall take all actions necessary to establish the Administrative Agent’s control (within the meaning of the UCC) over each such Deposit Account other than Excluded Deposit Accounts at all times. Each Loan Party shall be the sole account holder of each Deposit Account and shall not allow any other person (other than the Administrative Agent) to have control over a Deposit Account or any deposits therein. Each Borrower shall promptly notify the Administrative Agent of any opening or closing of a Deposit Account (other than any Excluded Deposit Accounts), and shall not open any Deposit Accounts (other than any Excluded Deposit Accounts) at a Bank not reasonably acceptable to the Administrative Agent.

SECTION 5.13. Use of Proceeds. The Borrowers will use the proceeds of the Term Loans on the Closing Date to consummate the Transactions and to pay Transactions Costs. The

Borrowers will use the Letters of Credit, Revolver Loans and Swingline Loans (a) on the Closing Date, to consummate the Transactions and to pay Transaction Costs and (b) on or after the Closing Date, for working capital needs and other general corporate purposes of the Borrowers and their Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate Regulations T, U or X.

SECTION 5.14. Certification of Public Information.

(a) Concurrently with the delivery of any document or notice required to be delivered pursuant to any Loan Document, the Borrowers shall indicate in writing whether such document or notice contains Nonpublic Information. The Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrowers, their Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.14 or otherwise are being distributed through IntraLinks/IntraAgency, Syndtrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrowers have indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrowers have not indicated whether a document or notice delivered pursuant to this Section 5.14 contains Nonpublic Information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who do not wish to receive material non-public information with respect to the Borrowers, their Subsidiaries and their securities. By marking any documents, information or other data “PUBLIC,” the Borrowers shall be deemed to have authorized the Lenders to treat such documents, information or other data as not containing Nonpublic Information. The Borrowers acknowledge and agree that the list of Disqualified Institutions does not constitute Nonpublic Information and shall be posted promptly to all Lenders by the Administrative Agent (including any updates thereto).

(b) Each “public-side” Lender as described in paragraph (a) of this Section agrees to cause at least one (1) individual at or on behalf of such Lender to at all times have selected the “private side information” or similar designation on the content declaration screen of the Platform in order to enable such Lender or its delegate, in accordance with such Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to information that is not made available through the “public side information” portion of the Platform and that may contain Nonpublic Information with respect to Parent, the Borrowers or the securities of any of the foregoing for purposes of United States federal or state securities laws. In the event that any “public-side” Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such “public-side” Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrowers, the Administrative Agent or the Lead Arranger has any responsibility for such “public-side” Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

SECTION 5.15. Designation of Subsidiaries. The board of directors of the Lead Borrower may at any time designate or re-designate (x) any Restricted Subsidiary of any Borrower as an Unrestricted Subsidiary (an “Unrestricted Subsidiary Designation”) or (y) any Unrestricted Subsidiary as a Restricted Subsidiary (a “Subsidiary Redesignation”); provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to such designation, the Lead Borrower is in compliance with the Total Leverage Condition, (iii) no Borrower may be designated as an Unrestricted Subsidiary, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for any other Indebtedness in excess of the Threshold Amount, (v) as of the last date of designation thereof, no Unrestricted Subsidiary shall own any Equity Interests in any Borrower or any Subsidiary Loan Party or hold any Indebtedness of, or Lien on any property of any Borrower or any Subsidiary Loan Party or (vi) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to any Borrower or any Subsidiary Loan Party with respect to such Indebtedness (unless such Indebtedness is otherwise permitted under Section 6.01). The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the portion (proportionate to such Borrower’s equity interest in such subsidiary) of the fair market value of the net assets of such Subsidiary (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.04). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time. As of the date of any designation, the Lead Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Lead Borrower certifying to such officer’s knowledge, compliance with the requirements of this Section 5.15, including the calculation to demonstrate satisfaction of the Total Leverage Condition.

SECTION 5.16. Post-Closing Items. The Loan Parties shall take all necessary actions to satisfy the items described on Schedule 5.16 within the applicable periods of time specified in such Schedule (or such longer periods as the Administrative Agent may agree in its sole discretion).

ARTICLE VI

Negative Covenants

Each of Parent (solely as to Section 6.08(a)) and the Borrowers covenant and agree with each Lender that, so long as any Commitments or Obligations (other than (i) contingent obligations as to which no claim or demand for payment has been made, or, in the case of indemnification obligations, no notice has been given, and (ii) Obligations that have been Cash Collateralized, as applicable) are outstanding, unless the Required Lenders shall otherwise consent in writing, the Borrowers will not and will not permit any of their Restricted Subsidiaries to (and Parent as to Section 6.08(a), will not):

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents (including Indebtedness in respect of any Incremental Facility, Extended Loans and Replacement Loans) and any Permitted Refinancing Indebtedness in respect thereof;

(b) Indebtedness pursuant to Swap Agreements not incurred for speculative purposes;

(c) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, securing unemployment insurance and other social security laws or regulation, health, disability or other employee benefits, salary, wages or other compensation or property, casualty or liability insurance or self-insurance or other similar obligations to the Lead Borrower or any Restricted Subsidiary;

(d) Indebtedness of any Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party to the Loan Parties shall be permitted under Section 6.04(b) and (ii) Indebtedness of the Lead Borrower and of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) (A) shall be subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent and (B) shall be evidenced by intercompany promissory notes and such notes owned or held by a Loan Party shall be pledged as Collateral pursuant to the Collateral Agreement;

(e) Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including Indebtedness in respect of letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(f) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(g) (I) Indebtedness assumed or incurred in connection with Permitted Business Acquisitions or any acquisition permitted under this Agreement, and provided that (A) immediately before and after giving effect to the assumption or incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing, (B) (i) in the case of Indebtedness assumed, such Indebtedness exists at the time of such Permitted Business Acquisition (or other permitted acquisition) and is not created in contemplation of such event or (ii) in the case of Indebtedness incurred, (w) such Indebtedness which is secured shall not have a weighted average life to maturity less than the weighted average life to maturity of the Term Facility, (x) such Indebtedness which is unsecured shall not provide for any mandatory prepayment or redemption (other than customary asset sale, event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is, at the time of such incurrence, ninety-one (91) days after the Latest Maturity Date, (y) such Indebtedness matures no earlier than the date that is, at the time of such incurrence, ninety-one (91) days after the Latest Maturity Date and (z) immediately before and after giving effect to the incurrence thereof, the Borrowers have satisfied the Total Leverage Condition and (C) immediately after giving effect to the assumption or incurrence of such Indebtedness, the Borrowers are in Pro Forma Compliance, and (II) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(h) Capital Lease Obligations, mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond and similar financings) incurred by any Borrower or any Restricted Subsidiary prior to or within two hundred seventy (270) days after the acquisition, lease, repair or improvement of the respective asset in order to finance such acquisition, lease, repair or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (i) of this Section 6.01) would not exceed an aggregate principal amount outstanding at any time the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04;

(i) Capital Lease Obligations incurred by any Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof in an aggregate outstanding principal amount that at the time of, and after giving effect to the incurrence of (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01) would not exceed an aggregate principal amount outstanding at any time the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04;

(j) [Reserved];

(k) Guarantees (i) by the Borrowers or any Loan Party (which guarantees shall be subordinated in the case of any Permitted Debt Securities or any Permitted Refinancing Indebtedness in respect thereof on terms no less favorable than the subordination applicable to the guarantees or refinanced Indebtedness) of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (ii) by any Borrower or any Loan Party of Indebtedness otherwise permitted hereunder of any Restricted Subsidiary that is not a Subsidiary Loan Party, (iii) by any Restricted Subsidiary that is not a Loan Party of Indebtedness of Parent and its Restricted Subsidiaries to the extent, in the case of clauses (ii) and (iii), such Guarantees are permitted by Section 6.04 (other than Section 6.04(k)(i)); provided that Guarantees by any Borrower or any other Loan Party under this Section 6.01(k) of any other Indebtedness of a person that is subordinated to the Secured Obligations shall be expressly subordinated to the Secured Obligations on terms not materially less favorable to the Lenders as those contained in the subordination of such other Indebtedness to the Secured Obligations; provided further that no Guarantee by Parent or any of its Restricted Subsidiaries of any Subordinated Indebtedness or the Indebtedness described in Section 6.01(j) shall be permitted unless Parent or the applicable Restricted Subsidiaries, as the case may be, shall have also provided a Guarantee of the Secured Obligations under the Loan Documents on substantially the terms set forth in the applicable Guarantee of such Indebtedness or on terms acceptable to the Administrative Agent;

(l) Indebtedness arising from agreements of any Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including without limitation earn-out obligations), in each case, incurred or assumed in connection with the acquisition or Disposition of any business or assets (including Equity Interests of Restricted Subsidiaries) of any Borrower or any Restricted Subsidiary permitted by Section 6.04 or Section 6.05, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business or assets for the purpose of financing such acquisition; provided, that the payment of such Indebtedness shall be restricted as set forth in Section 6.09;

(m) [reserved];

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) (i) additional Indebtedness of any Borrower or any Restricted Subsidiary and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that (I) such Indebtedness shall be (1) Subordinated Indebtedness that constitutes Permitted Debt Securities or

(2) unsecured Indebtedness that matures no earlier than the date that is, at the time of such incurrence or issuance, ninety-one (91) days after the Latest Maturity Date, so long as (A) after giving effect to such incurrence or issuance no Default or Event of Default shall have occurred and be continuing, (B) after giving effect to any such incurrence or issuance of Indebtedness, the Lead Borrower is in compliance with the Total Leverage Condition, (C) the Lead Borrower shall have delivered a certificate of a Responsible Officer of the Borrower to the Administrative Agent certifying as to compliance with the requirements of clauses (A) and (B) of this clause (o), (D) any such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than AHYDO payments, customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default), in each case, prior to the date that is 91 days after the Latest Maturity Date, (II) the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms, which shall be reasonably satisfactory to the Administrative Agent)), are not, taken as a whole (as reasonably determined by the Lead Borrower), more onerous in any material respect than those applicable to the Loan Documents (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date) and (III) with respect to Indebtedness incurred under this clause (o) by a non-Loan Party, the aggregate outstanding principal amount of such Indebtedness of Restricted Subsidiaries that are not Loan Parties shall not exceed the greater of $17.5 million and 2.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered;

(p) secured or unsecured notes issued by the Lead Borrower (such notes, “Incremental Equivalent Debt”); provided that (A) the aggregate initial principal amount of all Incremental Equivalent Debt, together with the aggregate initial principal amount of all Incremental Loans shall not exceed the Incremental Cap, (B) the incurrence of such Indebtedness shall be subject to clauses (i), (iii), (iv) and (v) of the proviso to Section 2.23(a), (C) the covenants and events of default applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable, to the holders of such Indebtedness than those applicable to the Facilities or shall otherwise be reasonably satisfactory to the Administrative Agent (it being agreed that terms applicable only after the Latest Maturity Date are satisfactory), (D) to the extent such Indebtedness is subordinated in right of payment or security with the Secured Obligations or pari passu in right of payment or security with the Secured Obligations, such Indebtedness shall be subject to an intercreditor agreement the terms of which shall be reasonably satisfactory to the Administrative Agent, (E) if such notes are secured, they shall only be secured by the Collateral and on a pari passu or junior basis with the Secured Obligations and subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and (F) such Incremental Equivalent Debt shall not be guaranteed by any person other than the Guarantors;

(q) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 (as reduced by any repayments thereof other than with any Permitted Refinancing Indebtedness) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(r) (i) Indebtedness supported by a Letter of Credit in an aggregate principal amount not in excess of the stated amount of such Letter of Credit and (ii) Indebtedness in respect of letters of credit (other than a Letter of Credit) issued for the account of any of the Subsidiaries of Parent to finance the purchase of Inventory so long as (x) such indebtedness is unsecured and (y) the aggregate principal amount of such indebtedness does not exceed $20.0 million at any time;

(s) Indebtedness incurred by the Borrowers and their Restricted Subsidiaries representing (i) deferred compensation to directors, officers, employees, members of management and consultants of Parent, any Parent Entity, any Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Business Acquisition or any Investment permitted hereby;

(t) Indebtedness consisting of promissory notes issued by the Borrowers and their Restricted Subsidiaries to current or former directors, officers, employees, members of management or consultants of, Parent, any Parent Entity, any Borrower or any Subsidiary (or their respective estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner) to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(u) Indebtedness in respect of (x) letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business or (y) any Letter of Credit issued in favor of any Issuing Bank or Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made hereunder;

(v) [Reserved];

(w) Indebtedness incurred in the ordinary course of business in respect of obligations of any Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(x) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under Applicable Law;

(y) other Indebtedness of any Borrower or any Restricted Subsidiary and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed in an aggregate principal amount outstanding at any time the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04;

(z) [reserved];

(aa) additional Indebtedness of Restricted Subsidiaries that are not Loan Parties and Permitted Refinancing Indebtedness thereof in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $10.0 million and (y) an amount equal to 1.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04; provided that such Indebtedness is secured only by Liens permitted by Section 6.02(gg);

(bb) indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements; and

(cc) without duplication of any other Indebtedness, all premium (if any), interest (including post-petition interest), fees, expenses and charges described in paragraphs (a) through (bb) above.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests, evidences of Indebtedness or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrowers and the Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02 and any refinancing, modification, replacement, renewal or extension thereof; provided, that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(b) any Lien (i) created under the Loan Documents, (ii) permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage and (iii) on cash or deposits granted in favor of any Swingline Lender or any Issuing Bank hereunder to cash collateralize any Defaulting Lender’s participation in Letters of Credit issued, or Swingline Loans made, under this Agreement, as applicable;

(c) any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(g), provided that such Lien (A) in the case of Liens securing Capital Lease Obligations and purchase money Indebtedness, applies solely to the assets securing such Indebtedness immediately prior to the consummation of the related Permitted Business Acquisition and after acquired property, to the extent required by the documentation governing such Indebtedness (without giving effect to any amendment thereof effected in contemplation of such acquisition or assumption), and the proceeds and products thereof; provided, that individual financings otherwise permitted to be secured hereunder provided by one (1) person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates), (B) in the case of Liens securing Indebtedness other than Capital Lease Obligations or purchase money Indebtedness, such Liens do not extend to the property of any person other than the person acquired or formed to make such acquisition and the subsidiaries of such person (and the Equity Interests in such person), (C) in the case of clause (A) and clause (B), such Lien is not created in contemplation of or in connection with such acquisition or assumption, (D) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness” and (E) in the case of any Indebtedness incurred by the Lead Borrower or any other Loan Party pursuant to Section 6.01(g) and secured with (1) the Current Asset Collateral, such Indebtedness shall be secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent or (2) Collateral (other than Current Asset Collateral), such Indebtedness shall be either secured on a pari passu or junior basis with the Secured Obligations and subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent;

(d) Liens for Taxes, assessments or other governmental charges or levies which are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(f) (i) pledges and deposits made (including to support obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 6.01(c) and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including to support obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to any Borrower or any Subsidiary provided by such insurance carriers;

(g) (i) deposits to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion and similar obligations and similar obligations, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 6.02(g);

(h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of any Borrower or any Subsidiary;

(i) Liens securing Capital Lease Obligations, mortgage financings, and purchase money Indebtedness or improvements thereto hereafter acquired, leased, repaired or improved by any Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Sections 6.01(h) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are created, and the Indebtedness secured thereby is incurred, within two hundred seventy (270) days after such acquisition, lease, completion of construction or repair or improvement (except in the case of any Permitted Refinancing Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs (including any fees, costs or expenses or prepaid interest or similar items) incurred by any Borrower or any Restricted Subsidiary in connection with such acquisition or construction or material repair or improvement or financing thereof and (iv) such security interests do not apply to any other property or assets of any Borrower or any Restricted Subsidiary (other than to the proceeds and products of and the accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates);

(j) Liens arising out of (i) Sale Lease-Back Transactions permitted under Section 6.03 and (ii) any Indebtedness incurred in connection therewith permitted by Section 6.01(i) (and any Permitted Refinancing Indebtedness in respect thereof), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds or products thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) Liens disclosed by the title insurance policies delivered in connection with the Mortgages or pursuant to Section 5.09 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by any Borrower or any Restricted Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower or any Restricted Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any Restricted Subsidiary in the ordinary course of business, (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business and (v) encumbering reasonable customary initial deposits and margin deposits;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of letters of credit permitted under Section 6.01(c), (e), (r) and (u);

(q) (i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any person by the terms of any lease, license, franchise, grant or permit held by any Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens (i) solely on any cash earnest money deposits or Permitted Investments made by any Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Business Acquisition or other Investment permitted hereunder and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 6.05;

(t) Liens arising from precautionary UCC financing statements (or similar filings under other Applicable Law) regarding operating leases or consignment or bailee arrangements;

(u) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof arising out of such repurchase transaction;

(v) Liens securing Incremental Equivalent Debt permitted by Section 6.01(p) (, provided that in the case of any Indebtedness incurred by the Lead Borrower or any Loan Party and secured with (i) the Current Asset Collateral, such Indebtedness shall be secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent or (ii) Collateral (other than Current Asset Collateral), such Indebtedness shall be either secured on a pari passu or junior basis with the Secured Obligations and subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent;

(w) (i) Liens on Equity Interests in Joint Ventures or Unrestricted Subsidiaries securing obligations of such Joint Venture or Unrestricted Subsidiaries, as applicable and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(x) Liens in favor of the Borrowers or the Restricted Subsidiaries that are Subsidiary Loan Parties securing intercompany Indebtedness permitted under Section 6.04;

(y) Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrowers or the Restricted Subsidiaries in the ordinary course of business and (ii) arising by operation of law under Article 2 of the Uniform Commercial Code;

(z) [reserved];

(aa) other Liens with respect to property or assets of any Borrower or any Restricted Subsidiaries; provided that (i) the aggregate principal amount of the Indebtedness or other obligations secured by such Liens at any time outstanding do not exceed the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries for the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04 and (ii) in the case of any such Liens extending to (1) the Current Asset Collateral, such Indebtedness shall be secured on a junior basis with respect to the Current Asset Collateral pursuant to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent or (2) Collateral (other than Current Asset Collateral), such Indebtedness shall be either secured on a pari passu or junior basis with the Secured Obligations and subject to an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent;

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) Liens on specific items of inventory or other goods and the proceeds thereof securing such person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(dd) ground leases in the ordinary course in respect of real property on which facilities owned or leased by any Borrower or any of its Subsidiaries are located;

(ee) (i) Liens securing obligations under Swap Agreements permitted by Section 6.01 and (ii) Liens securing Cash Management Obligations permitted by Section 6.01;

(ff) [reserved];

(gg) any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(aa); provided that such Lien applies solely to the assets and Equity Interests of the applicable Foreign Subsidiary and its Restricted Subsidiaries; and

(hh) rights of set-off against credit balances of the Borrowers or any of the Restricted Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrowers or any of the Restricted Subsidiaries in the ordinary course of business, but not rights of set-off against any other property or assets of the Borrowers or any of the Restricted Subsidiaries pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of the Borrowers or any of the Restricted Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property (i) owned by any Borrower or any Domestic Subsidiary which is a Restricted Subsidiary that is acquired, leased, repaired or improved after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within two hundred seventy (270) days of the acquisition, lease, repair or improvement of such property or (ii) owned by any Foreign Subsidiary which is a Restricted Subsidiary regardless of when such property was acquired or (b) (1) to the extent such transaction is permitted under Section 6.01(i) or (2) (x) if made for cash consideration, (y) the Lead Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (z) the aggregate fair market value of the assets sold subject to all Sale and Lease-Back Transactions under this clause (2) shall not exceed the greater of $17.5 million and 2.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.04.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, another person or make a designation of a Restricted Subsidiary as an Unrestricted Subsidiary of (each, an “Investment”), except:

(a) the Transactions;

(b) Investments among the Borrowers and their Restricted Subsidiaries; provided that the sum of Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof (but only to the extent not included in the Available Basket Amount)) after the Closing Date by the Borrowers and the Subsidiary Loan Parties in Restricted Subsidiaries (including Foreign Subsidiaries of the Borrowers) that are not Subsidiary Loan Parties shall not exceed an aggregate net amount outstanding at any time equal the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04; and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrowers and the Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by any Borrower or any Restricted Subsidiary of promissory notes and other non-cash consideration (including, net exercise and net withholding of equity and equity-based awards) for Dispositions permitted under Section 6.05 (excluding Section 6.05(e));

(e) (i) loans and advances to directors, officers, employees, members of management or consultants of Parent (or any Parent Entity), any Borrower or any Restricted Subsidiary in the ordinary course of business not to exceed $2.5 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to directors, officers, employees, members of management or consultants in the ordinary course of business;

(f) accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(g) Investments under Swap Agreements permitted pursuant to Section 6.01;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except by terms thereof or as otherwise permitted by this Section 6.04;

(i) Investments resulting from pledges and deposits permitted by Sections 6.02(b)(iii), (f) and (g);

(j) Investments (i) constituting Permitted Business Acquisitions and (ii) in any Restricted Subsidiary in an amount required to permit such person to consummate a Permitted Business Acquisition (so long as such amount is included in the calculation of any amount available for Permitted Business Acquisitions pursuant to clause (iv) of the first proviso to the definition of “Permitted Business Acquisition” (without regard to the last proviso in the definition of “Permitted Business Acquisition”);

(k) Guarantees (i) permitted by Sections 6.01(k) and (ii) of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(l) Investments received in connection with the bankruptcy or reorganization of any person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(m) Investments of any Borrower or any Restricted Subsidiary acquired after the Closing Date or of a person merged into or consolidated with a Borrower or a Restricted Subsidiary, in each case, in accordance with Section 6.05 (other than Section 6.05(e)), after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.04;

(n) acquisitions by the Borrowers of obligations of one (1) or more current or former directors, officers, employees, members or management or consultants of Parent, the Borrowers or their Subsidiaries in connection with such person’s acquisition of Equity Interests of Parent (or its Parent Entity), so long as no cash is actually advanced by the Borrowers or any of their Subsidiaries to such persons in connection with the acquisition of any such obligations;

(o) Investments in Parent in amounts and for purposes for which Restricted Payments to Parent are permitted under Section 6.06;

(p) Investments consisting of Sale and Lease-Back Transactions, mergers, consolidations, Dispositions and prepayments and repurchases of Indebtedness permitted under Section 6.03, 6.05 and 6.09;

(q) so long as after giving effect to such Investment the Borrowers are in Pro Forma Compliance, Investments by any Borrower or any Restricted Subsidiary in an outstanding aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at any time outstanding the greater of (x) $20.0 million and (y) an amount equal to 3.0% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04;

(r) so long as (x) no Default or Event of Default then exists or would result therefrom, (y) in the case of clause (i) below, after giving effect to such Investment the Borrowers are in Pro Forma Compliance and (z) in the cause of clause (i) below, the Total Leverage Condition is satisfied, other Investments by the Lead Borrower or any Restricted Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(r) plus (ii) the portion, if any, of the Excluded Contributions on the date of such election that the Borrower elects to apply to this Section 6.04(r);

(s) Investments in the ordinary course of business consisting of (A) endorsements for collection or deposit, (B) customary trade arrangements with customers or (C) purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of Intellectual Property;

(t) Investments to the extent the consideration paid therefor consists solely of Qualified Capital Stock of the Parent or any direct or indirect parent thereof;

(u) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(v) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 6.04 (other than clause (ii) of Section 6.04(j)); and

(w) acquisitions by any Borrower or any Restricted Subsidiary of (or the acquisition of Equity Interests in a person the assets of which consist primarily of) distribution centers and related assets used or to be used in the business of the Borrowers or any Restricted Subsidiary; provided that (x) no Default or Event of Default then exists or would result therefrom and (y) at the time of such acquisition, the Lead Borrower is in compliance with the Total Leverage Condition.

SECTION 6.05. Mergers, Consolidations and Dispositions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one (1) transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Restricted Subsidiary of any Borrower, except that this Section shall not prohibit:

(a) (i) the Disposition of inventory, goods and equipment in the ordinary course of business by any Borrower or any Restricted Subsidiary, (ii) the Disposition of surplus, obsolete, used or worn out property or property no longer used or useful in the business, whether now owned or hereafter acquired, in the ordinary course of business by any Borrower or any Restricted Subsidiary, (iii) the leasing or subleasing of real property in the ordinary course of business by any Borrower or any Restricted Subsidiary or (iv) the Disposition of Permitted Investments for fair market value in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (i) the merger of any Restricted Subsidiary of Parent (which shall either be (A) newly formed expressly for the purpose of such transaction and which owns no assets or (B) a Restricted Subsidiary of the Lead Borrower) into the Lead Borrower in a transaction in which the Lead Borrower is the surviving entity, (ii) the merger or consolidation of any Restricted Subsidiary with or into any other Restricted Subsidiary; provided that in a transaction involving (A) the Lead Borrower, (B) Ollie’s or (C) any Subsidiary Loan Party, the Lead Borrower (in the case of a transaction involving it), Ollie’s (in the case of a transaction involving it) or a Subsidiary Loan Party (in all other cases) shall be the surviving or resulting person or (iii) the liquidation or dissolution of any Restricted Subsidiary (other than a Borrower) or change in form of entity of any Restricted Subsidiary if the Borrowers determine in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrowers;

(c) Dispositions among the Borrowers and their Restricted Subsidiaries (upon voluntary liquidation or otherwise); provided that any Dispositions by a Loan Party to a person that is not a Loan Party shall be for fair market value (as reasonably determined by such person) or such transaction shall, to the extent sold for less than fair market value (as reasonably estimated by the Borrowers), be made in compliance with Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Liens permitted by Section 6.02, Investments permitted by Section 6.04, and Restricted Payments permitted by Section 6.06;

(f) Dispositions of receivables in the ordinary course of business (i) not as part of an accounts receivables financing transaction or (ii) in connection with the collection, settlement or compromise thereof in a bankruptcy or similar proceeding;

(g) Dispositions by any Borrower or any Restricted Subsidiary for fair market value not otherwise permitted by this Section 6.05; provided that the consideration for any Disposition in excess of $7.5 million shall be at least 75% cash consideration (provided that for purposes of the 75% cash consideration requirement (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Secured Obligations or that are owed to a Borrower or a Subsidiary) of any Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $12.5 million in each case, shall be deemed to be cash); provided further that (x) immediately prior to and after giving effect to such Disposition, no Event of Default shall have occurred or be continuing and (y) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b);

(h) Dispositions by any Borrower or any Restricted Subsidiary of assets that were acquired in connection with an acquisition permitted hereunder (including, without limitation, Permitted Business Acquisitions); provided that (i) any such sale, transfer, lease or other disposition shall be made or contractually committed to be made within two hundred seventy (270) days of the date (and, to the extent the Borrowers or any Restricted Subsidiary enter into a legally binding commitment within such 270-day period, within 90 days after the end of such 270-day period) such assets were acquired by such Borrower or such Restricted Subsidiary, (ii) on a Pro Forma Basis for such disposition of a line of business and the consummation of such Permitted Business Acquisition, the Lead Borrower is in compliance with the Total Leverage Condition and (iii) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11;

(i) any merger or consolidation in connection with an Investment permitted under Section 6.04 (including any Subsidiary Redesignation or Unrestricted Subsidiary Designation); provided that (i) if the continuing or surviving person is a Restricted Subsidiary, such Restricted Subsidiary shall have complied with its obligations under Section 5.09 (if any), (ii) in the case of a transaction, the purpose of which is a Subsidiary Redesignation or an Unrestricted Subsidiary Designation, such transaction must be consummated in compliance with Section 5.15, and (iii) if a Borrower is a party thereto, such Borrower shall be the continuing or surviving person or the continuing or surviving person shall assume the obligations of a Borrower in a manner reasonably acceptable to the Administrative Agent;

(j) licensing and cross-licensing arrangements involving any technology or other Intellectual Property of any Borrower or any Restricted Subsidiary in the ordinary course of business;

(k) Dispositions of inventory of the Borrowers and the Restricted Subsidiaries; provided that such inventory does not constitute Eligible Inventory, Eligible In-Transit Inventory or Eligible Letter of Credit Inventory hereunder;

(l) Permitted Business Acquisitions;

(m) the issuance of Qualified Capital Stock by Parent;

(n) sales of Equity Interests of any Restricted Subsidiary of the Borrowers; provided that, in the case of the sale of the Equity Interests of a Subsidiary Loan Party which is a Wholly Owned Subsidiary, the purchaser shall be the Borrowers or another Subsidiary Loan Party or such transaction shall fit within another clause of this Section 6.05 or constitute an Investment permitted by Section 6.04 (other than Section 6.04(p));

(o) Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property;

(p) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrowers and the Restricted Subsidiaries;

(q) Dispositions of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Proceeds therefor;

(r) Dispositions of property in the ordinary course of business consisting of the abandonment of Intellectual Property rights which, in the reasonable good faith determination of the Borrowers, are not material to the conduct of the business of the Borrowers and the Restricted Subsidiaries;

(s) Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(t) Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, or consultants of the Borrowers and the Restricted Subsidiaries;

(u) terminations of Swap Agreements;

(v) the expiration of any option agreement in respect of real or personal property;

(w) Dispositions of Unrestricted Subsidiaries;

(x) any Restricted Subsidiary of the Borrowers may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition otherwise permitted under this Section 6.05;

(y) Dispositions permitted by Section 6.04 (other than Section 6.04(p)) and Section 6.06 (other than Section 6.06(h)) and Liens permitted by Section 6.02;

(z) other Dispositions not to exceed the greater of (x) $17.5 million and (y) an amount equal to 2.5% of the Consolidated Total Assets of the Lead Borrower and the Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to the date of determination for which financial statements have been delivered pursuant to Section 5.04 in the aggregate;

(aa) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(bb) Dispositions in connection with the outsourcing of services in the ordinary course of business;

(cc) [reserved];

(dd) as long as no Event of Default then exists or would arise therefrom, bulk sales or other dispositions of the Loan Parties’ Inventory outside of the ordinary course of business in connection with store closings that are conducted on an arm’s-length basis; provided that such store closures and related Inventory dispositions shall not exceed, in any fiscal year, 15.0% of the number of the Loan Parties’ stores as of the beginning of such fiscal year (net of store relocations (x) occurring substantially contemporaneously with, but in no event later than ten (10) Business Days after, the related store closure date and (y) wherein a binding lease has been entered into for a new store opening prior to the related store closure date); provided, further, that all sales of Inventory in connection with store closings in a transaction or series of related transactions shall be in accordance with customary liquidation procedures or with nationally recognized professional liquidators (or other professional liquidators reasonably acceptable to the Administrative Agent); provided, further, that if the Net Proceeds of any sale or disposition of Inventory permitted pursuant to this clause (dd) exceeds $15.0 million, the Lead Borrower shall be required to deliver an updated Borrowing Base Certificate to the Administrative Agent within five (5) Business Days of such sale or disposition;

(ee) sales or other Dispositions by the Borrowers or any of the Restricted Subsidiaries of assets in connection with the closing or sale of a retail store in the ordinary course of business which consist of leasehold interests in the premises of such retail store, the equipment and fixtures located at such premises and the books and records relating directly to the operations of such store; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) each such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction; and

(ff) Dispositions of Equity Interests made in connection with the exercise or settlement of equity-based awards outstanding as of the date hereof or hereafter granted under the terms of any equity or equity-based compensation plans, programs, agreements or arrangements.

SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of the Borrowers (other than dividends and distributions on such Equity Interests payable solely by the issuance of additional Equity Interests of the Borrowers) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any Equity Interests of the Borrowers or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (a “Restricted Payment”); provided, however, that:

(a) [reserved];

(b) the Borrowers may make Restricted Payments as shall be necessary to allow Parent (or any Parent Entity) (i) to pay operating expenses in the ordinary course of business and other corporate overhead, legal, accounting and other professional fees and expenses (including, without limitation, those owing to third parties plus any customary indemnification claims made by directors, officers, employees, members of management and consultants of Parent (or any Parent Entity), including, without duplication, Public Company Costs attributable to the ownership or operations of Parent, the Borrowers and the Restricted Subsidiaries), (ii) to pay fees and expenses related to any debt or equity offering, investment or acquisition expressly permitted hereunder (whether or not successful), (iii) to pay franchise or similar Taxes and other fees and expenses required in connection with the maintenance of its existence and its ownership of the Lead Borrower and in order to permit Parent to make payments (other than cash interest payments) which would otherwise be permitted to be paid by the Borrowers under Section 6.07(b), (iv) to finance any Investment permitted to be made under Section 6.04; provided, that (A) such Restricted Payments under this clause (iv) shall be made substantially concurrently with the closing of such Investment and (B) the Parent Entity shall, immediately following the closing thereof cause all property acquired to be contributed to a Borrower or one (1) of the Restricted Subsidiaries or the merger of the person formed or acquired into the Borrowers or one (1) of the Restricted Subsidiaries in order to consummate such Investment; and (v) to pay customary salary, bonus and other benefits payable to directors, officers, employees, members of management or consultants of Parent or any Parent Entity to the extent such salary, bonuses and other benefits are directly attributable and reasonably allocated to the operations of a Borrower and its Restricted Subsidiaries;

(c) so long as (x) no Default or Event of Default then exists or would result therefrom and (y) after giving effect to such Restricted Payment, the Borrowers are in Pro Forma Compliance, the Borrowers may make Restricted Payments the proceeds of which are used to purchase or redeem (i) the Equity Interests of Parent or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, officers, employees, members of management or consultants of any Parent Entity, the Lead Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) or by any Plan, provided that the aggregate amount of such Restricted Payments under this paragraph (c) shall not exceed in any fiscal year $15 million (with any unused amounts carried forward to the immediately succeeding fiscal year) (plus the sum of the amount of (A) net proceeds received by a Borrower during such fiscal year from sales of Equity Interests of Parent or any Parent Entity to directors, officers, employees, members of management or consultants of Parent, any Borrower or any Subsidiary (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing), or any Plan and (B) net proceeds of any key-man life insurance policies received during such fiscal year), which, if not used in any year, may be carried forward to the next subsequent fiscal year and (ii) fractional shares of Equity Interests;

(d) repurchases of Equity Interests in Parent (or any Parent Entity), any Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such options or taxes to be paid in connection therewith;

(e) any Borrower may make Restricted Payments to Parent in an aggregate amount equal to (i) the portion, if any, of the Available Basket Amount on the date of such election that a Borrower elects to apply to this Section 6.06(e)(i) plus (ii) the portion, if any, of the Excluded Contributions on the date of such election that a Borrower elects to apply to this Section 6.06(e)(ii); provided that, with respect to the foregoing clause (i), (x) no Default or Event of Default has occurred and is continuing, (y) the Borrowers are in Pro Forma Compliance and (z) the Total Leverage Condition is satisfied;

(f) any Borrower and any Restricted Subsidiary of any Borrower may make Restricted Payments to any direct or indirect owner that is a member of an affiliated group of corporations that files a consolidated U.S. federal tax return or other combined or uniting group return for state and local income Taxes with the Borrowers, or that otherwise files a tax return that includes the income of such Borrower or Restricted Subsidiary, in order to permit such owner to pay U.S. federal, state, local or foreign Taxes, as the case may be, not payable directly by such Borrower or Restricted Subsidiary (the “Tax Distributions”), provided that, such Tax Distributions shall not exceed the amount that such Borrower or such Restricted Subsidiary would have been required to pay in respect of federal, state, local or foreign Taxes, as the case may be, in respect of such year if such Borrower or such Restricted Subsidiary had paid such Taxes directly as a stand-alone taxpayer or in respect of a stand-alone group;

(g) [Reserved];

(h) to the extent constituting a Restricted Payment, the Borrowers and the Restricted Subsidiaries may enter into the transactions expressly permitted by Section 6.04 (other than Section 6.04(o)), Section 6.05 (other than Section 6.05(e)) or Section 6.07 (ii) and (ix);

(i) the proceeds of which shall be used by Parent to make (or to make a Restricted Payment to any Parent Equity to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent or any Parent Equity;

(j) payments made or expected to be made by any Borrower or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management or consultants of any Borrower (or any Parent Entity) or any of its Restricted Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of the foregoing) and any repurchases of Equity Interest in consideration of such payments including demand repurchases in connection with the exercise of stock options;

(k) so long as (x) no Default or Event of Default then exists or would result therefrom and (y) after giving effect to such Restricted Payment the Borrowers are in Pro Forma Compliance, the Borrowers may make Restricted Payments to Parent in an amount not to exceed $5.0 million in any fiscal year and $25.0 million in the aggregate; and

(l) redemptions, repurchases, retirements or other acquisitions of Equity Interests of any Borrower or any Parent Entity in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Borrower or a Restricted Subsidiary) of, Equity Interests of any Borrower or any Parent Entity (to the extent the proceeds of such sale are contributed to the capital of a Borrower) (in each case, other than any Disqualified Capital Stock) (“Refunding Capital Stock”).

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement and (ii) except with respect to any Investments permitted by Section 6.04, upon terms no less favorable to the Borrowers or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. Any transaction or series of related transactions involving the payment of less than $2.5 million with any such Affiliate shall be deemed to have satisfied the standard set forth in clause (ii) above if such transaction is approved by a majority of the Disinterested Directors of the board of managers (or equivalent governing body) of any Parent Entity, the Borrowers or such Restricted Subsidiary.

(b) The foregoing paragraph (a) shall not prohibit,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Entity,

(ii) loans or advances to directors, officers, employees, members of management or consultants of Parent, any Borrower or any of its Subsidiaries permitted or not prohibited by Section 6.04,

(iii) transactions among the Lead Borrower, the Borrower and any of its Subsidiaries, in each case otherwise permitted or not prohibited by the Loan Documents,

(iv) the payment of fees, expenses and indemnities to directors, officers, employees, members of management or consultants of any Parent Entity, any Borrower and the Restricted Subsidiaries in the ordinary course of business,

(v) permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi) (A) any employment or severance agreements or arrangements entered into by any Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06,

(viii) any purchase by Parent of or contributions to, the equity capital of the Borrower,

(ix) so long as (x) no Event of Default then exists or would result therefrom and (y) after giving effect to such payment the Borrowers are in Pro Forma Compliance, payments by any Borrower or any of the Restricted Subsidiaries to the Permitted Investors (or any of their affiliates) made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors (or equivalent governing body) of such Borrower, in good faith; provided that such fees may be accrued during such Event of Default or while the Borrowers are not in Pro Forma Compliance and may be paid when no Event of Default exists or would result therefrom subject to Pro Forma Compliance.

(x) transactions among the Borrowers and the Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business,

(xi) any transaction in respect of which a Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors (or equivalent governing body) of such Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, which letter states that such transaction is on terms that are no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii) the Transactions, including the payment of all fees, expenses, bonuses and awards (including Transaction Costs) related to the Transactions,

(xiii) Guarantees permitted by Section 6.01,

(xiv) the issuance and sale of Qualified Capital Stock or Permitted Debt Securities,

(xv) transactions with customers, clients, suppliers or Joint Ventures for the purchase or sale of goods and services entered into in the ordinary course of business,

(xvi) so long as (x) no Event of Default then exists or would result therefrom and (y) after giving effect to such payment, the Borrowers are in Pro Forma Compliance, the payment of an annual management and monitoring fee to the Permitted Investors (on a proportionate basis to such Permitted Investor’s ownership interest in Parent) in an aggregate amount not to exceed 2.0% of EBITDA of the Lead Borrower for its immediately preceding fiscal year (with any unpaid amounts permitted to be carried forward and paid in any of the next two immediately succeeding fiscal years so long as no Event of Default shall then exist or result therefrom); provided that such fees may be accrued during such Event of Default or while the Borrowers are not in Pro Forma Compliance and may be paid when no Event of Default exists or would result therefrom subject to Pro Forma Compliance, and

(xvii) the indemnification of directors, officers, employees, members of management or consultants of any Parent Entity, any Borrower and its Subsidiaries in accordance with customary practice.

SECTION 6.08. Business of Parent, the Borrowers and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a) in the case of Parent, (A) ownership and acquisition of Equity Interests in a Borrower, together with activities directly related thereto, (B) performance of its obligations under and in connection with the Loan Documents (and Permitted Refinancing Indebtedness in respect thereof) and the other agreements contemplated hereby and thereby, (C) [reserved], (D) actions incidental to the consummation of the Transactions (including the payment of Transaction Costs), (E) the incurrence of and performance of its obligations related to Indebtedness and Guarantees incurred by Parent after the Closing Date and that are related to the other activities referred to in, or otherwise permitted by, this Section 6.08(a) including the payment by Parent, directly or indirectly, of dividends or other distributions (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests, or directly or indirectly redeeming, purchasing, retiring or otherwise acquiring for value any of its Equity Interests or setting aside any amount for any such purpose, (F) actions required by law to maintain its existence, (G) the payment of Taxes and other customary obligations, (H) the issuance of Equity Interests, (I) any transaction expressly contemplated or referred to in this Article VI that may be incurred or consummated by Parent and (J) activities incidental to its maintenance and continuance and to the foregoing activities, or

(b) in the case of any Borrower and any Restricted Subsidiary, any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Notwithstanding anything to the contrary contained in herein, Parent shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in a Borrower (other than (i) Liens created by the Collateral Documents, (ii) Liens arising by operation of law that would be permitted under Section 6.02 or (iii) the sale, disposition or other transfer (whether by purchase and sale, merger, consolidation, liquidation or otherwise) of the Equity Interests of a Borrower to any Parent Entity that becomes a Loan Party and agrees to be bound by this Section 6.08).

SECTION 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of Parent, a Borrower or any of the Subsidiary Loan Parties; or Make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any (x) earn-out obligation, (y) Subordinated Indebtedness or (z) any other Indebtedness (other than Indebtedness incurred pursuant to Section 6.01(h)), in each case under this clause (z) with an aggregate outstanding principal amount in excess of the Threshold Amount in respect thereof, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Indebtedness (except for (i) Refinancings otherwise permitted by Section 6.01, (ii) with respect to Indebtedness described under clauses (y) and (z) above, payments of regularly scheduled interest, fees, expenses and indemnification obligations and, to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof, (iii) any AHYDO “catch up” payments, (iv) the conversion of any Subordinated Indebtedness or any other Indebtedness to Equity Interests of Parent or any Parent Entity that constitutes Qualified Capital Stock and (v) payments of earn-out obligations otherwise permitted by Section 6.01; provided that any such earn-out obligation may only be paid to the extent (1) incurred in connection with a Permitted Business Acquisition, (2) the amount of such earn-out obligation was permitted to be paid on the closing date of such acquisition in accordance with the terms thereof and (3) the amount to be paid is required to be paid pursuant to the related acquisition agreement as in effect on the applicable closing date of such acquisition (each such payment or distribution, a “Restricted Debt Payment”); provided, however, that any such Indebtedness may be repurchased, redeemed, retired, acquired, cancelled or terminated so long as (x) (A) immediately prior to and after giving effect to such repurchase, no Default or Event of Default shall have occurred or be continuing, (B) the Borrowers are in Pro Forma Compliance, (C) the Total Leverage Condition is satisfied and (D) the aggregate principal amount of such repurchases under this clause (x) shall not exceed in the aggregate the portion, if any, of the Available Basket Amount that a Borrower elects to apply to this clause (x) and (y) the aggregate principal amount of such repurchases under this clause (y) shall not exceed the portion, if any, of the Excluded Contributions that the Borrower elects to apply to this clause (y); or

(b) Amend or modify, or permit the amendment or modification of, any provision of any Subordinated Indebtedness or any other Indebtedness (other than Indebtedness permitted by Sections 6.01(h) and (i)), in each case with an aggregate outstanding principal amount in excess of the Threshold Amount of the Borrower or any Restricted Subsidiary, or any agreement relating thereto, other than amendments or modifications that are not materially adverse to Lenders (it being understood that this Section 6.09(c) shall not restrict Permitted Refinancing Indebtedness permitted by Section 6.01); or (c) Permit any Borrower or any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to (or the repayment of cash advances from) a Borrower or any Restricted Subsidiary or (ii) the granting of Liens on Collateral pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i) restrictions imposed by Applicable Law;

(ii) contractual encumbrances or restrictions in effect on the Closing Date or contained in any agreements related to any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, or any such encumbrances or restrictions in any agreements relating to any Permitted Debt Securities issued after the Closing Date or Permitted Refinancing Indebtedness in respect thereof, in each case so long as the scope of such encumbrance or restriction is no more expansive in any material respect than any such encumbrance or restriction in effect on the Closing Date (or the date of issuance as the case may be), or any agreement (regardless of whether such agreement is in effect on the Closing Date) providing for the subordination of Subordinated Intercompany Debt;

(iii) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(iv) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures entered into in the ordinary course of business;

(v) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi) customary provisions contained in leases, subleases, licenses or sublicenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(vii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(ix) customary restrictions and conditions contained in any agreement relating to any Disposition permitted under Section 6.05 pending the consummation of such Disposition;

(x) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(xi) customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrowers, so long as such Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of such Borrower and its Subsidiaries to meet their ongoing obligations;

(xii) any agreement in effect at the time such person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary; or

(xiii) restrictions contained in any documents documenting Indebtedness of any Subsidiary that is not a Subsidiary Loan Party permitted hereunder.

SECTION 6.10. Financial Covenants.

(a) The Borrowers and their Restricted Subsidiaries shall maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.10 to 1.00, tested for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Borrowers were required to deliver financial statements to the Administrative Agent in accordance with Section 5.04, and at the end of each succeeding fiscal quarter thereafter.

(b) The Borrowers and their Restricted Subsidiaries shall maintain a Total Leverage Ratio as set out below with respect to the relevant date, tested for four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which the Borrowers were required to deliver financial statements to the Administrative Agent in accordance with Section 5.04, and at the end of each succeeding fiscal quarter thereafter:

For the period ending January 30, 2016 through the period ending October 29, 2016	4.00 to 1.00

For the period ending January 28, 2017 and thereafter	3.50 to 1.00

(c) Notwithstanding anything to contrary in this Agreement (including Article VII), upon an Event of Default as a result of the Borrowers’ failure to comply with Section 6.10(a) or Section 6.10(b) above, such Event of Default shall, subject to the limitations set forth below, be deemed cured ab initio and cease to exist in the event that, within ten (10) Business Days after the date on which the Borrowers were required to deliver financial statements in accordance with Section 5.04 for the fiscal quarter in which such Event of Default occurs, cash proceeds of a sale of, or contribution to, equity (which equity shall be common equity, “qualified” preferred equity or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent)) of Parent are received as a cash common equity contribution by the Lead Borrower. Each such equity contribution is referred to as a “Cure Action.” The proceeds of any Cure Action may be included solely in the calculation of EBITDA (solely for purposes of calculating the ratio in Section 6.10(a) or Section 6.10(b), as applicable, and not for any other purpose hereunder (including for purposes of determining any financial ratio-based conditions, pricing or the availability of any basket under Article VI of this Agreement), and there shall be no pro forma or other reduction in Indebtedness (directly through repayment or indirectly through netting) with the proceeds of such Cure Action in connection with determining such calculation during the period in which such proceeds are included in EBITDA) at the request of the Lead Borrower as if such proceeds were contributed on the last day of the applicable fiscal quarter, and must be sufficient (but may not be in excess of the amount required) to cause the Loan Parties to be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 6.10(a) or Section 6.10(b), as applicable. No more than two (2) Cure Actions may be taken in any four (4) fiscal quarter period and no more than five (5) Cure Actions may be taken during the term of this Agreement. If, after giving effect to the Cure Action, the Borrowers shall be in compliance with the requirements of Section 6.10(a) or Section 6.10(b), as applicable, the Borrowers shall be deemed to have satisfied the requirements of Section 6.10(a) or Section 6.10(b), as applicable, as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Event of Default with respect to Section 6.10(a) or Section 6.10(b), as applicable, that had occurred shall be deemed cured for purposes of this Agreement. To the extent a fiscal quarter for which such Consolidated Fixed Charge Coverage Ratio or Total Leverage Ratio is initially recalculated as a result of such Cure Action is included in the calculation of the Consolidated Fixed Charge Coverage Ratio or Total Leverage Ratio in a subsequent fiscal period, the results of the Cure Action shall be included in the amount of EBITDA for such fiscal quarter in such subsequent fiscal period. After the occurrence of the breach, Default or Event of Default resulting from a failure to comply with Section 6.10(a) or Section 6.10(b), as applicable, if the Lead Borrower has given the Administrative Agent notice that it intends to cure such breach, Default or Event of Default pursuant to a Cure Action, neither the Lenders nor the Administrative Agent shall exercise any rights or remedies under Article VII (or under any Loan Document) available during the continuance of any breach, Default or Event of Default on the basis of any actual or purported failure to comply with Section 6.10(a) or Section 6.10(b), as applicable (provided, that during such time no Lender shall be required to fund any Revolver Loans and the Issuing Bank shall not be required to issue any Letters of Credit) until such failure is not cured on or prior to the expiration of the ten (10) Business Day cure period referenced above.

SECTION 6.11. Fiscal Year. The Borrowers and the Subsidiary Loan Parties shall not, nor shall they permit any of their Restricted Subsidiaries to, change its fiscal year end to a date other than the Saturday nearest January 31 of each year.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by Parent, any Borrower or any other Loan Party in any Loan Document, or in any certificate or other instrument required to be given by any Loan Party in writing furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made pursuant to the terms of the Loan Documents or so furnished by Parent, any Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by Parent, any Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in Sections 5.01 (as it relates to the Borrowers only), 5.05(a), 5.12(c) or in Article VI;

(e) default shall be made in the (i) failure to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 5.12(a) within five (5) Business Days after the date the Lead Borrower has received written notice from the Administrative Agent that such Borrowing Base Certificate is overdue or (ii ) due observance or performance by Parent, any Borrower or any of their Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and in the case of this subclause (ii) such default shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrowers;

(f) (i) any event or condition occurs that (A) results in any Indebtedness in excess of the Threshold Amount becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders any Indebtedness in excess of the Threshold Amount or any trustee or agent on its or their behalf to cause any such Indebtedness in excess of the Threshold Amount to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Parent, any Borrower, or any of the Restricted Subsidiaries shall fail to pay the principal of any Indebtedness in excess of the Threshold Amount at the stated final maturity thereof; provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided further that any such failure is unremedied and not waived by the holders of such Indebtedness prior to the acceleration of the Loans pursuant to this Section 7.01;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of Parent, any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary), under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary) or (iii) the winding-up or liquidation of Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary) (except, in the case of any such Restricted Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Parent, any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary), shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of Parent, any Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Parent, any Borrower or any Restricted Subsidiary to pay one (1) or more final judgments aggregating in excess of the Threshold Amount (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Parent, any Borrower or any Restricted Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s) or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason cease to be, or shall be asserted in writing by Parent, any Borrower or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Parent, a Borrower and the Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Parent, any Borrower or any other Loan Party not to be (other than in a notice to the Administrative Agent to take requisite actions to perfect such Lien), a valid and perfected security interest (perfected as and having the priority required by any Supplemental Intercreditor Agreement, this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority, (iii) the Guarantees pursuant to the Security Documents by Parent, a Borrower or the Subsidiary Loan Parties of any of the Secured Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Parent or a Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Secured Obligations of a Borrower or the Guarantees pursuant to the Security Documents by Parent, a Borrower or the Subsidiary Loan Parties shall cease to constitute senior indebtedness under the subordination provisions of any indenture or other instruments, agreements and documents evidencing or governing any Permitted Debt Securities in excess of the Threshold Amount or such subordination provisions shall be invalidated or otherwise cease (in each case so long as such indenture, instrument, agreement or document is then in effect), or shall be asserted in writing by Parent, any Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, upon notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate, reduce or condition any Revolver Commitment, or make any adjustment to the Borrowing Base, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) require the Loan Parties to Cash Collateralize LC Obligations, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied); and in any event with respect to a Borrower described in paragraph (h) or (i) above, the Revolver Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Allocation. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, costs, expenses and indemnities owing to the Administrative Agent in its capacity as such pursuant to the terms of the Loan Documents;

(b) second, to payment in full of all amounts owing to any Swingline Lender on Swingline Loans;

(c) third, to payment in full of all amounts owing to any Issuing Bank with respect to any LC Disbursements or interest thereon and Issuing Bank Fees;

(d) fourth, to all Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees payable to the Lenders and arising under the Loan Documents ratably among them in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, to all Secured Obligations constituting interest and Letter of Credit Fees on the Loans, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (e) held by them;

(f) sixth, (i) to payment of all Secured Obligations constituting unpaid principal of the Loans, obligations of the Loan Parties then owing under Secured Bank Product Obligations and (ii) to Cash Collateralize that portion of LC Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to, ratably among the Lenders, the Issuing Banks and Secured Bank Product Providers, in proportion to the respective amounts described in this clause (f) held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to Cash Collateralize such LC Obligations, (y) amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the foregoing clause (ii) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 7.02; and

(g) seventh, to the payment of all other Secured Obligations of the Loan Parties that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Secured Obligations then owing to the Administrative Agent and the other Secured Parties.

Amounts shall be applied to each category of Secured Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology last reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. The allocations set forth in this Section 7.02 are solely to determine the rights and priorities of the Administrative Agent and the Secured Parties as among themselves, and may, except as set forth in the next sentence, be changed by agreement among them without the consent of any Loan Party. It is understood and agreed that (i) no Secured Bank Product Obligations (other than Noticed Hedges) shall be paid pursuant to this Section ahead of any other Obligations, and (ii) no Cash Collateralization of LC Obligations shall be paid prior to any fees, interest, or amounts due in respect of Swingline Loans, or to the Issuing Bank or the Administrative Agent, in each case, unless consented to by the Lead Borrower. If any monies remain after distribution to all of the categories above, such monies shall be returned to the Borrowers.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment, Authority and Duties of the Administrative Agent.

(a) Appointment and Authority. Each Secured Party hereby irrevocably appoints and designates M&T as the Administrative Agent under all Loan Documents and M&T hereby accepts such appointments. The Administrative Agent may, and each Secured Party authorizes the Administrative Agent to, enter into all Loan Documents to which the Administrative Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of such provisions. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as the Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. No Secured Party shall have any right individually to take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship with any Secured Party, Participant or other person, by reason of any Loan Document or any transaction relating thereto. The Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory, whether to impose or release any Availability Reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Lender or other person for any error in judgment. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrowers or any of their respective Subsidiaries or Affiliates. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Duties. The Administrative Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon the Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders or the Required Revolver Lenders in accordance with this Agreement. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability, if the Administrative Agent is not indemnified to its satisfactory, or that is contrary to any Loan Document or applicable legal requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or any other insolvency law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under the Bankruptcy Code any other debtor relief law, and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose or shall be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries or any of their Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.08) or (B) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.

(c) Agent Professionals. The Administrative Agent may perform its duties through agents and employees. The Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider. None of the Administrative Agent nor any of its Related Parties or Agent Professionals shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents. The exculpatory, indemnification and other provisions of this Article VIII shall apply to the Administrative Agent, each Related Party of the Administrative Agent and each Agent Professional and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any Related Party of the Administrative Agent or any Agent Professional, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(d) Instructions of Required Lenders. The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by the Administrative Agent in connection with any act. The Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific Lenders or Secured Parties shall be required to the extent provided in Section 9.08(b). In no event shall the Administrative Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any of its Related Parties to personal liability.

SECTION 8.02. Agreements Regarding Collateral and Field Examination Reports.

(a) Possession of Collateral. The Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.

(b) Reports. The Administrative Agent shall promptly forward to each Revolver Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for the Administrative Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (a) that neither M&T nor the Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that the Administrative Agent or any other person performing any audit or examination will inspect only specific information regarding the Collateral and will rely significantly upon the Borrowers’ books and records as well as upon representations of the Borrowers’ officers and employees; and (c) to keep all Reports confidential in accordance with Section 9.16 and not to distribute or use any Report in any manner other than administration of the Revolver Loans and other Obligations. Each Lender shall indemnify and hold harmless the Administrative Agent and any other person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of the Administrative Agent furnishing a Report to such Revolver Lender.

SECTION 8.03. Reliance By the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and upon the advice and statements of Agent Professionals. The Administrative Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. The Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any such delay in acting. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel, independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

SECTION 8.04. Action Upon Default. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article IV, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except with the written consent of the Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

SECTION 8.05. Payments Received by Defaulting Lender. If a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Administrative Agent for application under Section 2.22 and it shall provide a written statement to the Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of the Administrative Agent.

SECTION 8.06. Limitation on Responsibilities of the Administrative Agent. (a) The Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Loan Documents. The Administrative Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Secured Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Secured Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

(b) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. Neither the Lead Arranger nor the Administrative Agent shall be obligated to ascertain or inquire as to whether any Person is, or have any responsibility or liability for monitoring the list or identities of or enforcing provisions relating to, Disqualified Institutions.

SECTION 8.07. Successor Administrative Agent.

(a) Resignation; Successor Administrative Agent. The Administrative Agent may (a) resign with the written consent (not to be unreasonably withheld, conditioned or delayed) of the Lead Borrower (with no such consent required if an Event of Default has occurred and is continuing) and (b) if at any time the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, be removed by the Lead Borrower, in each case by giving at least 30 days written notice thereof to Lenders, the Issuing Banks, the Lead Borrower and the Administrative Agent, as applicable. Upon receipt of such notice or resignation, Required Lenders shall have the right, in consultation with and with the consent of the Lead Borrower (not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $1,000,000,000 and (provided no Event of Default exists under Sections 7.01(b), 7.01(h) (with respect to the Borrowers only) and 7.01(i) (with respect to the Borrowers only) is subject to the approval of the Borrowers. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, then the Administrative Agent may appoint a successor agent from among the Lenders or, if no Lender accepts such role, the Administrative Agent may appoint the Required Lenders as successor Administrative Agent; provided that (x) in the case of a resignation, if such Administrative Agent shall notify the Borrowers and the Lenders that no qualifying person has accepted such appointment or (y) in the case of a removal, the Lead Borrower notifies the Required Lenders that no qualifying person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly (and each Lender and Issuing Bank will cooperate with the Lead Borrower to enable the Lead Borrower to take such actions), until such time as the Required Lenders or the Lead Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Article VIII. Upon acceptance by a successor Administrative Agent of an appointment to serve as the Administrative Agent hereunder, or upon appointment of Required Lenders as successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Section 8.15. The fees payable by the Lead Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. Notwithstanding any Administrative Agent’s resignation, the provisions of this Section 8.07 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Administrative Agent. Any successor to M&T by merger or acquisition of stock or this loan shall continue to be the Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

(b) Separate Collateral Administrative Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, the Administrative Agent may appoint, subject to the approval of the Lead Borrower (such approval not to be unreasonably withheld or delayed), an additional person who is not so limited, as a separate collateral agent or co-collateral agent. If the Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to the Administrative Agent under the Loan Documents shall also be vested in such separate agent. Secured Parties shall execute and deliver such documents as the Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Administrative Agent until appointment of a new agent.

SECTION 8.08. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and, with respect to the Revolver Lenders only, participate in Standby LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Loan Parties. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Secured Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and, with respect to the Revolver Lenders only, participating in Standby LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly required to be furnished to or expressly requested by a Lender, the Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to the Administrative Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of the Administrative Agent and its respective Affiliates.

SECTION 8.09. Remittance of Payments and Collections.

(a) Remittances Generally. All payments by any Lender to the Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Administrative Agent and request for payment is made by the Administrative Agent by 11:00 a.m. (New York City time) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (New York City time) on such day, and if request is made after 11:00 a.m. (New York City time), then payment shall be made by 11:00 a.m. (New York City time) on the next Business Day. Payment by the Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by the Administrative Agent. Any such payment shall be subject to the Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

(b) Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by the Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Secured Party to the Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Administrative Agent pursuant to Section 2.22.

(c) Recovery of Payments. If the Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Administrative Agent from a Loan Party and such related payment is not received, then the Administrative Agent may recover such amount from each Secured Party that received it. If the Administrative Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Administrative Agent to any Secured Obligations are later required to be returned by the Administrative Agent pursuant to Applicable Law, each Lender shall pay to the Administrative Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

SECTION 8.10. The Administrative Agent in its Individual Capacity. As a Lender, M&T shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include M&T in its capacity as a Lender. M&T and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if M&T were not the Administrative Agent hereunder, without any duty to account therefor to the Lenders. In their individual capacities, M&T and its Affiliates may receive information regarding Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that M&T and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

SECTION 8.11. Administrative Agent Titles. Each Lender, other than M&T, that is designated (on the cover page of this Agreement or otherwise) by M&T as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders in their capacity as such, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

SECTION 8.12. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to the Administrative Agent of a Bank Product, agrees to be bound by this Article VIII. Each Secured Bank Product Provider shall indemnify and hold harmless the Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

SECTION 8.13. Survival. This Article VIII shall survive Full Payment of the Obligations. Other than Sections 8.01, 8.04 and 8.07, this Article VIII does not confer any rights or benefits upon Borrowers or any other person. As between Borrowers and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 8.14. Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.18, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 8.14, the term “Lender” includes any Issuing Bank and any Swingline Lender.

SECTION 8.15. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Lead Arranger in its capacity as such (to the extent not reimbursed by Parent or the Borrowers and without limiting the obligation of Parent or the Borrowers to do so), each in an amount equal to its pro rata share (based on its applicable outstanding Loans in effect on the date on which indemnification is sought under this Section 8.15 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Administrative Agent or Lead Arranger in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Administrative Agent or Lead Arranger under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR ANY RELATED PARTIES); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Administrative Agent’s or Lead Arranger’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.16. Intercreditor Agreements The Administrative Agent is authorized to enter into any intercreditor agreement on terms reasonably satisfactory to the Administrative Agent contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that any Additional Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement which is reasonably satisfactory to the Administrative Agent and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, (including “.pdf” or “.tif”) pursuant to the terms of this Agreement, as follows:

(i) if to any Loan Party, to Ollie’s Holdings, Inc., 6295 Allentown Blvd., Suite 1, Harrisburg, PA 17112, Attention: John Swygert, Chief Financial Officer, Telecopier: (717) 525-6883, Electronic Address: jswygert@ollies.us, Web Address: www.ollies.us, with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153, Attention: Andrew Colao, Telecopier: (212) 310-8830, Electronic Address: andrew.colao@weil.com;

(ii) if to the Administrative Agent, to Manufacturers and Traders Trust Company, 25 South Charles Street, 18th Floor, Baltimore, MD 21201, Attention: Maryanne Gruys, Asset Based Finance, Telecopier: 410-244-4960, Electronic Address: mgruys@mtb.com;

(iii) if to an Issuing Bank, to it at the address, fax number or electronic address set forth separately in writing; or

(iv) if to a Lender, to it at the address, fax number or electronic address set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and secured internet or intranet websites, including the Platform) pursuant to procedures set forth herein or approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by fax or (to the extent permitted by paragraph (b) above) electronic means or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. For the avoidance of doubt, a notice or communication delivered by electronic means shall be deemed to have been received by the recipient on the date (unless received after 4:00 p.m. Local Time, in which case on the Business Day following the date) of the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement).

(d) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Survival of Agreement. All representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, and shall continue in full force and effect so long as any Obligations are outstanding. Without prejudice to the survival of any other agreements contained herein, obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities contained herein (including pursuant to Sections 2.16, 2.18 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit, and the termination of the Commitments or this Agreement, limited in the manner set forth herein.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Parent, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Parent, the Borrowers, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise permitted by Section 6.05, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolver Commitments and the Loans at the time owing to it) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Revolver Commitment) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Lead Borrower, provided that no consent of the Lead Borrower shall be required (i) if an Event of Default under Section 7.01(b) or (c) or (with respect to any Borrower only) Section 7.01(h) or (i) has occurred and is continuing or (ii) if such assignment is to a Lender, an affiliate of a Lender or a Related Fund in respect of a Lender (for purposes of clarity, it is understood that no assignment may be made to a Disqualified Institution);

(B) the Administrative Agent; and

(C) the Issuing Banks and the Swingline Lender; provided, that no consent of the Issuing Bank and the Swingline Lender shall be required for an assignment for all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolver Commitments, Revolver Loans or Term Loans, the amount of the Revolver Commitments, Revolver Loans or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless each of the Lead Borrower and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administration Agent); and

(C) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable tax form required under Section 2.18(e).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) below and subject to clause (f) below, from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05 as well as any fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04. To the extent that an assignment of all or any portion of a Lender’s Term Loans or Revolver Commitments and related outstanding Obligations pursuant to Section 2.20 or this Section 9.04 would, at the time of such assignment, result in increased costs under Section 2.16, 2.18 or 2.21 from those being charged by the respective assigning Lender, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolver Commitments of, and principal amount (and stated interest thereon) of the Term

Loans, Revolver Loans and the LC Obligations owing to, each Lender or Issuing Bank, as applicable, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice. Neither the Lead Arranger nor the Administrative Agent shall be obligated to ascertain or inquire as to whether any Person is, or have any responsibility or liability for monitoring the list or identities of or enforcing provisions relating to, Disqualified Institutions.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee (subject to clause (f)), the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and any applicable tax form required under Section 2.18(e), and any written consent to such assignment required by clause (i) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c) (i) Any Lender may, without the consent of the Lead Borrower, the Swingline Lender, any Issuing Bank or the Administrative Agent, sell participations to one (1) or more banks or other entities (other than to any Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolver Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i) through (vi) of the first proviso to Section 9.08(b). Subject to paragraph (c)(ii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations with respect thereto) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loans, Revolver Commitments, Revolver Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loans, Revolver Commitment, Revolver Loan, Letter of Credit or other obligation is in registered form under

Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent expressly acknowledging such Participant may receive a greater benefit. A Participant shall not be entitled to the benefits of Section 2.18 to the extent such Participant fails to comply with Section 2.18(e) as though it were a Lender.

(d) Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrowers, pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee (including any Eligible Assignee) for such Lender as a party hereto.

(e) The Borrowers, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) If any assignment or participation under this Section 9.04 is made (or attempted to be made) (i) to a Disqualified Institution without the Borrowers’ prior written consent or (ii) to the extent the Borrowers’ consent is required under the terms of this Section 9.04, to any other person without the Borrowers’ consent, then such assignment or participation shall be void ab initio, and the Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrowers at equity or law without posting a bond or presenting evidence of irreparable harm. Each Lender acknowledges and agrees that the Borrowers would suffer irreparable harm if such Lender breaches any of its obligations under Sections 9.04(a) or 9.04(d) insofar as such Sections relate to any assignment, participation or pledge to a Disqualified Institution or an Affiliate of a Disqualified Institution without the Borrowers’ prior written consent.

(g) Notwithstanding anything to the contrary contained herein, (x) any Term Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender (other than Parent or any of its Subsidiaries) and (y) Parent, the Borrowers and any of their Restricted Subsidiaries may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Term Lenders on a pro rata basis in accordance with customary procedures to be agreed between the applicable Affiliated Lender or the Lead Borrower, as the case may be, and the Administrative Agent; or (2) open market purchases, in each case with respect to clauses (x) and (y) of this Section 9.04(g), without the consent of the Administrative Agent; provided that:

(i) any Term Loans acquired by Parent, the Borrowers or any of their Subsidiaries shall be retired and cancelled immediately upon the acquisition thereof; provided that upon cancellation of such Term Loans the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.11(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so canceled;

(ii) any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Parent or any of its Subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Term Loans shall be retired and cancelled promptly upon such contribution); provided that upon cancellation of such Term Loans, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution by the full par value of the aggregate principal amount of the Term Loans so contributed and canceled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.11(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so contributed and canceled;

(iii) in connection with any Dutch auction, such Affiliated Lender shall provide, as of the date of the effectiveness of such purchase, a customary representation and warranty that there is no material non-public information with respect to Parent, the Borrowers, their Subsidiaries or their respective securities at such time that (A) has not been disclosed to the assigning Term Lender prior to such date or (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Term Lender’s decision to assign Term Loans to such Affiliated Lender (in each case other than because such assigning Lender does not wish to receive material non-public information with respect to Parent, the Borrowers, their Subsidiaries or their respective securities);

(iv) each Affiliated Lender shall identify itself as such in the applicable Assignment and Acceptance;

(v) after giving effect to such assignment and to all other assignments with all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof);

(vi) in connection with any assignment effected pursuant to a Dutch auction or an open market purchase conducted by Parent, the Borrowers or any of the Restricted Subsidiaries, (A) Indebtedness under the Revolver Facility shall not be utilized to fund such assignment and (B) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of bids for the Dutch auction or open market purchase;

(vii) by its acquisition of Term Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote, except that such Affiliated Lender shall have the right to vote (and the loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all affected Lenders, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without consent of such Affiliated Lender;

(B) the Administrative Agent shall vote on behalf of such Affiliated Lender in the event that any proceeding under Sections 1126 or 1129 of the Bankruptcy Code shall be instituted by or against the Borrowers or any Restricted Subsidiary, or alternatively, to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, in each case except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in a disproportionate adverse manner to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders; and

(C) Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one (1) or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article II) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Agent hereunder with respect to any duties or obligations or alleged duties or obligations of such Agent under the Credit Documents (except with respect to rights expressly retained under this Section 9.04(g) which are not so waived); and (D) it shall not have any right to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’ attorney-client privilege.

(h) Notwithstanding anything to the contrary contained herein, any Term Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to a Debt Fund Affiliate, and any Debt Fund Affiliate may, from time to time, purchase Term Loans on a non-pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis pursuant to customary procedures to be agreed between the Debt Fund Affiliate and the Administrative Agent (or other applicable agent managing such auction) or open market purchases; provided that Debt Fund Affiliates shall not account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment, modification or waiver pursuant to Section 9.08.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrowers agree to pay within thirty (30) days of demand thereof (together with backup documentation supporting such request) (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger and their respective Affiliates in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent, the Lead Arranger and their respective Affiliates in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Lead Borrower (other than due diligence and Collateral examinations performed in accordance with the terms of the Credit Agreement or undertaken during an Event of Default, which shall not require the approval of the Lead Borrower) and the reasonable and documented out-of-pocket fees, disbursements and charges for no more than one (1) outside counsel and, if necessary one (1) local counsel in each relevant jurisdiction where Collateral is located for such persons, taken as a whole and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to such persons) or in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger, the Issuing Bank, any Lender or any of their respective Affiliates in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent and the Lead Arranger, and, if necessary the reasonable out-of-pocket fees, charges and disbursements of one (1) counsel to such persons and, if reasonably necessary, one (1) local counsel per relevant jurisdiction to such persons, taken as a whole and in the case of actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to such persons).

(b) The Borrowers agree to indemnify, on a joint and several basis, the Administrative Agent, the Lead Arranger, each Issuing Bank, each Lender and each of their respective Affiliates, successors and assigns and the directors, trustees, officers, employees, advisors, controlling persons and agents of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket costs and related expenses (limited in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one (1) counsel to all Indemnitees, taken as a whole, and, if reasonably necessary, one (1) local counsel in each relevant material jurisdiction to the Administrative Agent or Lead Arranger, taken as a whole, and, in the case of an actual or potential conflict of interest, one (1) additional counsel to all affected Indemnitees, taken as a whole) incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions (including the payment of the Transaction Costs) and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding (x) relating to any of the foregoing, whether or not any Indemnitee is a party thereto or (y) arising under Environmental Law and relating to the Lead Borrower or any of its Subsidiaries or any of their actions, operations or property (owned or leased) or other assets, including the presence or Release of and Hazardous Materials at any time on or from such property or assets, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses (x) are determined by a judgment of a court of competent jurisdiction in a final and non-appealable judgment to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or material breach by, such Indemnitee, (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the

Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Sponsor, any Borrower or any of their Subsidiaries. The Borrowers shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without the Borrowers’ written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Borrowers shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if such proceeding was settled with the written consent of a Borrower or such settlement is entered into in connection with a final and non-appealable judgment by a court of competent jurisdiction, subject to, in each case, the Borrowers’ right in this Section 9.05 to claim an exemption from such indemnity obligations. A Borrower shall not, without the prior written consent of any Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee could have sought indemnifications hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee (and its Related Parties) from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault or culpability on behalf of any Indemnitee (or its Related Parties). To the extent permitted by Applicable Law, each party hereto hereby waives for itself (and, in the case of a Borrower, for each other Loan Party) any claim against any Loan Party, any Lender, any Administrative Agent, any Lender Party, the Lead Arranger, and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto (and in the case of a Borrower on behalf of each other Loan Party) hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit such Borrower’s indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the termination of the Revolver Commitments, the expiration of any Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) This Section 9.05 shall not apply to Taxes other than Taxes arising from a non-Tax claim.

(d) Notwithstanding the foregoing paragraphs in this Section, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage, liability or cost or related expense of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Parties), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section that is attributable to expenses incurred in relation to the set or omission of such Indemnitee which is the subject of such finding.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent or the Required Lenders, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Parent, any Borrower or any Subsidiary Loan Party (and such Lender or Issuing Bank will provide prompt notice to such Loan Party) against any of and all the obligations of Parent or the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Parent, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Parent, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.23 with respect to any Incremental Facility, Section 2.24 with respect to any Extension and Sections 9.08(d) and 9.08(e) with respect to any Replacement Term Loans or Replacement Revolver Facility, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrowers and the Required Lenders (or in respect of any waiver, amendment or modification of Section 4.02 after the Closing Date to the extent applicable to Revolving Commitments, the Required Revolver Lenders voting as a single class, rather than the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the

Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity date of, or the due date of any payment of interest or fees, or decrease the rate of interest or the amount of fees owed on, any Loan or any LC Disbursement, or extend the stated expiration of any Letter of Credit beyond the latest Revolver Termination Date, without the prior written consent of each Lender directly and adversely affected thereby; provided, that (x) consent of Required Lenders is not expressly required for any waiver, amendment or modification contemplated by this clause (i), (y) any amendment to the Total Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or the component definitions thereof shall not constitute a reduction in the rate of interest for purposes of this clause (i) (but any such amendment shall require the consent of the Required Lenders as provided in this 9.08(b)) and (z) waiver or reduction of interest at the Default Rate shall be effective with the consent of the Required Lenders (and shall not require the consent of each directly and adversely affected Lender),

(ii) increase the Revolver Commitment of any Revolver Lender (other than with respect to any Incremental Revolver Facility or Extended Revolver Commitment to which such Lender has agreed) without the prior written consent of such affected Revolver Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Revolver Commitments shall not constitute an increase of the Revolver Commitments of any Revolver Lender),

(iii) extend the Revolver Commitment of any Revolver Lender without the prior written consent of such Revolver Lender or decrease the Unused Line Fees, Letter of Credit fees or Issuing Bank Fees without the prior written consent of each Revolving Lender or each Issuing Bank, as applicable (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Revolver Commitments shall not constitute an increase or extension of maturity); provided, that (x) consent of Required Lenders or the Required Revolver Lenders is not expressly required for any waiver, amendment or modification contemplated by this clause (iii) and (y) any amendment to the Total Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or the component definitions thereof shall not constitute a reduction in the Unused Lines Fees for purposes of this clause (iii) (but any such amendment shall require the consent of the Required Lenders as provided in this 9.08(b)),

(iv) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Term Loan is due without the prior written consent of each Term Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults, Events of Default or mandatory prepayments shall not constitute any such extension, waiver or reduction); provided that consent of Required Lenders is not expressly required with respect to any waiver, amendment or modification contemplated by this clause (iv),

(v) except to the extent necessary to give effect to the express intentions of this Agreement (including Sections 2.23, 2.24, 9.04, 9.08(d) and 9.08(e)), which, in respect of any amendment or modification to effect such express intentions, shall be effective with the consent of the Required Lenders, amend or modify the provisions of Section 2.19(b), (c) or (f) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender,

(vi) amend or modify the provisions of Section 7.02, Sections 9.08(a), (b) or (c) or reduce the voting percentage set forth in the definition of “Required Lenders”, “Required Revolver Lenders” or “Supermajority Revolver Lenders,” without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any Incremental Loans, any Incremental Facility, any Extended Revolver Commitments (and the related credit exposure), any Extended Term Loans, any Replacement Revolver Facility, any Replacement Term Loans and additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or Required Revolver Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vii) release all or substantially all the Collateral (it being understood that a transaction permitted under Section 6.05 shall not constitute a release of all or substantially all of the Collateral), or release all or substantially all of the value of the Guarantees (except as otherwise permitted herein (including in connection with a transaction permitted under Section 6.05) or in the other Loan Documents) under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(viii) change the definition of the terms “Availability” or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Account,” “Eligible Inventory,” “Eligible Credit Card Receivables,” “Eligible Letter of Credit Inventory” and “Eligible In-Transit Inventory”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased, without the prior written consent of the Supermajority Revolver Lenders; provided that the foregoing shall not limit the discretion of the Administrative Agent to use its Credit Judgment to change, establish or eliminate any Availability Reserves or to add Accounts and Inventory acquired in a Permitted Business Acquisition to the Borrowing Base as provided herein,

(ix) increase the percentages set forth in the term “Borrowing Base” or add any new classes of eligible assets thereto without the prior written consent of the Supermajority Revolver Lenders, or

(x) waive, amend or modify Section 4.02 or any condition precedent to a Credit Extension (other than an initial Credit Extension on the Closing Date) under the Revolver Facility without the prior written consent of the Required Revolver Lenders; provided that consent of Required Lenders is not expressly required with respect to any waiver, amendment or modification contemplated by this clause (x), provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank acting as such at the effective date of such agreement or the Swingline Lender, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Revolver Commitments of such Lender may not be increased or extended without the consent of such Lender and (y) the principal and accrued and unpaid interest of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

(c) Without the consent of any Lead Arranger, Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with Applicable Law.

(d) Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or replacement of all or any portion of the outstanding Term Loans, Extended Term Loans, Incremental Term Loans or then existing Replacement Term Loans held by all Lenders under the applicable Class (such loans, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”); provided that

(i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus the amount of accrued interest and premium thereon, and underwriting discounts, fees, commissions and expenses associated therewith),

(ii) such Replacement Term Loans have a final maturity date equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Replaced Term Loans at the time of such refinancing,

(iii) if any such Replacement Term Loans are secured, they shall not be secured by any assets other than the Collateral,

(iv) if any such Replacement Term Loans are guaranteed, they shall not be guaranteed by any person other than the Guarantors,

(v) any Replacement Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the Term Loans (and any other Incremental Term Loans, Extended Term Loans or Replacement Term Loans then subject to ratable repayment requirements), in each case as agreed by the Borrowers and the Lenders providing the relevant Replacement Term Loans,

(vi) such Replacement Term Loans shall have pricing (including interest, fees and premiums) and, subject to preceding clause (E), optional prepayment and redemption terms as may be agreed to by the Borrowers and the Lenders providing such Replacement Term Loans,

(vii) no Default or Event of Default shall exist immediately prior to or after giving effect to the effectiveness of such replacement,

(viii) the other terms and conditions of such Replacement Term Loans (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity date, subject to preceding clauses, (B), (C), (E) and (F)) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Lead Borrower) to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the latest Term Maturity Date (in each case, as of the date of incurrence of such Replacement Term Loans)), and

(ix) any Lender or, with the consent of the Lead Borrower and, to the extent such consent would be required under Section 9.04 with respect to an assignment of Term Loans to such person, the consent of the Administrative Agent (which consent shall not be unreasonably withheld), any person that would be an Eligible Assignee may provide such Replacement Term Loans; provided further that (i) any Non-Debt Fund Affiliate shall be permitted (without Administrative Agent consent) to provide such Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, any such Non-Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such persons under Section 9.04 as if such Replacement Term Loans were Term Loans obtained by way of assignment and (ii) any Debt Fund Affiliate shall be permitted to provide any Replacement Term Loans, provided that in connection therewith, such Debt Fund Affiliate shall be subject to the restrictions applicable to Debt Fund Affiliates under Section 9.04 as if such Replacement Term Loans were Term Loans obtained by way of assignment.

(e) Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Revolver Facility (as defined below) to permit the refinancing, replacement or modification of all of the Revolver Facility, Extended Revolver Facility and then-existing Replacement Revolver Facility (such Loans, the “Replaced Revolver Facility”) with a replacement revolving facility hereunder (“Replacement Revolver Facility”); provided, that (i) the aggregate amount of such Replacement Revolver Facility shall not exceed the aggregate principal amount of such Replaced Revolver Facility (plus (A) the amount permitted under Sections 6.01(a), (o), (p) and (y) in accordance with the terms thereof and (B) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (ii) the terms of any Replacement Revolver Facility are, as of the date of incurrence of such Replacement Revolver Facility, not (excluding pricing, fees, rate floors, premiums and optional prepayment or redemption terms), taken as a whole, materially more favorable to the lenders providing such Replacement Revolver Facility than those applicable to the Replaced Revolver Facility (other than any covenants or other provisions applicable only to periods after the Revolver Termination Date) and (iii) any Lender or, with the consent of the Borrowers and, to the extent such consent would be required under Section 9.04 with respect to an assignment of Revolver Loans or Revolver Commitment to such person, the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender (which consent shall not be unreasonably withheld), any Eligible Assignee that may hold Revolving Commitments or Revolving Loans may provide such Replacement Revolver Facility.

(f) Notwithstanding anything to the contrary contained in this Section 9.08 or any Loan Document, (i) the Borrowers and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrowers and the Administrative Agent to effect the provisions of Sections 2.23, 2.24, 9.08(d) or 9.08(e), (ii) if the Administrative Agent and the Borrowers have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and (iii) guarantees, collateral security documents and related documents executed by Parent, the Borrowers or Subsidiary Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan or participation in any L/C Disbursement, together with all fees and charges that are treated as interest under Applicable Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with Applicable Law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, and their respective successors and assigns permitted hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS

WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12. Severability. In the event any one (1) or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one (1) contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or other electronic transmission (including by “.pdf” or “.tif”) shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Parent, any Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

SECTION 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and the Administrative Agent agrees that it shall maintain in confidence any information relating to Parent, the Borrowers and the other Loan Parties furnished to it by or on behalf of Parent, the Borrowers or the other Loan Parties (other than information that has become generally available to the public other than as a result of a disclosure by any such party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section except to the extent such Affiliate shall sign a written confidentiality agreement in favor of the Borrowers), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, self-regulatory authorities (including the National Association of Insurance Commissioners) or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded (in which case such Lender, such Issuing Bank or such Agent will promptly notify the Borrowers, in advance, to the extent permitted by Applicable Law or the rules governing the process requiring such disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) and shall use its commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (B) to its parent companies, affiliates, auditors, assignees, transferees and participants (so long as each such person shall have been instructed to keep the same confidential in accordance with provisions not less restrictive than this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section; provided that no such disclosure shall be made by such Lender, such Issuing Bank or such Agent or any of their respective Affiliates to any such person that is a Disqualified Institution), (C) to the extent applicable and reasonably necessary or advisable in order to enforce its rights under any Loan Document in a legal proceeding (in which case it shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (D) to any pledgee under Section 9.04(d) or any other existing or prospective assignee of, or existing or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or other provisions at least as restrictive as this Section 9.16), in each case other than a Disqualified Institution, (E) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), and (F) with the consent of the Borrowers. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents and any Swap Agreement to which a Lender Counterparty is a party.

SECTION 9.17. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any assets or all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in each case in a transaction not prohibited by Section 6.05 or in connection with an Unrestricted Subsidiary Designation or in connection with a pledge of the Equity Interests of joint ventures permitted by Section 6.02, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrowers and at the Borrowers’ expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 or in connection with an Unrestricted Subsidiary Designation and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Parent shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of. At the request of the Borrowers, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) (i) subordinate any Lien granted to the Administrative Agent (or any sub-agent or collateral agent) under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(a), (c), (i) or (j) and (ii) enter into intercreditor arrangements contemplated by Sections 6.01(g), (o), and (p), Sections 6.02(b), (c), (v), (z) and (aa) and the definition of “Permitted Refinancing Indebtedness.”

SECTION 9.18. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA PATRIOT Act.

SECTION 9.19. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other person or against or in payment of any or all of the Secured Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 9.20. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.21. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.22. Acknowledgements. Each of Parent and each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lender Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Lender Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Lender Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other person, (g) none of the Lender Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Loan Parties and the Lender Parties.

SECTION 9.23. Lender Action. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the authority to enforce rights and remedies hereunder and under the other Security Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Lenders and the Issuing Bank, (ii) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (iii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

SECTION 9.24. Reversal of Payments. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

BARGAIN PARENT, INC., as Parent

By:	/s/ John Swygert
Name:	John Swygert
Title:	Chief Financial Officer

OLLIE’S HOLDINGS, INC., as Lead Borrower

By:	/s/ John Swygert
Name:	John Swygert
Title:	Chief Financial Officer

OLLIE’S BARGAIN OUTLET, INC., as a
Borrower

By:	/s/ John Swygert
Name:	John Swygert
Title:	Chief Financial Officer

Signature Page to Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender, Lead Arranger and as Administrative Agent

By:	/s/ Hugh Giorgio
Name:	Hugh Giorgio
Title:	Managing Director

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Marianne T. Meil
Name:	Marianne T. Meil
Title:	Sr. Vice President

Signature Page to Credit Agreement

CITIZENS BANK OF PENNSYLVANIA, as Documentation Agent and as a Lender

By:	/s/ Edward A. Tosti
Name:	Edward A. Tosti
Title:	Vice President

Signature Page to Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ Matthew T. Ruschau
Name:	Matthew T. Ruschau
Title:	Assistant Vice President

Signature Page to Credit Agreement

FIRST COMMONWEALTH BANK, as a Lender

By:	/s/ Brian J. Sohocki
Name:	Brian J. Sohocki
Title:	Senior Vice President

Signature Page to Credit Agreement

SANTANDER BANK, N.A., as a Lender

By:	/s/ Michael Postupak
Name:	Michael Postupak
Title:	Senior Vice President

Signature Page to Credit Agreement

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Nick Gates
Name:	Nick Gates
Title:	S.V.P.

Signature Page to Credit Agreement

FIRST NIAGARA BANK, N.A., as a Lender

By:	/s/ John L. Allenson
Name:	John L. Allenson
Title:	First Vice President

Signature Page to Credit Agreement

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Michael Kiss
Name:	Michael Kiss
Title:	Vice President

Signature Page to Credit Agreement

CUSTOMERS BANK, as a Lender

By:	/s/ Travis L. Gray
Name:	Travis L. Gray
Title:	Senior Vice President

Signature Page to Credit Agreement

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swingline Loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is [an Affiliate]/[Related Fund] of [Identify Lender]]

3.	Lead Borrower:	OLLIE’S HOLDINGS, INC.

4.	Administrative Agent:	MANUFACTURERS AND TRADERS TRUST COMPANY, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein.

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Specify the Type and Class of Facilities under the Credit Agreement that are being assigned (eg, Revolving Loans, Incremental Term Loans, etc.).
[2]	Such amount not to be less than $5.0 million (except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund or in the case of an assignment of the entire remaining amount of a Class of the assigning Lender’s Commitments or Loans).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders thereunder.

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:
Electronic Address:	Electronic Address:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:
Electronic Address:	Electronic Address:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

[MANUFACTURERS AND TRADERS TRUST COMPANY,
as Administrative Agent

By:
Name:
Title:]

[Consented to:][5]

[OLLIE’S HOLDINGS, INC.

By:
Name:
Title:]

[Consented to:][6]

[MANUFACTURERS AND TRADERS TRUST COMPANY, as Issuing Bank and/or Swingline Lender

By:
Name:
Title:]

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Lead Borrower is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of each Issuing Bank and/or Swingline Lender is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of any Loan Party or any of their Subsidiaries or Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by the Loan Parties or any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender [or Issuing Bank][7] under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender [or Issuing Bank] thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender [or Issuing Bank] thereunder, (iv) it is not a Disqualified Institution, [(v) (A) it is an Affiliated Lender,[8] (B) it does not have any material non-public information with respect to Parent, the Borrowers, their subsidiaries and their respective securities that (w) has not been previously disclosed in writing to the Administrative Agent and the Assignor (other than because the Assignor does not wish to receive such material non-public information) and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, the Assignor’s decision to participate in the assignment effected pursuant to this Assignment and Acceptance Agreement,

[7]	Include if Assignee is becoming a Revolver Lender.
[8]	Only applicable if such Assignment and Acceptance relates solely to an assignment of Term Loans.

[and] (C) after giving effect to the assignment effected hereby, the aggregate principal amount of all Loans held by all Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of Term Loans outstanding (after giving effect to any substantially simultaneous cancellations thereof) [and (D) (x) Indebtedness under the Revolver Facility is not being utilized to fund such assignment and (y) no Default or Event of Default occurred or was continuing at the time of acceptance of bids for the Dutch Auction or open market purchase]9][10] and (vi) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (b) confirms it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender or Issuing Bank, and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender [or Issuing Bank].

2.	Payments. All payments with respect to the Assigned Interests shall be made as follows: From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	Effect of Assignment. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance Agreement and Section 9.04(g) of the Credit Agreement, have the rights and obligations of a Lender [or Issuing Bank] thereunder and under the other Credit Documents and shall be bound by the provisions thereof, [provided, however, the Assignee shall cancel and retire the respective Term Loans purchased pursuant hereto, (i) immediately, if the Assignee is the Parent, the Lead Borrower or any of their respective Subsidiaries or (ii) promptly upon contribution if the Assignee is any other Affiliated Lender and such Affiliated

[9]	Clause (D) is applicable only if the Assignee is the Parent, a Borrower or a Restricted Subsidiary.
[10]	Insert bracketed text if the Assignee is an Affiliated Lender. MNPI representation only required in context of Dutch auction.

Lender contributes the Term Loans to Parent or any of its Subsidiaries][11] and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

4.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective 3delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[11]	Insert bracketed text if the Assignee is an Affiliated Lender that is the Parent, the Lead Borrower or any of their respective Subsidiaries.

EXHIBIT B

FORM OF ADMINISTRATIVE QUESTIONNAIRE

I. Name(s) of the Borrower(s):

II. Legal Name of Lender for Signature Page:

III. Name of Lender for any eventual tombstone:

IV. Legal Address:

V. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel
Name:

Title:

Address:

Telephone:

Facsimile:

Email: Address:

VI. Lender’s Wire Payment Instructions:

Pay to:
(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

VII. Organizational Structure:

Foreign Branch, organized under which laws etc.

Lender’s Tax ID:

Tax withholding Form Attached (For Foreign Buyers)

☐ Form W-9 ☐ Form W-8 ☐ Form 4224 effective:

☐ Form 1001 ☐ W/Hold % Effective ☐ Form 4224 on file with Administrative Agent from previous current year’s transaction

VIII. Payment Instructions:

Servicing Site:

Pay To:

IX. Name of Authorized Officer:

Name:

Signature:

Date:

X. Institutional Investor Sub-Allocations

Institution Legal Name:

Fund Manager:

Sub-Allocations:

Exact Legal Name (for documentation purposes)	Sub-Allocation (Indicate US$)	Direct Signer to Credit Agreement (Yes / No)	Purchase by Assignment (Yes / No)	Date of Post Closing Assignment
1.

2.

3.

4.

5.

6.

7.

Total

Special Instructions

Please return this form, by fax, to the attention of [                    ], fax [                    ], no later than 5:00 p.m. New York City time, on [            ], 20[    ].

EXHIBIT C

FORM OF BORROWING REQUEST

Manufacturers and Traders Trust Company, as

Administrative Agent for the lenders referred to below,

25 South Charles Street, 18th Floor

Baltimore, MD 21201

Attention: [                    ]

[        ] [    ], 20[    ]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lead Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection with that request sets forth below the terms on which such Borrowing is requested to be made:

(A)	Borrower

(B)	Date of Borrowing (which is a Business Day)

(C)	Class of Borrowing[12]

(D)	Aggregate Amount of Borrowing[13]

(E)	Type of Borrowing[14]

(F)	Interest Period and the last day thereof[15]

(G)	Funds are requested to be disbursed to the applicable Borrower’s account with (Account No. ).

[12]	Specify Term Loan or Revolver Loan, as applicable.
[13]	Not less than $100,000 for ABR Loans and $1,000,000 for Eurodollar Loans (and in either case, in an integral multiple of $100,000).
[14]	Specify Eurodollar Borrowing or ABR Borrowing.
[15]	To be an Interest Period contemplated by definition of “Interest Period” in the Credit Agreement (with respect to Eurodollar Borrowings only).

[Remainder of page intentionally left blank]

The Lead Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of the requested Borrowing, the conditions to lending specified in Section[s] [4.01 and]16 [4.02]17 of the Credit Agreement have been satisfied.

OLLIE’S HOLDINGS, INC., as Lead Borrower

By:
Name:
Title:

[16]	Insert for Borrowing on the Closing Date.
[17]	Insert for Borrowing on the Closing Date and each other subsequent Borrowing.

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

Reference is made to the Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.07 of the Credit Agreement, the Lead Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of         /    /20    : [NTD: ALL CHANGES ARE CONSISTENT WITH SECTION 2.07(C).]

$[ , , ]	Eurodollar Borrowing consisting of a [18] Loan originally made on / /20 to be continued with an Interest Period of month(s).[19]

$[ , , ]	ABR Borrowing consisting of a [20] Loan originally made on / /20 to be converted to a Eurodollar Borrowing with an Interest Period of month(s).[21]

$[ , , ]	Eurodollar Borrowing consisting of a [22] Loan originally made on / /20 to be converted to ABR Borrowing.

The Lead Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default.

[18]	Insert Class of Loan (e.g., Revolver Loan, Term Loan)
[19]	To be an Interest Period contemplated by definition of “Interest Period” in the Credit Agreement.
[20]	Insert Class of Loan (e.g., Revolver Loan, Term Loan)
[21]	To be an Interest Period contemplated by definition of “Interest Period” in the Credit Agreement.
[22]	Insert Class of Loan (e.g., Revolver Loan, Term Loan)

Date: / /20	OLLIE’S HOLDINGS, INC., as Lead Borrower

By:
Name:
Title:

EXHIBIT E

FORM OF COLLATERAL AGREEMENT

[To be attached separately]

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

January 29, 2016

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF OLLIE’S HOLDINGS, INC., IN MY CAPACITY AS AN OFFICER AND NOT INDIVIDUALLY, AS FOLLOWS AS OF THE DATE HEREOF:

1. I am the chief financial officer of OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”).

2. Reference is made to the Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

3. I am generally familiar with the businesses and assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Lead Borrower pursuant to the Credit Agreement.

4. As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, (i) the sum of the debt (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Lead Borrower or its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Lead Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

The foregoing certifications are made and delivered as of the date first written above.

By:
Name:
Title:

EXHIBIT G

RESERVED.

EXHIBIT H

RESERVED.

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

        ,     , 20

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF OLLIE’S HOLDINGS, INC., IN MY CAPACITY AS AN OFFICER AND NOT INDIVIDUALLY, AS FOLLOWS AS OF THE DATE HEREOF:

1. I am a Financial Officer of OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”).

2. I have reviewed the terms of that Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Parent, the Lead Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which has been taken, is being taken, or proposes to be taken with respect to each such condition or event.

4. Set forth on Annex A hereto are reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio and the Total Leverage Ratio for the accounting period covered by the attached financial statements.

5. [Set forth on Annex A hereto are reasonably detailed calculations with respect to the Available Basket Amount and the Excluded Contributions as of the last day of the accounting period covered by the attached financial statements.]/[There is no change in the Available Basket Amount and/or the Excluded Contributions, as calculated of the last day of the accounting period covered by the attached financial statements, since the delivery of the compliance certificate dated [●].]23

[23]	Include, in each case, only if applicable

6. [Set forth on Annex A hereto are the (x) pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from the attached financial statements, (y) a list of each Immaterial Subsidiary as of the date of this Certificate and (z) a list of each Unrestricted Subsidiary as of the date of delivery of this Certificate.]24

7. [Set forth on Annex A hereto is a management’s discussion and analysis with respect to the attached financial statements.]25

8. [Set forth on Annex A hereto are reasonably detailed calculations of the Net Proceeds received during the accounting period covered by the attached financial statements by or on behalf of the Lead Borrower or any of the Restricted Subsidiaries subject to prepayment pursuant to Section 2.12(b) and the portions of such Net Proceeds that has been invested or are intended to be reinvested in accordance with the definition of “Net Proceeds.”]26

[THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

[24]	Include, in each case, only if applicable
[25]	If the Lead Borrower files a Form 10-K or Form 10-Q with the SEC that includes an MD&A, this paragraph 6 can be deleted.
[26]	Include with delivery of annual financial statements only, beginning with 2015 fiscal year

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered as of the date first written above pursuant to Section 5.04(c) of the Credit Agreement.

OLLIE’S HOLDINGS, INC.,
as Lead Borrower

By:
Name:
Title:

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [        ,     ] 20

[IF APPLICABLE, INCLUDE MATTERS SPECIFIED IN ITEMS 4 THROUGH 8]

EXHIBIT J

RESERVED.

EXHIBIT K

FORM OF

NEW LENDER SUPPLEMENT

SUPPLEMENT, dated                     , to the Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Credit Agreement provides in Section 2.23(b) thereof that any bank, financial institution or other entity may become a party to the Credit Agreement as a “Lender” thereunder with the consent (which consent shall not be unreasonably withheld) of the Lead Borrower and the Administrative Agent (and, in the case of any Incremental Revolver Facility, the Swingline Lender and any Issuing Bank) in connection with a transaction described in Section 2.23(a) thereof by executing and delivering to the Lead Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned now desires to become a party to the Credit Agreement as a “Lender” thereunder;

NOW, THEREFORE, the undersigned hereby agrees as follows:

1. The undersigned agrees to be bound by and shall be entitled to the benefits of the provisions of the Credit Agreement and the other Loan Documents, and agrees that it shall, on the date this Supplement is accepted by the Lead Borrower and the Administrative Agent, become a Lender for all purposes of the Credit Agreement and the other Loan Documents to the same extent as if originally a party thereto, with an Incremental [Term]/[Revolver] [Loan]/[Facility] [Commitment] of $        .

2. The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Supplement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (iv) if it is a Foreign Lender, attached to this Supplement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will be bound by the Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.27

3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[Signature page follows]

[27]	The foregoing paragraphs to be updated if such Lender will be an Issuing Bank.

IN WITNESS WHEREOF, the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Accepted this      day of             , 20    :

OLLIE’S HOLDINGS, INC., as Lead Borrower

By:
Name:
Title:

MANUFACTURERS AND TRADERS TRUST COMPANY as Administrative Agent

By:
Name:
Title:

EXHIBIT L-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Lead Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT L-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT L-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein.

Pursuant to the provisions of Section 2.18 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Lead Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Lead Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Lead Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:               , 20[     ]

EXHIBIT M

FORM OF NOTE

Date: [●]

FOR VALUE RECEIVED, the undersigned, hereby jointly and severally promise to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each [Loan]28 (as defined in the Credit Agreement) from time to time made by the Lender to the Borrowers (as defined below) under that certain Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrowers jointly and severally promise to pay interest on the aggregate unpaid principal amount of each [Loan] made by the Lender to the Borrowers under the Credit Agreement from the date of such [Loan] until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.

This Note (this “Note”) is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and of the other Loan Documents and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, as applicable, immediately due and payable all as provided in the Credit Agreement. [Loans] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.

Each Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[28]	Insert correct defined term for the applicable tranche of Loan to be evidenced by this Note.

IN WITNESS WHEREOF, each the undersigned has caused this Note to be duly executed and delivered by a duly authorized officer as of the date first written above.

OLLIE’S HOLDINGS, INC., as Lead Borrower

By:
Name:
Title:

OLLIE’S BARGAIN OUTLET, INC., as a Borrower

By:
Name:
Title:

[NAME OF OTHER BORROWERS, IF ANY]

EXHIBIT N

[Reserved].

EXHIBIT O

FORM OF BORROWING BASE CERTIFICATE

Date: [                    ]

Reference is made to the Credit Agreement, dated as of January 29, 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BARGAIN PARENT, INC., a Delaware corporation (“Parent”), OLLIE’S HOLDINGS, INC., a Delaware corporation (the “Lead Borrower”), OLLIE’S BARGAIN OUTLET, INC., a Pennsylvania corporation (“Ollie’s”), the other Subsidiaries of a Borrower listed on the signature pages thereto, as borrowers (and, together with the Lead Borrower and Ollie’s, collectively, the “Borrowers”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), MANUFACTURERS AND TRADERS TRUST COMPANY as Lead Arranger and MANUFACTURERS AND TRADERS TRUST COMPANY, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), and the other agents named therein. Terms used herein but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 5.12 of the Credit Agreement, the undersigned Financial Officer of the Lead Borrower hereby certifies that as of the close of business on the date set forth above, the Borrowing Base of the Borrowers is computed as set forth on Exhibit A attached hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

OLLIE’S HOLDINGS, INC., as Lead Borrower

By:
Name:
Title:

Exhibit A to Borrowing Base Certificate

Schedule 1.01(a)

Bank Product Debt

NONE.

1

Schedule 2.01

Commitments

Lender	Revolver Commitment
MANUFACTURERS AND TRADERS TRUST COMPANY	$23,333,333.33
CITIZENS BANK OF PENNSYLVANIA	$15,000,000.00
KEYBANK NATIONAL ASSOCIATION	$15,000,000.00
FIFTH THIRD BANK	$10,000,000.00
FIRST COMMONWEALTH BANK	$8,333,333.33
SANTANDER BANK, N.A.	$8,333,333.33
FIRST NATIONAL BANK OF PENNSYLVANIA	$6,666,666.67
FIRST NIAGARA BANK, N.A.	$5,000,000.00
THE HUNTINGTON NATIONAL BANK	$5,000,000.00
CUSTOMERS BANK	$3,333,333.34

Total:	$100,000,000.00

Lender	Term Commitment
MANUFACTURERS AND TRADERS TRUST COMPANY	$46,666,666.67
CITIZENS BANK OF PENNSYLVANIA	$30,000,000.00
KEYBANK NATIONAL ASSOCIATION	$30,000,000.00
FIFTH THIRD BANK	$20,000,000.00
FIRST COMMONWEALTH BANK	$16,666,666.67
SANTANDER BANK, N.A.	$16,666,666.67
FIRST NATIONAL BANK OF PENNSYLVANIA	$13,333,333.33
FIRST NIAGARA BANK, N.A.	$10,000,000.00
THE HUNTINGTON NATIONAL BANK	$10,000,000.00
CUSTOMERS BANK	$6,666,666.66

Total:	$200,000,000.00

2

Schedule 3.08(a)

Subsidiaries

Name	Jurisdiction	Percentage of each class of outstanding Equity Interests owned	Ownership
Ollie’s Holdings, Inc.	Delaware	100%	Bargain Parent, Inc.
Ollie’s Bargain Outlet, Inc.	Pennsylvania	100%	Ollie’s Holdings, Inc.

3

Schedule 3.17

Financing Statements and Other Filings

Name	Type of Filing	Office to File
Ollie’s Holdings, Inc.	UCC-1 Financing Statement	Delaware Secretary of State

Bargain Parent, Inc.	UCC-1 Financing Statement	Delaware Secretary of State

Ollie’s Bargain Outlet, Inc.	UCC-1 Financing Statement	Pennsylvania Department of State

4

Schedule 5.09

Mortgaged Properties; Specified Properties

Mortgaged Properties – None.

Specified Properties:

1.	3300 Espresso Way, York

2.	Ollie’s Store No. 32, Indiana, PA

3.	Brook Park Road, North Olmstead, OH (Ollie’s Store No. 71)

4.	350 Scarlet Avenue, Kennett Square, PA (Ollie’s Store No. 125)

5.	1420 W. O. Ezell Boulevard, Suite 500, Spartanburg, SC (Ollie’s Store No. 113)

6.	1523 Steve Reynolds Blvd., Commerce GA,

7.	South Meadow Square, Ithaca, NY (Ollie’s Store No. 130 or 136)

8.	4750 West Tilghman Street, Allentown PA (Ollie’s Store No. 9)

9.	2253 West Lancaster Pike, Cumru Township, PA (Ollie’s Store No. 15)

10.	Belle Vernon, PA (Ollie’s Store No. 38)

11.	Gihon Village Shopping Center, Parkersburg, WV (Ollie’s Store No. 50)

12.	Scranton, PA (Ollie’s Store No. 24)

13.	1495 East Franklin Boulevard, Gastonia, NC (Ollie’s Store No. 95)

14.	Clarksburg Terrace Plaza Shopping Center, Clarksburg, WV (Ollie’s Store No. 101)

15.	Mooresville Consumer Square, Mooresville, NC (Ollie’s Store No. 88)

16.	University Centre, Wilmington, NC (Ollie’s Store No. 127)

5

Schedule 5.12

Deposit Accounts

Owner	Bank	Account Number	Type of Account	Whether Account Will be Subject to a Control Agreement
Ollie’s Bargain Outlet, Inc.	M&T Bank	#	Deposit Account	Yes

Ollie’s Bargain Outlet, Inc.	First National Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	First Commonwealth Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	NexTier Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	PNC Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	Wells Fargo Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	BB&T Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	Chase Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	Sun Trust Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	Bank of America	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	Regions Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	Community Trust Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	Key Bank	#	Deposit Account	No

Ollie’s Bargain Outlet, Inc.	Northwest Savings Bank	#	Deposit Account	No

6

Schedule 5.16

Post-Closing Items

1.	Within ten (10) days after the Closing Date (or such longer periods as the Administrative Agent may agree in its sole discretion), the Borrowers shall cause to be delivered all insurance certificates necessary to satisfy the requirements of Section 5.02 of the Credit Agreement.

2.	Within thirty (30) days after the Closing Date (or such longer periods as the Administrative Agent may agree in its sole discretion), Borrowers shall cause to be delivered all insurance endorsements necessary to satisfy the requirements of Section 5.02 of the Credit Agreement.

The failure of any of the foregoing to be satisfied on or prior to the applicable time period set forth on this Schedule 5.16 shall not constitute an Event of Default under the Credit Agreement.

7

Schedule 6.01

Indebtedness

1. Amounts outstanding from time to time relating to a capital lease with Enterprise FM Trust.

8

Schedule 6.02

Liens

1.	Liens on assets that are subject to the capital lease listed in Item 1 on Schedule 6.01.

9

Schedule 6.04

Investments

NONE.

10

Schedule 6.07

Transactions with Affiliates

Leases

1.	Agreement of Lease dated as of August 7, 2003, by and between MBBF, L.P and Ollie’s Bargain Outlet, Inc.

2.	Agreement of Lease dated as of August 7, 2003, by and between Brooke Investments Co., LLC and Ollie’s Bargain Outlet, Inc.

3.	Agreement of Lease dated as of August 7, 2003, by and between BSA Enterprises and Ollie’s Bargain Outlet, Inc.

4.	Lease Agreement dated as of August 11, 2011 between Brooke Investments, LLC and Ollie’s Bargain Outlet, Inc.

5.	Agreement of Lease dated as of August 7, 2003, by and between MBBF, L.P and Ollie’s Bargain Outlet, Inc.

Other Affiliate Transactions

1.	Any arrangements entered into from time to time with Mark Butler for the use of his airplane.

11